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As filed with the Securities and Exchange Commission on October 27, 2004

Registration No. 333-119336

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Wornick Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2032 (Primary Standard Industrial Classification Code Number)	30-0225741 (I.R.S. Employer Identification No.)

and subsidiary guarantors
(see below)

The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 42542 (513) 794-9800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	Larry L. Rose
President and Chief Executive Officer
The Wornick Company
10825 Kenwood Road
Cincinnati, Ohio 42542
(513) 794-9800
(Name, address, including zip code,
and telephone number, including area code,
of agent for service)
Copies to:
David A. Sakowitz, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 (212) 294-6700	Benjamin M. Polk, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 (212) 756-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

10 7/8% Senior Secured Notes due 2011	$125,000,000	100%	$125,000,000	$15,838(2)

Guarantees of 10 7/8% Senior Secured Notes due 2011	$125,000,000	—	—	(3)

(1)
Calculated pursuant to Rule 457(f) under the Securities Act.

(2)
Previously paid by wire transfer.

(3)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Guarantees.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Additional Registrants

Exact name of additional registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
The Wornick Company Right Away Division (Guarantor)	Delaware	2032	35-2223696
Right Away Management Corporation (Guarantor)	Delaware	2032	36-4547729
The Wornick Company Right Away Division, L.P. (Guarantor)	Delaware	2032	32-0105479
The address of each of the additional registrants is 200 North 1st Street, McAllen, Texas 78501, (956) 687-9401.

PROSPECTUS

THE WORNICK COMPANY
$125,000,000
OFFER TO EXCHANGE
10 7/8% Senior Secured Notes due 2011
for any and all outstanding
10 7/8% Senior Secured Notes due 2011
of
The Wornick Company

The exchange offer will expire at 12:00 midnight, New York City time, on November 30, 2004, which is 20 business days after the commencement of the exchange offer, unless extended.

The Company:

  •
  We are the leading supplier of individual and group military field rations to the U.S. Department of Defense. We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers for our military and commercial customers.

The Issuer:

  •
  The Wornick Company, a Delaware corporation.

The Offering:

  •
  Offered securities: the securities offered by this prospectus are senior secured notes, which we are issuing in exchange for senior secured notes that we sold in our private placement that we consummated on June 30, 2004. The exchange notes are substantially identical to the original notes and are governed by the same indenture governing the original notes. Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

  •
  Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on November 30, 2004, which is 20 business days after the commencement of the exchange offer, unless extended.

The Exchange Notes:

  •
  Maturity: July 15, 2011.

  •
  Interest payment dates: semiannually on each January 15 and July 15, beginning on January 15, 2005.

  •
  Redemption: we can redeem the exchange notes on or after July 15, 2008, except we may redeem up to 35% of the exchange notes prior to July 15, 2007 with the proceeds of certain equity offerings. We are required to redeem the exchange notes under some circumstances involving changes of control, asset sales and excess cash flow.

  •
  Ranking: the exchange notes will be our senior secured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness, if any. The notes will be unconditionally guaranteed on a senior secured basis by each of our existing and future subsidiaries. The guarantees by our subsidiaries will rank equal in right of payment with all existing and future senior indebtedness of those subsidiaries and will rank senior in right of payment to all future subordinated indebtedness, if any, of those subsidiaries.

  •
  Security interest: the exchange notes and the guarantees will be secured by a security interest in our current and future assets and in the current and future assets of our subsidiaries (other than certain excluded assets). The lien on the collateral that secures the exchange notes and the guarantees will be contractually subordinated pursuant to an intercreditor agreement to the liens securing the indebtedness under our working capital facility.

  •
  Neither an exchange of an original note for an exchange note nor the filing of a registration statement with respect to the resale of the exchange notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

        See "Risk Factors," beginning on page 11, for a discussion of some factors that you should consider in connection with a decision to tender original notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2004

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to our offering of the exchange notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. We will provide such information to holders of original notes, without charge, upon written or oral request by contacting us at our address, 10825 Kenwood Road, Cincinnati, Ohio 45242, Attention: Secretary, or calling us at (513) 794-9800. To obtain timely delivery, holders of exchange notes must request the documents no later than November 22, 2004, which is five business days before the currently scheduled expiration date.

MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

TRADEMARKS

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the Homestyle Express®, Great Food Express™ and Asian Style Selections™ names. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

i

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will," or words or phrases of similar meaning. They may relate to, among other things:

  •
  our liquidity and capital resources;

  •
  our contracts with the U.S. Government;

  •
  the U.S. Department of Defense budget in general and U.S. military activity in particular;

  •
  our co-manufacturing plans;

  •
  competitive pressures and trends in our industry;

  •
  prevailing interest rates;

  •
  legal proceedings and regulatory matters;

  •
  other risks related to the notes (including the value of the collateral);

  •
  statements with respect to the Transactions (as defined herein);

  •
  general economic conditions; and

  •
  our development and expansion plans and expectations for the future.

        These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements and may adversely affect the value of and our ability to make payments on the notes. These risks and uncertainties may include those discussed in "Risk Factors." New risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect.

ii

PROSPECTUS SUMMARY

        The following prospectus summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. As used in this prospectus, all references to "Wornick," "we," "our," "us," "the Company" and all similar references are to The Wornick Company, a Delaware corporation, the issuer of the notes and its subsidiaries as a consolidated entity, unless otherwise expressly stated or the context otherwise requires.

Our Company

        We are the leading supplier of individual and group military field rations to the U.S. Department of Defense (the "DoD"). We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of Meals, Ready-to-Eat ("MREs"), Unitized Group Rations-A ("UGR-As") and the polymeric trays ("Tray-Packs") used in the Unitized Group Rations-Heat & Serve ("UGR-H&S") program. Our customers also include Kraft Foods Inc., Gerber Products Company, Quaker Oats Company, the Canadian Ministry of Defense, retail stores including Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., and grocery stores such as The Kroger Co., Publix Super Markets and Meijer. Given the elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and an anticipated continuation of high levels of U.S. military activity worldwide, we believe that the demand for our military food products will remain strong.

        We have become a leader in developing and commercializing thermostabilization technologies for processing and packaging foods using flexible and semi-rigid packaging. Our packaging technologies and stabilization processes prolong the shelf-life and enhance the quality of our products and have a broad range of applications. The stabilization processes we utilize include retort processing, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies. With our industry-leading technology and capabilities, we have developed innovative approaches to the manufacturing of entrées, side dishes and desserts, and we offer a turnkey food processing operation that allows us to manage a concept from product development to full-scale manufacturing through ultimate distribution.

Business Strengths

        We believe we have a strong competitive position in the prepared foods market as a result of a number of factors, including:

  •
  Leading Supplier to the DoD;

  •
  Expertise in Packaging and Stabilization Technologies;

  •
  Stable Base Business and Consistent Revenue Growth;

  •
  Turnkey Food Processing Solutions; and

  •
  Experienced Management Team.

Business Strategy

        The development of our business is based on the following key strategies:

  •
  Increasing Penetration of Existing Markets;

  •
  Expanding into New Markets;

  •
  Continuing to Develop New Products; and

  •
  Continuing to Improve Operations.

        The address of our principal executive offices is 10825 Kenwood Road, Cincinnati, Ohio 42542 and our telephone number is (513) 794-9800.

The Transactions

        On December 3, 2003, The Wornick Company, a Delaware corporation (the "Successor"), an acquisition vehicle formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C. ("Veritas Capital Management"), entered into an Assets Purchase and Sale Contract with The Wornick Company, a Nevada corporation (the "Predecessor"), and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The Assets Purchase and Sale Contract, as amended, provided for the purchase by the Successor and its subsidiaries, and the sale by the Predecessor and its subsidiaries, of the business of the Predecessor and its subsidiaries as a going concern, including substantially all of their operating assets, and the assumption of certain of the liabilities of the Predecessor and its subsidiaries (the "Acquisition"). The gross purchase price for the Acquisition, which is subject to a post-closing purchase price adjustment, is $155 million, of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent. The Acquisition closed on June 30, 2004.

        The Successor funded the Acquisition price and the related fees and expenses with the proceeds of its offering of 10 7/8% Senior Secured Notes due 2011 (the "original notes") and the equity investments in TWC Holding LLC, the parent of the Successor, as follows:

  •
  the purchase by the equity investors of Class A interests in TWC Holding LLC for $37.5 million in cash;

  •
  the contribution by TWC Holding LLC to the capital of the Successor of all cash received by it from the equity investors; and

  •
  gross proceeds to the Successor of $125 million from the issuance and sale of the original notes.

        The closing of the offering of the original notes occurred simultaneously with the closing of the Acquisition, our new working capital facility (described below) and the other financing transactions described above.

        We refer to the Acquisition, the offering, our entering into the new working capital facility and the other financing transactions described above collectively as the "Transactions."

        We entered into a senior secured revolving working capital credit facility of up to $25 million concurrently with the closing of the Acquisition and the offering. We have the option to pay interest on amounts borrowed under the facility at an annual adjustable interest rate calculated in accordance with the applicable promissory note.

        The chart below sets forth our organization following the consummation of the Transactions:

(1)
Entitles holders, as a group, to receive up to 7.875% of all distributions made by TWC Holding LLC after the holders of the Class A interests have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on November 30, 2004, unless we extend the exchange offer.
Registration Rights
In a registration rights agreement dated as of June 30, 2004, the holders of 10 7/8% Senior Secured Notes due 2011, which are referred to in this prospectus as the "original notes," were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the original notes that you hold for 10 7/8% Senior Secured Notes due 2011, which are referred to in this prospectus as the "exchange notes," with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your exchange notes.
Accrued Interest on the Exchange Notes and Original Notes
The exchange notes will bear interest from June 30, 2004. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those original notes accrued to the date of issuance of the exchange notes.
Condition to the Exchange Offer	The exchange offer shall not be subject to any conditions, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:
•
complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal and mail or otherwise deliver this documentation together with the original notes to the exchange agent; or
• arrange for The Depository Trust Company ("DTC") to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.
See "The Exchange Offer—Procedures for Tendering Original Notes."
Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	The tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your original notes. Accordingly, the liquidity of the original notes will be adversely affected.
Federal Tax Considerations
We believe that the exchange of the original notes for the exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for exchange notes will include the holding period for original notes, and the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the original notes exchanged. See "Material United States Federal Income Tax Consequences."
Exchange Agent	U.S. Bank National Association, trustee under the indenture under which the exchange notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "Description of Exchange Notes" contains a more detailed description of the terms and conditions of the exchange notes. In this subsection, "we," "us" and "our" refer only to Wornick, the issuer of the exchange notes, exclusive of its subsidiaries.

Issuer	The Wornick Company, a Delaware corporation.
Securities Offered	The form and terms of the exchange notes will be the same as the form and terms of the original notes except that:
• the exchange notes will bear a different CUSIP number from the original notes;
• the exchange notes will have been registered under the Securities Act of 1933, or the Securities Act, and therefore will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the exchange notes.
Maturity Date	July 15, 2011.
Interest Rate	We will pay interest on the exchange notes at an annual rate of 10 7/8%.
Interest Payment Dates	We will make interest payments on the exchange notes semiannually, on each January 15 and July 15, beginning January 15, 2005.
Guarantees	The exchange notes will be unconditionally guaranteed on a senior secured basis by our subsidiaries.
Ranking
The exchange notes will be our senior secured obligations, will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness, if any. The guarantees by our subsidiaries will rank equal in right of payment with all existing and future senior indebtedness of those subsidiaries and will rank senior in right of payment to all future subordinated indebtedness, if any, of those subsidiaries.
Security Interest
The exchange notes and the guarantees will be secured by a security interest in our current and future assets and in the current and future assets of our subsidiaries (other than certain excluded assets). The lien on the collateral that secures the exchange notes and the guarantees will be contractually subordinated pursuant to an intercreditor agreement to the liens securing the indebtedness under our working capital facility.
Optional Redemption	On or after July 15, 2008, we may redeem some or all of the exchange notes at any time and from time to time at the prices set forth in "Description of Exchange Notes—Optional Redemption."

Prior to July 15, 2007, we may redeem up to 35% of the original aggregate principal amount of the exchange notes at the prices set forth in "Description of Exchange Notes—Optional Redemption" with the net cash proceeds of certain equity offerings.
Excess Cash Flow Offer
Following each fiscal year, if we have excess cash flow (as defined) for such fiscal year, we will offer to purchase up to an aggregate principal amount of the exchange notes equal to 50% of such excess cash flow at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder From Excess Cash Flow."
Change of Control Offer
If a change of control occurs, the holders of the exchange notes will have the right to require us to repurchase their notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and any liquidated damages to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control."
Asset Sale Offer
If we sell assets or an event of loss occurs and we do not use the excess proceeds for specified purposes, we may be required to use such excess proceeds to offer to repurchase some of the exchange notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."
Basic Indenture Covenants	The indenture governing the exchange notes contains covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:
	•	incur indebtedness or issue preferred stock;
	•	pay dividends, redeem stock or make other distributions;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	create liens securing indebtedness;
	•	enter into transactions with affiliates;
	•	merge or consolidate; and
	•	transfer or sell assets.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Exchange Notes—Certain Covenants."

Exchange Offer; Registration Rights
You have the right to exchange the original notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy that right. The exchange notes will not provide you with any further exchange or registration rights.
Resales Without Further Registration
We believe that the exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes. We do not intend to list the exchange notes on any securities exchange.
Risk Factors
Investing in the exchange notes and participating in the exchange offer involve substantial risk. Investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors."

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The summary consolidated financial data of the Predecessor and its consolidated subsidiaries set forth below for each of the three fiscal years ended December 31, 2001, 2002 and 2003, has been derived from, and should be read together with, the Predecessor's audited historical consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The summary consolidated financial data of the Predecessor and its consolidated subsidiaries set forth below for the six-month periods ended July 5, 2003 and June 30, 2004 has been derived from, and should be read together with, the unaudited historical consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The summary historical balance sheet data of the Successor as of July 1, 2004 is derived from, and should be read together with, the unaudited consolidated balance sheet included elsewhere in this prospectus. All of the historical financial data should also be read in conjunction with "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Successor will conform its interim accounting periods to those of the Predecessor. As such, its fiscal interim period ended on July 3, 2004. The operating activity of the Successor for the period from July 1, 2004 through July 3, 2004, was not significant (primarily due to the fact that operations were substantially shut down during this three-day period to accommodate the acquisition and the July 4th holiday). For financial reporting purposes, the results of operations of the Successor for this period will be included in its interim fiscal period ended October 2, 2004.

	Fiscal Year Ended December 31,
				Six-Month Period Ended July 5, 2003	Six-Month Period Ended June 30, 2004
	2001	2002	2003
	(as restated)(1)	(as restated)(1)		(unaudited)
	(in thousands)
Income statement data:
Net sales	$94,191	$130,434	$318,370	$187,463	$80,924
Cost of sales	77,419	108,418	265,447	154,247	67,753

Gross profit	16,772	22,016	52,923	33,216	13,171
Selling, general and administrative expenses(2)	11,598	21,043	27,008	13,900	12,459

Operating profit	5,174	974	25,915	19,316	712
Net income	4,797	1,281	26,163	19,454	1,447
Other financial data:
Net cash provided by (used in) operating activities	$6,894	$2,933	$34,552	$13,639	$(472)
EBITDA(3)	7,953	3,454	29,195	21,020	2,468
Depreciation of property and equipment	1,223	1,632	2,300	1,020	1,387
Capital expenditures	6,225	6,046	12,526	7,464	2,383

Successor As of July 1, 2004
(unaudited) (in thousands)
Balance sheet data:
Cash and cash equivalents	$1,581
Property and equipment, net	30,321
Total assets	165,500
Total debt	128,000
Total stockholder's equity	37,500

(1)
As described in Note 2 to our historical consolidated financial statements included elsewhere in this prospectus, our financial statements as of December 31, 2001 and 2002 and for the years then ended have been restated to reflect additional stock compensation expense and the effects of applying purchase accounting to our 1995 change of ownership.

(2)
Includes (i) non-cash charges relating to compensation expense recorded in connection with the release of shares held by The Wornick Company Employee Stock Ownership Trust (the "ESOT") and allocated to the accounts of participants in The Wornick Company Employee Stock Ownership Plan (the "ESOP"), (ii) non-cash charges relating to stock option compensation expense and (iii) charges relating to other stock-based compensation. These charges totaled approximately $2.4 million, $11.6 million and $13.7 million in 2001, 2002, 2003, respectively, and $8.4 million and $6.3 million in the six-month period ended July 5, 2003 and June 30, 2004, respectively.

(3)
EBITDA is net income before income tax expense, interest expense, net, depreciation of property and equipment, amortization of intangibles and amortization of goodwill. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. The calculation of EBITDA is shown below:

				Six-Month Period Ended
	Fiscal Year Ended December 31,
				July 5, 2003	June 30, 2004
	2001	2002	2003
	(as restated)	(as restated)		(unaudited)
	(in thousands)
Net income (loss)	$4,797	$1,281	$26,163	$19,454	$1,447
Income tax expense (benefit)	278	(31)	439	268	41
Interest (income) expense, net	880	572	293	279	(407)
Depreciation of property and equipment	1,223	1,632	2,300	1,020	1,387
Amortization of goodwill	775	—	—	—	—

EBITDA	$7,953	$3,454	$29,195	$21,021	$2,468

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the original notes in exchange for the exchange notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the exchange notes could decline and you could lose all or part of your investment.

Risks Related to the Exchange Notes

        Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes and our other indebtedness.

        We have substantial indebtedness. As of July 1, 2004, we had approximately $128.0 million of indebtedness. On a pro forma basis, our ratio of earnings to fixed charges would have been 1.4x for the year ended December 31, 2003, and we would have had a deficiency of earnings to fixed charges of approximately $640,000 for the six-month period ended June 30, 2004.

        Our high level of indebtedness could have important consequences to you, including the following:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

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  we must use a substantial portion of our cash flow from operations to pay interest on the exchange notes and, to the extent incurred, our other indebtedness, which will reduce the funds available to us for operations and other purposes;

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  our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

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  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

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  our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

        We expect to obtain the money to pay our expenses and to pay the amounts due under the notes primarily from our operations and borrowings under our working capital facility. Because we did not purchase certain working capital in the Acquisition, we were required to draw down amounts under our working capital facility to provide funds for operations. Our ability to meet our expenses and make payments under the exchange notes depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the exchange notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt on terms that may not be advantageous to you, sell assets, reduce or delay capital investment or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. The terms of existing or future debt agreements may restrict us from adopting any of these alternatives. In addition, we cannot depend on additional capital contributions or other investments from our stockholders and affiliates. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the exchange notes and our ability to pay the amounts due under the exchange notes.

        Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

        We may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the exchange notes restrict, but do not completely prohibit, us from doing so. Our working capital facility permits additional borrowings up to $25 million and all of those borrowings will rank equal in right of payment to the exchange notes and guarantees. We may draw down additional amounts under our working capital facility to provide funds for operations. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Other Indebtedness—Working Capital Facility."

        Our ability to make payments under the exchange notes and to service other debt may depend on cash flow from our subsidiaries.

        Although Wornick is an operating company, our subsidiaries hold material assets. Consequently, we may depend on distributions or other intercompany transfers from our subsidiaries to make payments under the exchange notes and our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

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  their earnings;

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  covenants contained in our and their debt agreements, including the exchange notes and our working capital facility;

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  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

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  business and tax considerations; and

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  applicable law, including laws regarding the payment of dividends and distributions and fraudulent transfer laws (as discussed below).

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the exchange notes or our other indebtedness.

        The indenture governing the exchange notes and our working capital facility impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

        The indenture governing the exchange notes and our working capital facility impose significant operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

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  incur additional indebtedness;

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  repay indebtedness prior to stated maturities;

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  pay dividends on or redeem or repurchase our stock;

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  issue capital stock;

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  make investments;

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  create liens;

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  sell certain assets or merge with or into other companies;

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  enter into certain transactions with stockholders and affiliates;

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  sell stock in our subsidiaries;

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  restrict dividends, distributions or other payments from our subsidiaries; and

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  otherwise conduct necessary corporate activities.

        In addition, our working capital facility also contains certain restrictions and notice provisions relating to changes in our senior management, and requires us to meet certain financial ratios and financial condition tests. You should read the discussions under the headings "Description of Other Indebtedness—Working Capital Facility" and "Description of Exchange Notes—Certain Covenants" for further information about these covenants.

        Events beyond our control can affect our ability to meet these financial ratios and financial condition tests and to comply with other provisions governing our working capital facility. Our failure to comply with these obligations could cause an event of default under our working capital facility. If an event of default occurs under our working capital facility, our lenders could elect to declare all amounts outstanding and accrued and unpaid interest under our working capital facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing our working capital facility. An event of default under our working capital facility could result in an event of default under our other debt instruments, including the exchange notes. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including the exchange notes. We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to our working capital facility or the indenture governing the exchange notes and may be on terms that are not advantageous to you.

        To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our principal sources of liquidity are cash flow generated from operations and borrowings under our working capital facility. Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our working capital facility in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, and to fund our other liquidity needs. If we are not able to generate sufficient cash flow or borrow under our working capital facility to provide funds for operations, we may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot assure you that we will be able to implement one or more of these alternatives, on terms acceptable to us or at all. The terms of existing or future debt agreements may restrict us from adopting any of these alternatives. In addition, we cannot depend on additional capital contributions or other investments from our stockholders and affiliates. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the exchange notes and our ability to pay the amounts due under the exchange notes.

        A court could avoid guarantees under fraudulent conveyance laws or certain other circumstances.

        Each of our operating subsidiaries will guarantee the exchange notes. Under applicable federal or state fraudulent conveyance laws a court in the relevant jurisdiction might avoid or cancel the subsidiary's guarantee of the exchange notes. The court might do so if it found that, within a certain period prescribed by statute, when the guarantor provided its guarantee, it received less than reasonably equivalent value or fair consideration for the guarantee and (i) was insolvent or was rendered insolvent by reason of such guarantee, (ii) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes).

The court might also avoid a guarantee, without regard to the above factors, if it found that within a certain period prescribed by statute the guarantor provided its guarantee with actual intent to hinder, delay, or defraud its current or future creditors.

        In the United States, a court likely would find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by the guarantor were found to be disproportionately small when compared with its obligations under the guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the exchange notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor or against any of its assets securing the guarantee. In addition, the court might direct you to repay any amounts already received from the guarantor or from the proceeds of a foreclosure on any of its assets. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from another subsidiary guarantor or from any other source.

        Each guarantee will state that the liability of each subsidiary guarantor thereunder is limited to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, ensure that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the exchange notes when due.

        The pledge of the capital stock and other equity interests of our subsidiaries that secure the exchange notes will be limited, and will automatically be released from the lien thereon and no longer constitute collateral to the extent the pledge of such capital stock or such other equity interests would require the filing of separate financial statements with the SEC for any of our subsidiaries.

        The exchange notes and the guarantees will be secured by a pledge of only a portion of the stock or other equity interests of our subsidiaries. To the extent the value of the capital stock and other equity interests of a subsidiary is greater than or equal to 20% of the aggregate principal amount of the exchange notes outstanding, it will be excluded from the collateral. The partnership interests of our subsidiary, The Wornick Company Right Away Division, L.P., will be subject to this limitation. The portion of the capital stock or other equity interests of any of our subsidiaries constituting collateral securing the exchange notes and the related guarantees may decrease or increase as a result of changes in the value of that stock or other equity interests or changes in the rules, regulations or interpretations of the SEC. Pledges of stock of any foreign subsidiaries that we form or acquire are subject to additional limitations. In addition, the indenture governing the exchange notes and the collateral documents related thereto provide that, to the extent that any rule requires, or is adopted, amended or interpreted to require, the filing with the SEC of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other equity interests secure the exchange notes, then such capital stock and other equity interests will automatically be released and deemed not to be part of the collateral securing the exchange notes and the exchange notes to the extent necessary to not be subject to such requirement. In such event, the collateral documents provide for the automatic release of such security interest on such released capital stock and equity interests, to the extent necessary to release the liens created thereunder in respect of such capital stock or other equity interests without the consent of or other action by or on behalf of any holder of exchange notes or any other person. As a result, holders of the exchange notes could lose all or a portion of their security interest in the capital stock or other equity interests of our subsidiaries.

        The lender under our working capital facility is not subject to this limitation and has a pledge of 100% of the capital stock or other equity interests of our subsidiaries. Because the exchange notes and the guarantees will be secured by only a pledge of a portion of the stock or other equity interests of our subsidiaries, even if all borrowings under our working capital facility have been paid in full, the trustee will not be able to foreclose on and sell all of the stock or other equity interests of our subsidiaries. Instead, the trustee will be required to liquidate the assets of our subsidiaries, and this may delay the ability of the holders of the exchange notes to realize upon the collateral.

        We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.

        Upon the occurrence of specific change of control events as defined in the indenture governing the exchange notes, we will be required to offer to purchase all of the outstanding exchange notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Exchange Notes at the Option of the Holder Upon a Change of Control."

        We cannot assure you that, if a change of control offer is made, we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. In addition, our ability to repurchase the exchange notes in cash may be limited by the terms of other agreements relating to our debt outstanding at the time, including our working capital facility, which restricts our ability to purchase the exchange notes for cash until the debt under our working capital facility is paid in full. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would constitute an event of default under the indenture and would give the trustee and the holders of the exchange notes the rights described in "Description of Exchange Notes—Events of Default and Remedies."

        In addition, our failure to make or consummate the change of control offer or pay the change of control purchase price when due may also be an event of default under our working capital facility and our other indebtedness, even if the change of control itself would not cause a default. These events may permit the lenders under our working capital facility and our other indebtedness to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the exchange notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the exchange notes.

        The value of the collateral securing the exchange notes may not be sufficient to satisfy our obligations under the exchange notes, and the collateral securing the exchange notes may be reduced under certain circumstances.

        The proceeds of any sale of collateral following an event of default with respect to the exchange notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the exchange notes. No appraisal of the value of the collateral has been made in connection with this offering. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that permitted liens and other rights granted to other parties (including the lenders under our working capital facility) encumber any of the collateral securing the exchange notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the trustee under the indenture or the holders of the exchange notes to realize or foreclose on the collateral. Consequently, we cannot assure you that liquidating the collateral securing the exchange notes would produce proceeds in an amount sufficient to pay any amounts due under the exchange notes after also satisfying the obligations to pay any creditors with prior liens. Also, we cannot assure you that the fair market value of the collateral securing the exchange notes would be sufficient to pay any amounts due under the exchange notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the guarantors' remaining assets and in the context of a bankruptcy case by or against us would mean that you would receive a distribution, if any, which likely would be significantly less than the face amount of your unsecured claim, may not be entitled to receive interest payments or reasonable fees, costs or charges due under the exchange notes, and may be required to repay any such amounts already received by you.

        The indenture governing the exchange notes and the agreements governing our other secured indebtedness may also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the exchange notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not under the working capital facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim (ahead of the exchange notes) on the assets of such unrestricted subsidiary and its subsidiaries.

        Your right to receive proceeds from the sale of collateral securing the exchange notes are subject to prior claims of lenders under our working capital facility.

        Our working capital facility is secured by substantially all of our and the guarantors' assets (other than certain excluded assets), subject to permitted liens and other limitations. The security interests securing the exchange notes and the guarantees are contractually subordinated pursuant to the intercreditor agreement to the prior lien under our working capital facility on substantially all of our and the guarantors' assets. As a result, holders of the exchange notes will receive distributions from any foreclosure proceeds of any of our and the guarantors' assets only after borrowings under our working capital facility have been paid in full. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have only an unsecured claim against our and the guarantors' remaining assets for the deficiency.

  Your right to exercise remedies with respect to certain collateral is limited.

        The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes are limited pursuant to the terms of an intercreditor agreement between the trustee under the indenture and the lender under our working capital facility. Under the intercreditor agreement, if our working capital facility is not terminated or our obligations thereunder are outstanding, any actions that may be taken in respect of any of our and the guarantors' assets, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to the collateral documents, are limited and, in certain cases, only controlled and directed by the lenders under such working capital facility, and the trustee, on behalf of the holders of the exchange notes, does not have the ability to control or direct such actions, even if the rights of the holders of the exchange notes are or may be adversely affected. Additional releases of collateral from the liens securing the exchange notes are permitted under some circumstances. See "Description of Exchange Notes—Collateral."

        Bankruptcy laws and other factors may limit or delay the trustee's ability to foreclose on the collateral. In addition, creditors of any of our unrestricted domestic subsidiaries and any foreign subsidiaries that we may form or acquire will have a prior claim on the assets of those subsidiaries.

        In addition to the senior intercreditor arrangements described above, other factors could substantially delay or prevent the trustee or any holder of the exchange notes from obtaining the benefit of any collateral securing the exchange notes. If we or any of the guarantors become a debtor in a case under the United States Bankruptcy Code, the right of the holders of obligations secured by liens on the collateral to foreclose upon and sell such collateral upon the occurrence of an event of default or to take other action permitted under the exchange notes, the indenture or other applicable law could be subject to the automatic stay and other limitations under federal bankruptcy laws. Under the Bankruptcy Code, secured creditors such as the holders of the exchange notes are prohibited from repossessing or foreclosing upon their collateral from a debtor in a bankruptcy case, or from disposing of collateral already repossessed, without prior bankruptcy court approval. Other provisions of the Bankruptcy Code permit a debtor to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral), including cash collateral such as deposit accounts, over a secured creditor's objection, even if the debtor is in default under applicable debt instruments, so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Further, the intercreditor agreement limits the rights of holders of the exchange notes to object to the debtor's use of collateral, including cash collateral, and to obtain adequate protection. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral during the bankruptcy case. The determination as to whether adequate protection exists depends on the valuation of the collateral and any other protections offered by the debtor to the secured creditor and the discretion of the bankruptcy court. As a result, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the trustee may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.

        Additionally, the trustee's ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens (as discussed above) and practical problems associated with the realization of the trustee's security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case.

        A bankruptcy case by or against us or our subsidiaries may present other risks to a secured creditor including, but not limited to, the inability to be paid interest, fees, costs and charges due under the exchange note, the appointment of a bankruptcy trustee (who may not be familiar with the debtor's business and may not successfully operate the same), the costs and expenses (including professional fees) of the bankruptcy case which must be paid possibly by a "carve out" to a secured creditor's claim, the "cram down" of a non-consensual plan of reorganization, or liquidation and equitable subordination of the exchange notes under certain circumstances.

        None of our unrestricted domestic subsidiaries or any foreign subsidiaries (subject to some exceptions) that we may form or acquire will guarantee the exchange notes. If any of our unrestricted domestic subsidiaries or any of such foreign subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. In addition, because a portion of the collateral consists of pledges of a portion of the stock of any foreign subsidiaries that we form or acquire, the validity of those pledges under local law, if applicable, and the ability of the holders of the exchange notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect such liens.

        Under certain circumstances, a court could cancel the exchange notes or the guarantees and the security interests that secure the exchange notes and guarantees.

        The issuance of the exchange notes and the guarantees, and the security interests in the assets that secure the exchange notes and guarantees, respectively, may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the exchange notes and the pledge of our assets. The court might do so if it found that, subject to applicable periods prescribed by statute, we:

  •
  received less than reasonably equivalent value or fair consideration for assuming our obligations under the exchange notes; and

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  either: were or were rendered insolvent, were left with inadequate capital to conduct our business, or intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay as they became due.

        The court also might avoid the exchange notes, without regard to those factors, if it found that we assumed the obligations under the exchange notes with actual intent to hinder, delay, or defraud our creditors.

        Similarly, if a guarantor becomes a debtor in a case under the Bankruptcy Code or encounters financial difficulty, as previously discussed, a court might avoid its guarantee and the pledge of its assets as being a fraudulent transfer. A court might do so if it found that, when the guarantor issued its guarantee and pledged its assets (or, in some jurisdictions, when payments became due under the guarantee), the conditions as described above were satisfied with respect to the guarantor, or if it found that the subsidiary issued its guarantee and pledged its assets with actual intent to hinder, delay, or defraud its creditors.

        In addition, a court could avoid any payment by us or any guarantor pursuant to the exchange notes or its guarantee or any realization on the pledge of assets securing the exchange notes or the guarantees, as a fraudulent transfer and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the exchange notes, the guarantees or the pledges.

        A court likely would find that neither we nor any guarantor received reasonably equivalent value or fair consideration for incurring our or its respective obligations under the exchange notes and guarantees, if we or it did not benefit directly or indirectly from the exchange notes' issuance.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if:

  •
  the sum of its existing debts, including contingent and unliquidated debts, exceeds the fair value of all its property; or

  •
  its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts, including contingent and unliquidated debts, as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that, following the issuance of the exchange notes and the related guarantees, neither we nor any guarantor will be insolvent, will have unreasonably small capital for the business in which we or it is engaged, or will intend to incur, or reasonably believe that we or it will incur, debts beyond our or its ability to pay as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

        In addition, if the holders of the exchange notes were determined to have only an unsecured claim against our and the guarantors' assets in the context of a bankruptcy case by or against us, a court could void any payments made on account of the exchange notes within 90 days of the bankruptcy filing as a preferential transfer. A preferential transfer is a transfer of an interest of the debtor in property (i) to or for the benefit of a creditor, (ii) for or on account of an antecedent debt owed by the debtor before such transfer was made, (iii) while the debtor was insolvent, (iv) made within 90 days before the date of the filing of the bankruptcy petition with respect to a non-insider of the debtor and (v) that enables such creditor to receive more than such creditor would receive if (a) the case were a case under Chapter 7 of the Bankruptcy Code (a liquidation), (b) the transfer had not been made and (c) such creditor received payment of such debt to the extent provided by the provisions of the Bankruptcy Code.

        There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

        The exchange notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. You may not be able to sell your exchange notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes. As a result, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. If a trading market were to develop, future trading prices of the exchange notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

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  the interest of securities dealers in making a market for them;

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  prevailing interest rates; and

  •
  the market for similar securities.

        In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes may be subject to similar disruptions that could adversely affect their value.

        The post-closing purchase price adjustment for the Acquisition could increase the gross purchase price of the Acquisition to over $155 million, which could leave us with less cash to fund our future obligations, including the exchange notes.

        The gross purchase price for the Acquisition, which is subject to a post-closing purchase price adjustment, was $155 million, of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent mutually satisfactory to the sellers and the purchaser. Many factors could cause the post-closing purchase price adjustment to increase the gross purchase price, such as an increased level of the Predecessor's inventory at the closing of the Acquisition. The purchase price adjustment is not subject to a limitation or cap. To the extent that the gross purchase price increases significantly, we may have less cash available to make the payments on our outstanding debt, including the exchange notes.

Risks Relating to the Exchange Offer

        If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

        If you do not exchange your original notes for the exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may only offer or sell the original notes if such offers and sales are registered under the Securities Act and applicable state securities laws, or exempt. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining original notes would be adversely affected and there could be a significant diminution in the value of the original notes as compared to the value of the exchange notes.

        If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes and you are deemed an underwriter under the Securities Act, you may be subject to civil penalties if you do not deliver a prospectus when you resell the exchange notes.

        If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

        We will be subject to SEC reporting requirements.

        We are in the process of implementing the governance and accounting practices and policies required of a company that files periodic reports with the SEC. Any delay in implementing such governance and accounting practices and policies could harm our business.

        In becoming a reporting company, we will be subject to many rules and regulations, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. We will also need to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations implemented as a result of that act. In particular, we are continuing to evaluate and, where appropriate, enhance our written policies and procedures and internal controls. If we fail to maintain the adequacy of our internal controls, we may not be able to provide accurate financial statements and comply with the Sarbanes-Oxley Act of 2002. Any failure to maintain the adequacy of our internal controls or otherwise to meet the requirements of operating as a reporting company could harm our business and results of operations.

Risks Related to Our Business

        We rely on sales to U.S. Government entities. A loss of our contracts with the U.S. Government or a reduction of sales under those contracts would have a material adverse effect on our business.

        Our sales are predominantly derived from three contracts with the Defense Supply Center, Philadelphia (the "DSCP"), which is responsible for the procurement of military field rations for the DoD. Approximately 90.3% and 82.0% of our sales for the year ended December 31, 2003 and the six-month period ended June 30, 2004, respectively, were made directly or indirectly to the U.S. Government. Approximately 42.8%, 39.8% and 6.1% of our sales for the year ended December 31, 2003 and approximately 48.3%, 30.3% and 3.0% of our sales for the six-month period ended June 30, 2004 were derived from our MRE program contract, UGR-A program contract and Tray-Pack program contract, respectively. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our results of operations and cash flow.

        Our U.S. Government contracts contain unfavorable provisions and are subject to audit.

        We are subject to business risks peculiar to the defense industry, including the ability of the U.S. Government to unilaterally:

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  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

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  terminate existing contracts;

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  reduce the value of existing contracts through partial termination; and

  •
  audit our contract-related costs and fees, including allocated indirect costs.

        All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, the contractor is liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        The U.S. Government periodically reviews our performance on its contracts and, at its discretion, may audit the costs incurred by us with respect to its contracts. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs and certain marketing expenses, may not be reimbursable. Further, as a U.S. Government contractor, we are subject to investigation, legal action and liabilities that would not apply if we were contracting with a non-governmental purchaser.

        Our strategy depends on continued outsourcing by our military and commercial customers.

        Our strategy to increase sales depends in part on the continued outsourcing of products and programs by the U.S. Government and our commercial customers. For example, the U.S. Government has outsourced many components of field ration manufacturing and assembly to us and has indicated that it intends to outsource the supply of all components of the MRE program in the future. In addition, the DoD may be outsourcing assembly of UGR-H&S modules to contractors rather than assembling UGR-H&S modules at U.S. Government depots. Commercial customers, such as Kraft Foods Inc., have outsourced the manufacturing of single-serve frozen Kraft frozen Macaroni & Cheese to us. If the U.S. military or our commercial customers decide to stop outsourcing products and programs or if they discontinue products and programs that they are currently outsourcing, it would have a material adverse effect on our results of operations and financial condition.

        A reduction in the U.S. defense budget or a change in our relationship with the U.S. Government could have a material adverse effect on our business.

        The funding of defense programs competes with non-defense spending by the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A substantial shift in government defense spending to programs in which we are not involved or a material reduction in U.S. Government defense spending generally would have a material adverse effect on our results of operations and financial condition.

        In addition, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenue. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government to our detriment and are likely to continue their efforts in the future.

        Government contracts are subject to competitive bidding. If we are unable to successfully compete in the bidding process or if we fail to receive renewal or follow-on contracts, our results of operations will suffer.

        We obtain many of our U.S. Government contracts through sealed competitive bids, unless an exemption from full and open competition under federal procurement laws is applicable. Under the regulations governing sealed bidding, the qualified bidder with the lowest price and the price-related factors most advantageous to the U.S. Government is generally awarded the contract. We cannot assure you that we will win competitively awarded contracts or that awarded contracts will be profitable. We are also subject to risks associated with the substantial time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us. In addition, our bids for the MRE contract have not been subject to full and open competition, and bids for this program have been limited to us and two other suppliers. Our ability to continue to win a significant share of the MRE program award could suffer if the bids were subject to full and open competition.

        Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. Government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. Government contracts account for a substantial portion of our revenues.

        Our fixed-price contracts could subject us to losses in the event that we have cost overruns.

        Approximately 50% of our net sales for the year ended December 31, 2003 were generated through fixed-price contracts with the U.S. government. In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. Therefore, we fully absorb cost overruns on fixed-price contracts, thereby reducing our profit margin. Cost overruns may result in a loss. Further risks associated with fixed-price contracts include the difficulty of estimating costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. We may not be able to accurately estimate the costs of the ingredients that we use to manufacture our products, as well as the materials we use to process and package our products, because their prices have been, and we expect them to continue to be, subject to volatility. Also, any failure to anticipate technical problems, estimate costs accurately or control costs during performance of a contract can reduce our profitability. Under fixed-price contracts, we may not be able to pass price and cost increases on to our customers, which could have an adverse effect on our financial results.

        Our operating results depend on the military's demand for our food products and that demand can fluctuate significantly. Such fluctuations in demand may have a material adverse effect on our results of operations and financial condition.

        Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors may include:

  •
  the termination of key U.S. Government contracts;

  •
  the size and timing of new contract awards to replace completed or expired contracts; and

  •
  changes in U.S. Department of Defense policies and budgetary priorities.

        In particular, there has been an increase in demand for our military food products associated with U.S. military operations since September 11, 2001. Our net sales and net income increased beginning in the fourth quarter of 2002 and continuing through 2004 as a result of the significant increase in military demand due to U.S. operations in Iraq and ongoing operations in Afghanistan.

        During 2004, orders for our military food products have significantly decreased relative to comparable periods in 2003. As a result, our net sales and net income for the six-month period ended June 30, 2004 were materially lower than for the six-month period ended July 5, 2003. We believe that the demand for our military food products will remain strong due to continued elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and high levels of U.S. military activity worldwide. However, we cannot assure you that demand will remain at current levels or that fluctuations in the military's demand for our food products will not have a material adverse effect on our results of operations or financial condition.

        Under our contracts with the DSCP, we may be required to increase our production to specified agreed maximum levels in times of military surge demand. We have taken significant measures to ensure that such activity will not require us to curtail any of our commercial operations. However, we cannot assure you that periods of military surge production will not have an adverse effect on our commercial production during such periods, which could materially harm our relationships with our commercial customers.

        Our backlog is subject to reduction and cancellation.

        Backlog represents products or services that our customers have committed by contract to purchase from us and for which we have firm orders. A large portion of these commitments is terminable by the customer at will. Our total backlog as of June 30, 2004 was $56.3 million. As of June 30, 2004, 92.8% and 7.2% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively. Backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could result in lower revenues.

        We have no redundant production facilities. Therefore, the loss of one of our facilities would adversely affect our production capability.

        Each of our discrete manufacturing operations occurs at one of two facilities with no operating redundancy between the facilities. In particular, virtually all of our thermostabilization processing is conducted at our Cincinnati facility. Our leases for these sites expire in 2010. We may lose production capability if a natural or other disaster were to occur that affected one of our significant facilities or if we were unable to renew an expired lease for any such facility. The loss of any of our facilities would adversely affect our production capacity and could have a material adverse effect on our results of operations or financial condition.

  Governmental regulation may have a negative impact on our business.

        Our operations and properties are subject to regulation by various government entities and agencies. As a producer of food products, our operations are subject to production, packaging, quality, labeling and distribution standards. Our manufacturing, processing and distribution facilities are also subject to various workplace regulations. We believe that our current compliance programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures or otherwise adversely affect our business and financial results.

  Product recalls could have a material adverse effect on our business.

        Manufacturers, processors and distributors of products in the food industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant products were subject to recall, the image of that brand and our company could be harmed, which could have a material adverse effect on our business.

  Food-borne illness incidents could reduce our sales.

        We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Some food borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our products could negatively affect our product sales, especially if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our products.

  Product liability claims could have a material adverse effect on our business.

        We face an inherent risk of exposure to product liability claims if any of the products we sell cause injury or illness. We have obtained liability insurance for product liability claims. We cannot assure you, however, that this insurance will continue to be available at a reasonable cost, or that any insurance that we obtain will be adequate to cover product liability claims against us. We generally obtain contractual indemnification from parties supplying our products, but this form of indemnification is limited, as a practical matter, to the creditworthiness and financial resources of the indemnifying party. If we do not have adequate insurance or contractual indemnification available, losses associated with product liability claims could have a material adverse effect on our business, operating results and financial condition.

        Our industry has low profit margins and is sensitive to national and regional economic conditions and other factors.

        The foodservice industry is characterized by relatively low profit margins. The prices at which we sell some of our products change with the cost of the underlying products. As a result, our profit levels may be reduced during periods of decreased prices for some of our products, even though our gross profit percentage on those products may remain relatively constant. A reduction in the price of our products could have a material adverse effect on our business, operating results and financial condition. The foodservice distribution industry is sensitive to national and regional economic conditions. Economic downturns may reduce consumer spending at the businesses and institutions that we supply. This reduction in spending could have an adverse impact on the demand for our commercial food products causing a material adverse effect on our operating results.

        Our operating results also are particularly sensitive to, and may be adversely affected by, difficulty in collecting accounts receivable, maintaining inventory control, and responding to competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. We cannot assure you that one or more of these factors will not adversely affect future operating results.

        Veritas Capital controls us and may have conflicts of interest with other holders of our securities, including the exchange notes.

        TWC Holding LLC owns 100% of our common stock. As a result, Veritas Capital Management, through TWC Holding LLC, is able to control all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. The Veritas Capital Fund II, L.P. controls the voting of the shares of our common stock held by TWC Holding LLC and, in turn, is controlled by Veritas Capital Management. Veritas Capital Management, some members of which are members of our board of directors, has significant influence on our overall operations and strategy. We cannot assure you that the interests of TWC Holding LLC, The Veritas Capital Fund II, L.P., Veritas Capital Management or any of their affiliates will coincide with the interests of the other holders of our securities. To the extent that conflicts of interest may arise, TWC Holding LLC, The Veritas Capital Fund II, L.P., Veritas Capital Management or any of their affiliates may resolve those conflicts in a manner adverse to us or to you or other holders of our securities.

        We depend on the services of key executives and technical and other personnel, the loss of whom could materially harm our business or reduce our operational effectiveness.

        Some of our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We believe that they could not quickly be replaced with executives of equal experience and capabilities. Our executives are not bound by employment agreements with us, nor do we maintain key person life insurance policies on any of our executives. See "Management."

        There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel.

Competition for personnel in our industry is intense, and there is a limited number of persons with knowledge of, and experience in, this industry. Although we currently experience relatively low rates of turnover for our technical personnel, the rate of turnover may increase in the future. We rely on a substantial number of temporary employees on a continuing basis at our McAllen, Texas facilities, and during surge production periods at our Cincinnati, Ohio facilities. An inability to attract or maintain a sufficient number of technical or temporary personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

        Our sales strategy for our consumer branded product line depends on our relationship with and the continued market leadership of Wal-Mart.

        Our sales strategy for our consumer branded product line, Homestyle Express, is to partner with the leading retailer within each channel of trade with particular emphasis on Wal-Mart. Once we have begun sales to the leading retailer in a channel, we leverage the benefits of higher volume with other retailers to provide shelf space to our products in order to compete with the channel leader. We depend on our relationship with Wal-Mart and its increasing dominance of grocery and mass merchandising channels to increase market penetration of our consumer branded product line. An adverse change in our relationship with Wal-Mart or a decline in Wal-Mart's market position in the grocery and mass merchandising channels would have a material adverse effect on our sales strategy for our consumer branded business, which could materially harm our financial condition or results of operations.

        The failure to enforce and maintain our trademarks could adversely affect our ability to establish and maintain brand awareness.

        We have registered the names Homestyle Express®, Great Food Express™ and Asian Style Selections™ and certain other names used by our products as trademarks or service marks with the U.S. Patent and Trademark Office. The success of our business strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance.

        There can be no assurance that all of the steps we have taken to protect our intellectual property in the United States and foreign countries will be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

  Environmental laws and regulations may subject us to significant costs and liabilities.

        Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

        These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive original notes with like original principal amount. The form and terms of the original notes are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

        We used the net proceeds of the offering of original notes, together with certain of the proceeds from the other financing transactions described herein, to consummate the Transactions. The following table sets forth our sources and uses of funds in connection with the Transactions:

Sources of Funds		Uses of Funds
(in millions)
10 7/8% Senior Secured Notes due 2011	$125.0	Purchase price for Wornick assets(2)	$155.0
Bank note payable	3.0	Fees and expenses(3)	8.9
New common equity(1)	37.5	Excess cash	1.6

Total sources of funds	$165.5	Total uses of funds	$165.5

(1)
The equity investors' aggregate $37.5 million investment were made in TWC Holding LLC and contributed to us in the form of additional paid-in capital.

(2)
Subject to a post-closing purchase price adjustment.

(3)
Fees and expenses include debt issuance costs, a transaction fee payable to Veritas Capital Management and an advisory fee paid to an investment bank in connection with the Acquisition. See "Certain Relationships and Related Transactions." On the closing date, we drew down $3.0 million under our working capital facility to pay additional fees and expenses.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of July 1, 2004. The table below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Successor As of July 1, 2004
(in millions)
Cash and cash equivalents	$1.6

Long-term debt:
10 7/8% Senior Secured Notes due 2011	$125.0
Other debt	3.0

Total debt	128.0
Stockholder's equity	37.5

Total capitalization	$165.5

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth selected historical consolidated and unaudited pro forma financial information. The unaudited pro forma financial information is presented to illustrate the estimated effects of the Transactions on our historical financial position and results of operations. We have derived the historical consolidated financial data for the year ended December 31, 2003 from our historical consolidated financial statements, which are included elsewhere in this prospectus. We have derived the historical consolidated financial data for the six-month period ended June 30, 2004 from our unaudited financial statements and related notes included elsewhere in this prospectus.

        The unaudited pro forma consolidated statements of income for the six-month period ended June 30, 2004 and the year ended December 31, 2003 assume that the Transactions took place as of the beginning of each period presented. The unaudited pro forma consolidated financial information is not necessarily indicative of our financial position or results of operations that would have occurred if the Transactions had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma consolidated financial information below. In the opinion of management, all adjustments have been made that are necessary to present fully the unaudited pro forma data.

        The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and assumptions, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income

for the Six-Month Period Ended June 30, 2004

	Six-Month Period Ended June 30, 2004
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands)
Net sales	$80,924	$—		$80,924
Cost of sales	67,753	348	(a)	68,101

Gross profit	13,171	(348)		12,823
Selling, general and administrative expenses	12,459	2,348	(a)
		150	(b)	14,957

Operating profit	712	(2,846)		(2,134)
Other income (expense):
Interest expense	(100)	(6,796	)(c)
		(64	)(d)
		(276	)(e)	(7,236)
Interest income	507	—		507
Other income, net	369	—		369

Total other income (expense)	776	(7,136)		(6,360)

Income (loss) before income taxes	1,488	(9,982)		(8,494)
Income tax expense (benefit)	41	(2,585	)(f)	(2,544)

Net income	$1,447	(7,397)		$(5,950)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Year Ended December 31, 2003

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
	(in thousands)
Net sales	$318,370	$—		$318,370
Cost of sales	265,447	696	(a)	266,143

Gross profit	52,923	(696)		52,227
Selling, general and administrative expenses	27,008	4,695	(a)
		300	(b)	32,003

Operating profit	25,915	(5,691)		20,224
Other income (expense):
Interest expense	(537)	(13,594	)(c)
		(128	)(d)
		(551	)(e)	(14,810)
Interest income	244	—		244
Other income, net	980	—		980

Total other income (expense)	687	(14,273)		(13,586)

Income before income taxes	26,602	(19,964)		6,638
Income tax expense	439	4,081	(f)	4,520

Net income	$26,163	(24,045)		$2,118

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to Unaudited Pro Forma Consolidated Financial Information

1.     Basis of presentation

        The unaudited pro forma consolidated financial information is prepared pursuant to Article 11 of Regulation S-X under the Securities Act. Since our historical financial statements, which include the assets being purchased, were prepared in accordance with United States generally accepted accounting principles and the accounting policies are substantially comparable, we did not make any accounting policy conformance adjustments to the unaudited pro forma consolidated financial information.

        This unaudited pro forma consolidated financial information reflects management's preliminary allocation of the purchase price for the Acquisition. Inventory, property, plant and equipment, other noncurrent assets, intangible assets and goodwill have all been assigned a preliminary fair value. Management expects to complete the process of allocating the purchase price within one year of the date of the acquisition.

2.     Asset purchase

        On December 3, 2003, The Wornick Company, a Delaware corporation (the "Successor"), an acquisition vehicle formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C. ("Veritas Capital Management"), entered into an Assets Purchase and Sale Contract with The Wornick Company, a Nevada corporation (the "Predecessor"), and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The Assets Purchase and Sale Contract, as amended, provides for the purchase by the Successor, and the sale by the Predecessor and its subsidiaries, of the business of the Predecessor and its subsidiaries as a going concern, including substantially all of their operating assets, and the assumption of certain of the liabilities of the Predecessor and its subsidiaries. The gross purchase price for the Acquisition, which is subject to a post-closing purchase price adjustment, is $155 million (excluding direct costs associated with the Acquisition), of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent mutually satisfactory to the sellers and the purchaser. The Acquisition closed on June 30, 2004. The excess of the purchase price over the value of the tangible and intangible assets acquired and liabilities assumed resulted in goodwill of approximately $77.1 million. The purchase accounting applied to this transaction is reflected in the unaudited balance sheet of the Successor at July 1, 2004. Such balance sheet is included elsewhere in this prospectus.

3.     Pro forma adjustments

  (a)
  Reflects adjustments to record the effects of the purchase price allocation, including the net increase of $7.2 million in the book value of the Predecessor's property, plant and equipment and a $24.2 million increase in newly valued intangible assets and the additional goodwill related to the Acquisition as of June 30, 2004. See the unaudited balance sheet at July 1, 2001 of the Successor included elsewhere in this prospectus for a further description of the purchase price allocation.

    Our unaudited pro forma depreciation expense related to property, plant and equipment increased by $0.3 and $0.7 million, and amortization expenses related to the intangible assets increased by $2.3 and $4.7 million, for the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively.

  (b)
  Our pro forma adjustment for management fees is based upon an estimated annual management fee of $0.3 million.

  (c)
  Reflects an adjustment to record interest expense pursuant to the offering of the original notes, which are included in long-term debt. Our pro forma interest expense has been calculated by assuming an annual interest rate of 10.875% for the notes. Our pro forma interest expense on the notes for the six-month period ended June 30, 2004 and the year ended December 31, 2003 was $6.8 and $13.6 million, respectively.

  (d)
  Reflects an adjustment to record interest expense related to the $3.0 million borrowing against the revolving loan facility based upon the prime rate of 4.25% at July 1, 2004, our pro forma interest expense on the revolving loan facility for the six-month period ended June 30, 2004 and for the year ended December 31, 2003 was $0.1 million and $0.1 million, respectively. A 1/8% increase in the assumed prime rate would result in an increase of annual interest expense by approximately $0.03 million.

  (e)
  Reflects our pro forma amortization expense, included as a component of interest expense, for the six-month period ended June 30, 2004 and the year ended December 31, 2003 which was $0.3 and $0.6 million, respectively.

  (f)
  Reflects an adjustment to record the tax impact on pro forma income before income taxes utilizing a federal income tax rate of 35% related to Company's conversion to a C-corporation after the Transactions. The difference between the pro forma effective income tax rate and the federal statutory rate relates primarily to permanent differences between book and tax reporting on the ESOP and certain other local taxes.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents the selected consolidated financial data of the Predecessor and its consolidated subsidiaries as of and for each of the five fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 and for the six-month periods ended July 5, 2003 and June 30, 2004. The selected consolidated financial data as of December 31, 2002 and 2003, and for the years ended December 31, 2001, 2002 and 2003, has been derived from, and should be read together with, the Predecessor's audited historical consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The summary consolidated financial data of the Predecessor and its consolidated subsidiaries set forth below for the six-month periods ended July 5, 2003 and June 30, 2004 has been derived from, and should be read together with, the Predecessor's unaudited historical consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. The summary historical balance sheet data of the Successor as of July 1, 2004 is derived from, and should be read together with, our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in our interim results and financial position as of July 1, 2004 and for the six-month periods ended July 5, 2003 and June 30, 2004. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The selected consolidated financial data for the years ended December 31, 1999 and 2000 and as of December 31, 1999, 2000 and 2001 has been derived from the Predecessor's unaudited financial statements, which are not included in this prospectus. The selected consolidated financial data set forth below is not necessarily indicative of the results of future operations and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Successor will conform its interim accounting periods to those of the Predecessor. As such, its fiscal interim period ended on July 3, 2004. The operating activity of the Successor for the period from July 1, 2004 through July 3, 2004, was not significant (primarily due to the fact that operations were substantially shut down during this three-day period to accommodate the acquisition and the July 4th holiday). For financial reporting purposes, the results of operations of the Successor for this period will be included in its interim fiscal period ended October 2, 2004.

	Fiscal Year Ended December 31,					Six-Month Period Ended July 5, 2003	Six-Month Period Ended June 30, 2004
	1999	2000	2001	2002	2003
	(as restated)(1) (unaudited)	(as restated)(1) (unaudited)	(as restated)(1)	(as restated)(1)		(unaudited)
	(in thousands)
Income statement data:
Net sales	$78,027	$64,345	$94,191	$130,434	$318,370	$187,463	$80,924
Cost of sales	64,484	52,704	77,419	108,418	265,447	154,247	67,753

Gross profit	13,543	11,641	16,772	22,016	52,923	33,216	13,171
Selling, general and administrative expenses(2)	10,851	9,875	11,598	21,043	27,008	13,900	12,459

Operating profit	2,692	1,766	5,174	974	25,915	19,316	712
Other income (expense):
Interest expense	(1,655)	(1,375)	(1,012)	(671)	(537)	(377)	(100)
Interest income	230	131	132	99	244	98	507
Other income, net(3)	477	247	781	849	980	684	369

Total other income (expense)	(948)	(996)	(99)	277	687	405	776

Income before income taxes	1,744	770	5,076	1,250	26,602	19,721	1,488
Income tax expense	210	184	278	(31)	439	268	41

Net income	$1,534	$586	$4,797	$1,281	$26,163	$19,454	$1,447

	Predecessor As of December 31,
						Successor As of July 1, 2004
	1999	2000	2001	2002	2003
	(as restated)(1) (unaudited)	(as restated)(1) (unaudited)	(as restated)(1)	(as restated)(1)		(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$544	$1,178	$2,264	$1,042	$5,291	$1,581
Investments(4)	—	—	929	3,000	8,993	—
Property and equipment, net	5,879	6,173	10,448	14,670	21,718	30,321
Total assets	34,603	32,282	43,407	63,698	86,709	165,500
Total debt (excluding book overdrafts)	15,634	13,862	14,628	18,175	4,993	128,000
Total stockholder's equity	11,043	11,817	17,677	23,499	57,155	37,500
	As of December 31,					Six-Month Period Ended July 5,	Six-Month Period Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(as restated)(1) (unaudited)	(as restated)(1) (unaudited)	(as restated)(1)	(as restated)(1)		(unaudited)
	(in thousands, except ratios)
Other financial data:
Depreciation of property and equipment	$891	$968	$1,223	$1,632	$2,300	$1,020	$1,387
Goodwill amortization	775	775	775	—	—	—	—
Capital expenditures	2,008	1,281	6,225	6,046	12,526	7,464	2,383
Net cash provided by (used in):
Operating activities	3,736	5,814	6,894	2,933	34,552	13,639	(472)
Investing activities	778	(1,261)	(6,030)	(7,863)	(17,708)	(4,145)	(11,792)
Financing activities	(4,630)	(3,919)	(316)	3,708	(12,595)	(9,638)	8,314
Ratio of earnings to fixed charges(5)	1.8x	1.4x	4.2x	2.0x	17.9x	23.1x	3.1x

(1)
As described in Note 2 to our historical consolidated financial statements included elsewhere in this prospectus, our financial statements as of December 31, 2001 and 2002 and for the years then ended have been restated to reflect additional stock compensation expense and the effects of applying purchase accounting to our 1995 change of ownership. Financial information for the fiscal years ended December 31, 1999 and 2000 has also been restated for these items.

(2)
Includes (i) non-cash charges relating to compensation expense recorded in connection with the release of shares held by the ESOT and allocated to the accounts of ESOP participants, (ii) non-cash charges relating to stock option compensation expense and (iii) charges relating to other stock-based compensation expense. These charges totaled approximately $2.3 million, $1.1 million, $2.4 million, $11.6 million and $13.7 million in 1999, 2000, 2001, 2002, 2003, respectively, and $8.4 million and $6.3 million in the six-month period ended July 5, 2003 and June 30, 2004, respectively.

(3)
Other income, net is recurring income associated with amounts received under the Value Engineering Change program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(4)
Investments, which consist of government-backed securities, are stated at cost, which approximates fair value. Prior to 2002, investments consisted of a bank certificate of deposit.

(5)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of the sum of income before income taxes and fixed charges. Fixed charges consist of the sum of interest expense on indebtedness and that portion of rental expense (33%) that we believe is representative of the interest component of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management's current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under "Risk Factors" and elsewhere in this prospectus.

Executive Overview

        We are the leading supplier of individual and group military field rations to the DOD. We specialize in the production, packaging and distribution of extended shelf-life, shelf stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of Meals, Ready-to-Eat, Unitized Group Rations-A and the polymeric trays used in the Unitized Group Rations-Heat & Serve program. Our customers also include Kraft Foods Inc., Gerber Products Company, Quaker Oats Company, the Canadian Ministry of Defense, retail stores including Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., and grocery stores such as The Kroger Co., Publix Super Markets and Meijer. For the six-month period ended June 30, 2004, we generated net sales of $80.9 million. Our total backlog as of June 30, 2004 was $56.3 million. As of June 30, 2004, 92.8% and 7.2% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively.

        The majority of our net sales are derived from contracts with the DoD, through the DSCP. Sales to the U.S. Government accounted for approximately 90%, 84%, 90%, 90% and 82% of net sales for the years ended December 31, 2001, 2002 and 2003 and the six-month periods ended July 5, 2003 and June 30, 2004, respectively. Our U.S. Government receivables at December 31, 2001, 2002 and 2003 and the six-month periods ended July 5, 2003 and June 30, 2004, accounted for approximately 82%, 60%, 86%, 87% and 80%, respectively, of our accounts receivable.

        Sales to the military depend to a significant extent on troop deployment levels, mobilization strategies, training exercise activities and the general level of the DoD budget. In 2003, there was a significant increase in military demand due to U.S. troop deployment in Iraq, Afghanistan and elsewhere, and this increase resulted in an increase in our net sales for 2003. During 2004, orders for our military food products have significantly decreased relative to comparable periods in 2003. As a result, our net sales and net income for the six-month period ended June 30, 2004 were materially lower than for the six-month period ended July 5, 2003. We believe that the demand for our military food products will remain strong due to continued elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and high levels of U.S. military activity worldwide. However, we cannot assure you that demand will remain at current levels or that fluctuations in the military's demand for our food products will not have a material adverse effect on our results of operations or financial condition.

        We are focused on maintaining our position as the only supplier to participate in all of the U.S. military's major field feeding programs (MRE, UGR-A and UGR-H&S), and we seek to increase our participation in these programs as the DSCP continues to outsource production activities that are currently performed by the U.S. Government. Our U.S. Government contracts typically fall into two categories, fixed-price contracts and indefinite delivery, indefinite quantity contracts. In a fixed-price contract, the price is based on a pre-determined rate and is not subject to adjustment based on the actual costs incurred, except for key commodity items which are priced according to industry indexes. Although our fixed-price contracts generally permit us to keep profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on these contracts. Currently, we have two primary fixed-price contracts, one for MREs and one for Tray-Packs. Our indefinite delivery, indefinite quantity contract for the UGR-A modules calls for delivery on an order-by-order basis. Every week, we and other contractors submit updated component pricing to the DSCP for the next one-week period to adjust for commercial component price fluctuations. This component price information is used to determine the price for all UGR-As ordered during the following one-week period. For the years ended December 31, 2001, 2002 and 2003 and the six-month periods ended July 5, 2003 and June 30, 2004, we generated approximately 65%, 54%, 50%, 56% and 51% of our net sales from fixed-price contracts and approximately 26%, 30%, 40%, 34% and 31% from the indefinite delivery, indefinite quantity contract, respectively.

        In 1998, we began to expand our commercial business. As part of our commercial expansion, we have established co-manufacturing relationships with leading branded companies such as Kraft Foods Inc. and Gerber Products Company for a variety of extended shelf-life products. In 2000, we launched our own line of consumer branded food, Homestyle Express. During 2004, we launched our Great Food Express line in the foodservice market under a co-marketing agreement with H.J. Heinz Company.

        An increasing amount of our revenues is derived from co-manufacturing contracts with branded food companies. Revenues derived from our co-manufacturing contracts represented approximately 5%, 10%, 8% and 13% of our revenues for the years ended December 31, 2001, 2002 and 2003 and the six-month period ended June 30, 2004, respectively. Receivables from commercial co-manufacturing customers at December 31, 2001, 2002 and 2003 and the six-month period ended June 30, 2004, accounted for approximately 12%, 34%, 14% and 14%, respectively, of trade accounts receivable. Our co-manufacturing contracts are performed under several different pricing arrangements, ranging from "toll only," under which we are responsible for labor, overhead and profits, but not materials, to fully costed contracts under which we also purchase the materials.

        We continually seek opportunities to use our technologies and experience to partner with established branded food companies in new co-manufacturing arrangements. We are in the early stages of co-manufacturing discussions with some of the world's largest branded food companies and believe that we are well-positioned to secure contracts in connection with several of these opportunities. All of our co-manufacturing contracts include a capital component through which the customer funds a significant portion of the capital required to support the related product. Under these arrangements, although we provide the initial financing for capital expenditures, the customer is obligated to reimburse us for up to 90% of the total invested capital over the course of the initial term of the supply agreement which is typically paid over three years. We own all of the equipment acquired under such agreements. If a product is discontinued, the customer is still required to pay the entire balance of the capital owed. If we do not use the entire capacity of the equipment to supply our co-manufacturing customer, we have the right to use the equipment in our other businesses.

        A small but increasing amount of our revenues is derived from the sale of our consumer branded food products. Our revenues from our consumer branded food business represented 1.5%, 2.1%, 0.7% and 2.9% of our revenues for the years ended December 31, 2001, 2002 and 2003 and the six-month period ended June 30, 2004, respectively. We are pursuing opportunities with major restaurant chains to supply our Great Food Express products, launched in early 2004, through H.J. Heinz Company for sale in late 2004. We also are pursuing an opportunity to provide Great Food Express products to the U.S. Navy, with initial orders expected in late 2004.

        In evaluating our financial condition and operating performance, our senior management focuses on net income, cash flow and sales growth. Continued growth of our net income and cash flow will depend on improving operating efficiencies, managing capital expenditures and increasing our net sales. Our future military sales growth will depend on our ability to increase our penetration in existing programs and by expanding our sales to include activities that are newly outsourced by the U.S. Government. In addition, our commercial sales growth will depend on our continued development of our co-manufacturing relationships and expansion of our own branded products lines. Over the long term, we intend to continue to increase the percentage of our sales attributable to our commercial business.

The Transactions

        On December 3, 2003, the Successor and Veritas Capital Management entered into an Assets Purchase and Sale Contract with the Predecessor and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The Assets Purchase and Sale Contract, as amended, provided for the Acquisition. The gross purchase price for the Acquisition, which is subject to a post-closing purchase price adjustment, is $155 million, of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent. The Acquisition closed on June 30, 2004.

        The Successor funded the Acquisition price and the related fees and expenses with the proceeds of its offering of the original notes and the equity investments in TWC Holding LLC, the parent of the Successor, as follows:

  •
  the purchase by the equity investors of Class A interests in TWC Holding LLC for $37.5 million in cash;

  •
  the contribution by TWC Holding LLC to the capital of the Successor of all cash received by it from the equity investors; and

  •
  gross proceeds to the Successor of $125 million from the issuance and sale of the original notes.

        The closing of the offering of the original notes occurred simultaneously with the closing of the Acquisition, our new working capital facility (described below) and the other financing transactions described above.

        We entered into a new senior secured revolving working capital credit facility of up to $25 million concurrently with the closing of the Acquisition and the offering. We make monthly interest payments on amounts borrowed under the facility at an annual adjustable interest rate calculated in accordance with the applicable promissory note.

        Prior to the closing of the Acquisition, the Successor assigned purchase rights with respect to the operating assets currently held by The Wornick Company Right Away Division, L.P., a Texas limited partnership, to The Wornick Company Right Away Division, L.P., a Delaware limited partnership, an indirect wholly owned subsidiary of the Successor. The Wornick Company Right Away Division, L.P., a Delaware limited partnership, purchased these operating assets at the closing of the Acquisition.

Critical Accounting Policies

        The following significant accounting policies affect the judgments, estimates and assumptions used in the preparation of our consolidated financial statements. These critical accounting policies are more fully described in Note 3 to our consolidated financial statements included elsewhere in this prospectus.

        Revenue Recognition.    We recognize revenue from product sales when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectibility is reasonably assured, which is generally upon shipment. We record estimated discounts in the same period revenue is recognized based on historical experience.

        Accounts Receivable.    We maintain an allowance for doubtful accounts to reflect an estimate of the uncollectibility of accounts receivable based on past collection history and, when applicable, the identification of specific potential collection risks. If the financial condition of our customers were to deteriorate beyond the estimates resulting in our inability to collect payment, we may be required to increase the allowance for doubtful accounts.

        Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

        Inventories.    Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out ("FIFO") method. Costs included in inventories consist of materials, labor, and fixed and variable manufacturing overhead which are related to the purchase and production of inventories. We maintain allowances, where applicable, for potential slow-moving or obsolete inventory based on historical and current trends. Changes in market conditions, our customer base or other factors may require additional allowances.

        Long-Lived and Intangible Assets.    We assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment to be recorded would be the excess of the assets carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

        We also periodically reassess the estimated remaining useful lives of our long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings.

        Stock Option Plans.    As permitted by the Statement of Financial Accounting Standard ("SFAS") No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," we have elected to apply the provision of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion No. 25"), in recognizing costs associated with our stock option plans. Under Opinion No. 25, compensation is measured as the difference between the option's exercise price and the fair value of the underlying shares at the measurement date and subsequent changes in the fair value of the underlying shares through the date the option is exercised or otherwise settled. The measurement date is the first date on which both the number of shares subject to the option and the option exercise price are known. All of our option arrangements are compensatory. The related compensation expense has been determined based upon the estimated fair value of our common stock.

        Income Taxes.    The Predecessor has elected to be taxed as a Sub-Chapter S corporation for federal income tax purposes. The Successor has not made this election. For state tax purposes, income taxes were accounted for under the asset and liability method during 2002 and 2001. Beginning in 2003, we were no longer subject to state income taxes.

        Deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax status or tax rates is recognized in income in the period that includes the enactment date.

        Fair Value of Financial Instruments.    The recorded values of financial instruments, including accounts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to us for financing arrangements with similar terms and average maturities.

        Goodwill.    Goodwill is stated at cost. During the year ended December 31, 2001, goodwill was amortized using the straight-line method over 20 years. Subsequent to January 1, 2002, goodwill is no longer amortized. The carrying value of goodwill is tested for impairment at least annually. The recoverability of unamortized goodwill is based upon the fair value which is determined by using a discounted cash flow analysis, which is consistent with how we determine the fair value of our common stock for our stock option plans and other such compensation arrangements.

        In connection with determining an estimated fair value, we must make significant assumptions, including the expected annual growth rate, projected future cash flows (including timing), discount rates reflecting the inherent risk in future cash flows, market comparisons and recent transactions. If these estimates or their related assumptions change in the future, we may be required to record goodwill impairment charges in the future.

Restatement

        As described in Note 2 to our historical consolidated financial statements included elsewhere in this prospectus, our financial statements as of December 31, 2000, 2001 and 2002 and for the years then ended have been restated to reflect additional stock compensation expense and the effects of applying purchase accounting to our 1995 change of ownership. All applicable amounts in "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflect the impact of these restatements.

Results of Operations

        The following table summarizes our historical operations as a percentage of revenues for the fiscal years ended December 31, 2001, 2002 and 2003 and for the six-month period ended July 5, 2003 and June 30, 2004:

	Fiscal Year Ended December 31,
							Six-Month Period Ended July 5, 2003		Six-Month Period Ended June 30, 2004
	2001		2002		2003
	(as restated)		(as restated)				(unaudited)
	(in thousands, except percentages)
Income statement data:
Net sales	$94,191	100.0%	$130,434	100.0%	$318,370	100.0%	$187,463	100.0%	$80,924	100.0%
Cost of sales	77,419	82.2	108,418	83.1	265,447	83.4	154,247	82.3	67,753	83.7

Gross profit	16,772	17.8	22,016	16.9	52,923	16.6	33,216	17.7	13,171	16.3
Selling, general and administrative expenses	11,598	12.3	21,043	16.1	27,008	8.5	13,900	7.4	12,459	15.4

Operating profit	5,174	5.5	974	0.7	25,915	8.1	19,316	10.3	712	1.0
Other income (expense):
Interest expense	(1,012)	(1.1)	(671)	(0.5)	(537)	(0.1)	(377)	(0.2)	(100)	(0.1)
Interest income	132	0.1	99	0.1	244	0.2	98	0.1	507	0.6
Other income, net	781	0.8	849	0.7	980	0.3	684	0.4	369	0.5

Total other income (expense)	(99)	(0.1)	277	0.2	687	0.2	405	0.2	776	1.0

Income before income taxes	5,076	5.4	1,250	0.9	26,602	8.4	19,721	10.5	1,488	1.9
Income tax expense	278	0.3	(31)	(0.0)	439	0.1	268	0.1	41	0.1

Net income	$4,797	5.1%	$1,281	1.0%	$26,163	8.2%	$19,454	10.4%	$1,447	1.8%

  Comparison of the six-month period ended June 30, 2004 to the six-month period ended July 5, 2003

        Net Sales.    Our net sales for the six-month period ended June 30, 2004 were $80.9 million, representing a decrease of $106.6 million, or 56.9%, compared to net sales of $187.5 million for the six-month period ended July 5, 2003. The decrease in net sales resulted primarily from a $103.0 million decrease in sales to the DoD. This decrease was due mostly to higher military sales volumes in 2003 associated with surge production to support the war in Iraq, which were reduced in 2004. Co-manufacturing sales decreased by $3.7 million. Kraft's discontinuation of one of its co-manufactured products resulted in a reduction of net sales by $5.4 million, which was partially offset by increases in other co-manufacturing lines of $1.7 million. Net sales of our branded business increased for the period by $1.5 million.

        Gross Profit.    Our gross profit in the six-month period ended June 30, 2004 was $13.2 million, representing a decrease of $20.0 million, or 60.3%, compared to gross profit of $33.2 million in the six-month period ended July 5, 2003. The decrease in gross profit was due primarily to decreased sales volumes in our military business. As a percentage of net sales, our gross profit was 16.3% and 17.7% in the six-month period ended June 30, 2004 and the six-month period ended July 5, 2003, respectively, with the decrease related to the higher military sales volumes in 2003 compared to relatively fixed overhead costs.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in the six-month period ended June 30, 2004 were $12.5 million, representing a decrease of $1.4 million, or 10.1%, compared to selling, general and administrative expenses of $13.9 million in the six-month period ended July 5, 2003. Selling, general and administrative expenses increased to 15.4% of net sales in the six-month period ended June 30, 2004 from 7.4% in the six-month period ended July 5, 2003. This increase was primarily attributable to the large decrease in sales and also to several non-recurring expenses in the period, including severance payments to the past president of our Prepared Foods Division and costs associated with consummating the Transactions. These costs totaled $1.7 million in the six-month period ended June 30, 2004.

        Operating Profit.    Our profit from operations was approximately $712,000 in the six-month period ended June 30, 2004, representing a decrease of $18.6 million compared to $19.3 million in the six-month period ended July 5, 2003. This decrease in profit from operations resulted from our return to non-surge production volumes and the increase in our selling, general and administrative expenses.

        Interest Expense.    Our interest expense in the six-month period ended June 30, 2004 was approximately $100,000, representing a decrease of approximately $277,000, compared to interest expense of approximately $377,000 in the six-month period ended July 5, 2003. The decrease in interest expense resulted from the reduction of the principal amount of our long-term debt and reduced borrowings under our working capital line of credit.

        Interest Income.    Our interest income in the six-month period ended June 30, 2004 was approximately $507,000, representing an increase of approximately $409,000 compared to interest income of approximately $98,000 in the six-month period ended July 5, 2003. The increase in interest income resulted from increased levels of invested cash.

        Other Income, Net.    Our other income in the six-month period ended June 30, 2004 was approximately $369,000, representing a decrease of approximately $314,000, compared to other income of approximately $684,000 in the six-month period ended July 5, 2003. This decrease in other income was a result of reduced rebates from the Value Engineering Change program (the "VE program"), which are recognized over a period of three years. The VE program provides incentives for U.S. Government contractors to make cost savings proposals to the DSCP. Once the DSCP accepts a contractor's VE proposal, the contractor is awarded 50% of the resulting industry-wide savings for a period of three years following the issuance by the DSCP of a contract modification requiring implementation of the proposed change as outlined in the accepted VE proposal.

        Income Tax Expense.    The provision for state and local income taxes in the six-month period ended June 30, 2004 was approximately $41,000, or 2.7% of pretax income, compared to approximately $268,000, or 1.4% of pretax income, in the six-month period ended July 5, 2003.

        Net Income.    As a result of the foregoing, we earned net income of $1.4 million in the six-month period ended June 30, 2004, representing a decrease of $18.1 million, or 92.8%, compared to $19.5 million in the six-month period ended July 5, 2003.

  Comparison of the fiscal year ended December 31, 2003 to the fiscal year ended December 31, 2002

        Net Sales.    Our net sales for 2003 were $318.4 million, representing an increase of $188.0 million compared to net sales of $130.4 million for 2002. The increase in net sales resulted primarily from a $177.0 million increase in sales to the DoD. The bulk of the increase in military sales was a result of the commencement of the war in Iraq and other military activity around the world, including the continuing conflict in Afghanistan. This includes an increase of $87.9 million in MRE sales to $135.3 million in 2003 from $47.4 million in 2002. The expansion of our UGR-A assembly and distribution activities contributed approximately $87.9 million to this increase. The overall increase in sales to the DoD was partially offset by a decrease of $2.9 million in sales of HDRs, to $1.9 million in 2003 from $4.8 million in 2002.

        Increased co-manufacturing activity contributed an additional $12.6 million to the increase in net sales, attributable to increase of activity with our co-manufactured products with Kraft Foods Inc. and Gerber Products Company.

        Gross Profit.    Our gross profit in 2003 was $52.9 million, representing an increase of $30.9 million compared to gross profit of $22.0 million in 2002. The increase in gross profit resulted primarily from increased sales volumes, both in our military and commercial businesses. Our gross margins generally increased in 2003. In particular, the margins on our MRE sales improved significantly due to increased efficiencies associated with high MRE sales volumes. These improved margins were offset by decreases in the margins on our UGR-A sales resulting from increased competition and a greater portion of our net sales attributable to shipments outside the continental United States, which generally result in lower margins than our shipments within the continental United States. As a percentage of net sales, our gross profit was relatively stable at 16.6% and 16.9% in 2003 and 2002, respectively.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in 2003 were $27.0 million, representing an increase of $6.0 million, or 28.4%, compared to $21.0 million in 2002. Selling, general and administrative expenses decreased to 8.5% of net sales in 2003 from 16.1% in 2002. The increase in selling, general and administrative expenses was due substantially to additional compensation expense of $2.9 million relating to shares of our common stock released to the ESOP. Other increases in selling, general and administrative expenses were the result of expenses associated with increasing and sustaining a higher level of operations at our facilities, including employment expenses and security costs.

        Operating Profit.    Our profit from operations was $25.9 million in 2003, representing an increase of $24.9 million compared to $1.0 million in 2002. This increase in profit from operations resulted primarily from the increased sales discussed above.

        Interest Expense.    Our interest expense in 2003 was approximately $537,000, representing a decrease of approximately $134,000, or 20.0%, compared to interest expense of approximately $671,000 in 2002. The decrease in interest expense resulted from the reduction of our ESOP debt as well as reduced working capital financing.

        Interest Income.    Our interest income in 2003 was approximately $244,000, representing an increase of approximately $145,000 compared to interest income of approximately $99,000 in 2002. The increase in interest income resulted from an increase in notes issued to customers as well as increased short-term investments due to increased cash availability.

        Other Income, Net.    Our other income in 2003 was approximately $980,000, representing an increase of approximately $131,000, or 15.4%, compared to other income of approximately $849,000 in 2002. This increase in other income was a result of income derived from awards we received under the VE program.

        Income Tax Expense.    The provision for income taxes in 2003 was approximately $439,000, or 1.7% of pretax income, compared to approximately $(31,000) in 2002.

        Net Income.    As a result of the foregoing, we earned net income of $26.1 million in 2003, representing an increase of $24.8 million compared to $1.3 million in 2002.

  Comparison of the fiscal year ended December 31, 2002 to the fiscal year ended December 31, 2001

        Net Sales.    Our net sales for 2002 were $130.4 million, representing an increase of $36.2 million, or 38.5%, compared to net sales of $94.2 million for 2001. The increase in net sales resulted primarily from a $25.1 million increase in sales to the DoD. The expansion of our UGR-A assembly and distribution activities contributed approximately $14.7 million to this increase, as military orders for UGR-As increased in 2002 with the continuing conflict in Afghanistan (which began in October 2001). Also, an increase in our sales of Tray-Packs accounted for an additional $12.6 million of increased sales. The Tray-Pack is the primary food component used in the UGR-H&S program. We began producing Tray-Packs in 2001 and expanded production significantly during 2002 with the increase in U.S. troop deployment worldwide. In 2002, we delivered approximately 1,186,000 Tray-Packs to the DoD, compared to approximately 200,000 in 2001. Our 2002 sales of Tray-Packs were substantially higher than the contracted amount of 246,576 units, which we believe was due in large part to the inability of other Tray-Pack suppliers to respond effectively to the unanticipated increase in demand. Sales of MREs also increased, to $47.4 million in 2002 from $44.8 million in 2001.

        Increased co-manufacturing activity contributed an additional $8.3 million to the increase in net sales. This increase is attributable to revenue from sales of Gerber Lil' Entrées, which started in June 2002, and the addition of two new businesses for Kraft Foods Inc. The combined net sales for products manufactured for Kraft Foods Inc. in 2002 was 70.2% higher than in 2001. Sales of our Homestyle Express branded food products increased by approximately 96% to $2.7 million in 2002 from $1.0 million in 2001.These increases were partially offset by declines in sales of Humanitarian Daily Rations and sales to the Canadian military. Also, we derived approximately $754,000 from a co-manufacturing project in 2001 that did not recur in 2002.

        Gross Profit.    Our gross profit in 2002 was $22.0 million, representing an increase of $5.2 million, or 31.3%, compared to gross profit of $16.8 million in 2001. The increase in gross profit resulted primarily from increased sales volumes, both in our military and commercial businesses. Our margins on Tray-Pack sales improved significantly in 2002 due to costs associated with the start-up of the program in 2001 that did not recur in 2002. Margins also improved on our sales of single-serve frozen Kraft Macaroni & Cheese, due mainly to increased operating and production efficiencies that resulted from higher and more consistent volume demands by our customer. These improvements were partially offset by costs in 2002 associated with our launch of the Gerber Lil' Entrées product line.

        As a percentage of net sales, our gross profit was 16.9% and 17.8% in 2002 and 2001, respectively. In general, this decline is a result of the long-term shift in our product mix from MRE sales to the U.S. Government to a mix of MRE and other U.S. Government and commercial programs.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in 2002 were $21.0 million, representing an increase of $9.4 million, or 81.4%, compared to $11.6 million in 2001. Selling, general and administrative expenses increased to 16.1% of net sales in 2002 from 12.3% in 2001. The increase in selling, general and administrative expenses was due primarily to additional compensation expense of $3.0 million that we recognized as during 2002 relating to shares of our common stock released to the ESOP and approximately $6.2 million related to other stock compensation arrangements. Other increases in selling, general and administrative expenses were the result of expenses associated with increasing and sustaining a higher level of operations at our facilities in 2002.

        Operating Profit.    Our profit from operations was $1.0 million in 2002, representing a decrease of $4.2 million, or 81.2%, compared to $5.2 million in 2001.

        Interest Expense.    Our interest expense in 2002 was approximately $671,000, representing a decrease of approximately $330,000, or 33.7%, compared to interest expense of $1.0 million in 2001. The decrease in interest expense resulted from the partial repayment of the ESOP debt as well as a decline in the prime lending rate, which is used to calculate the interest rate on the ESOP debt.

        Interest Income.    Our interest income in 2002 was approximately $99,000, representing a decrease of approximately $33,000, or 25.2%, compared to interest income of approximately $132,000 in 2001. The decrease in interest income resulted from reductions in the investment interest rate and our increased use of cash in 2002 for internal funding of capital acquisitions.

        Other Income, Net.    Our other income in 2002 was approximately $849,000, representing an increase of approximately $68,000, or 8.7%, compared to other income of approximately $781,000 in 2001. The major component of other income is VE program awards.

        Income Tax Expense.    The income tax benefit in 2002 was approximately $(31,000), compared to approximately $278,000 of income tax expense, or 5.4% of pretax income, in 2001.

        Net Income.    As a result of the foregoing, we earned net income of $1.3 million in 2002, representing a decrease of $3.5 million, or 73.3%, compared to $4.8 million in 2001.

Operating Segment Results

  Comparison of the six-month period ended June 30, 2004 to the six-month period ended July 5, 2003

        Net Sales.    Net sales for the Right Away Division ("RAD") segment declined by $91.8 million due to decreased sales to the DoD. Net third-party sales for the Prepared Foods Division ("PFD") segment (excluding inter-segment sales, which declined by $26.2 million) declined by $14.7 million due to reductions in sales to the DoD of $12.8 million and reduced sales of our commercial products. Co-manufacturing sales decreased by $3.7 million. Kraft's discontinuation of one of its co-manufactured products resulted in a reduction of net sales by $5.4 million, which was partially offset by increases in other co-manufacturing lines of $1.7 million. Net sales of our branded business increased for the period by $1.5 million.

        Operating Profit.    Profit from operations decreased by $12.5 million for the RAD segment due to a decrease in sales to the DoD and a return to non-surge production. Profit from operations decreased by $2.6 million for the PFD segment due to a decrease in sales to the DoD and inter-segment sales and the discontinuation of a product line by Kraft.

  Comparison of the fiscal year ended December 31, 2003 to the fiscal year ended December 31, 2002

        Net Sales.    Net sales for the RAD segment increased by $173.4 million due to increased military sales. Net Sales for the PFD segment (excluding inter-segment sales) increased by $14.5 million due to both increased military sales and co-manufacturing sales.

        Operating Profit.    Profit from operations increased by $16.1 million for the RAD segment and $9.0 million for the PFD segment, both due mainly to increased wartime production volumes. The increase in profit at the operating segments was offset by an overall increase in operating costs of $1.9 million in the corporate segment, mainly due to increased deferred compensation expenses resulting from increases in stock valuation.

  Comparison of the fiscal year ended December 31, 2002 to the fiscal year ended December 31, 2001

        Net Sales.    Net sales for the RAD segment increased by $12.5 million due to increased military sales. UGR-A sales represented an increase of $14.7 million, which was partially offset by sales reductions under other military contracts. Net sales for the PFD segment increased by $23.7 million due to both an increase in military sales and co-manufacturing sales.

        Operating Profit.    Profit from operations remained stable for the RAD segment and increased by $3.5 million for the PFD segment. Our military business accounted for $3.2 million of the increase in the PFD segment, with co-manufacturing contributing an additional $1.1 million. These increases were offset by increases in operating costs relating to infrastructure expenses. The increase in profit at the operating segments was offset by an overall increase in operating costs in the corporate segment due to increased deferred compensation expenses resulting from increases in stock valuation.

Liquidity and Capital Resources

        The following table summarizes our net cash provided by or used in our operating activities, investing activities and financing activities and our capital expenditures for the fiscal years ended December 31, 2001, 2002 and 2003 and the six-month period ended July 5, 2003 and June 30, 2004:

				Six-Month Period Ended
	Fiscal Year Ended December 31,
					June 30, 2004
	2001	2002	2003	July 5, 2003
				(unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$6,894	$2,933	$34,552	$13,639	$(472)
Investing activities	(6,030)	(7,863)	(17,708)	(4,145)	(11,792)
Financing activities	(316)	3,708	(12,595)	(9,638)	8,314
Capital expenditures	(6,225)	(6,046)	(12,526)	(7,464)	(2,383)

  Operating Activities

        Net cash provided by (used in) operating activities was approximately $(472,000) and $13.6 million for the six-month period ended June 30, 2004 and July 5, 2003, respectively. Cash generated from operations decreased in the six-month period ended June 30, 2004 compared to the six-month period ended July 5, 2003 due mostly to higher military sales volumes in the six-month period ended July 5, 2003 associated with surge production to support the war in Iraq, which were reduced in 2004. In addition, in the six-month period ended June 30, 2004, we used additional cash to make payments relating to our stock-based compensation plans and to increase our inventories.

        Net cash provided by operating activities was $34.6 million and $2.9 million for the year ended December 31, 2003 and 2002, respectively. This increase was primarily due to increased sales to the DoD and our commercial customers.

        Net cash provided by operating activities was $2.9 million and $6.9 million for the year ended December 31, 2002 and 2001, respectively. This decrease was primarily due to a $7.0 million increase in accounts receivable and an $8.0 million increase in inventory, which were due mainly to increased orders from the U.S. military. This negative impact was partially offset by a $3.9 million increase in accounts payable in 2002 that resulted from the inventory buildup.

  Investing Activities

        Net cash used in investing activities was $11.8 million and $4.1 million for the six-month period ended June 30, 2004 and July 5, 2003, respectively. This increase was primarily due to our investments of excess cash in longer term investments and continued investment in capital equipment.

        Net cash used in investing activities was $17.7 million and $7.9 million for the year ended December 31, 2003 and 2002, respectively. This increase was due to increases in capital investments of

$6.4 million and short-term investments of $3.9 million resulting primarily from increased investments of excess cash.

        Net cash used in investing activities was $7.9 million and $6.0 million for the year ended December 31, 2002 and 2001, respectively. This increase was primarily due to our increased short-term investments during 2002.

  Financing Activities

        Net cash provided by (used in) financing activities was $8.3 million and $(9.6) million for the six-month period ended June 30, 2004 and July 5, 2003, respectively. In the six-month period ended July 5, 2003, we reduced our borrowings on our line of credit and invested in longer term investments. In early 2004, due to a large DoD order, we borrowed on our line of credit, resulting in an outstanding balance at June 30, 2004.

        Net cash provided by (used in) financing activities was $(12.6) million and $3.7 million for the year ended December 31, 2003 and 2002, respectively. This decrease was primarily due to retirement of our working capital line of credit and other long-term debt, as well as the scheduled quarterly debt payments on our ESOP note.

        Net cash provided by (used in) financing activities was $3.7 million and $(316,000) for the year ended December 31, 2002 and 2001, respectively. This increase was primarily due to increased bank loans that we entered into during 2002 to finance capital assets and working capital requirements.

  Capital Expenditures

        Capital expenditures were $2.4 million and $7.5 million for the six-month period ended June 30, 2004 and July 5, 2003, respectively. This decrease was primarily due to completion of several large surge production projects in 2003.

        Capital expenditures were $12.5 million and $6.0 million for the year ended December 31, 2003 and 2002, respectively. This increase was substantially due to expenditures at our Cincinnati facility of $5.1 million and $1.3 million related to the improvement of our retort filling and processing equipment and our foodservice line equipment, respectively.

        Capital expenditures were $6.0 million and $6.2 million for the year ended December 31, 2002 and 2001, respectively.

Long-Term Debt Expenditures

        The following table summarizes the long-term debt expenditures of the Predecessor as of December 31, 2001, 2002 and 2003 and of the Successor as of July 1, 2004:

	Predecessor			Successor
	As of December 31,
				As of July 1, 2004
	2001	2002	2003
	(in thousands)
Note payable to a bank in quarterly installments of $618,095 plus interest due 2005	$9,890	$7,417	$4,945	$—
Note payable to a third party in monthly installments of $1,868 plus interest; due in 2006	—	—	49	—
Bank revolving note payable	—	—	—	3,000
Note payable to a bank in monthly installments of $27,107 including interest; collateralized by equipment	1,072	792	—	—
Note payable to a bank in monthly installments of $33,333 plus interest; collateralized by equipment	967	567	—	—
10 7/8% senior secured notes due 2011	—	—	—	125,000

	11,929	8,775	4,994	128,000
Less current maturities	3,153	3,170	2,495	3,000

Long-term debt, excluding current maturities	$8,775	$5,606	$2,499	$125,000

        Immediately prior to the consummation of the Transactions on June 30, 2004, we had $13.0 million of debt outstanding. We paid interest of approximately $1,012,000, $671,000 and $537,000 for the years ended December 31, 2001, 2002 and 2003, respectively, and approximately $100,000 for the six-month period ended June 30, 2004.

        In connection with the Transactions, our then-existing long-term debt was repaid, and we issued the original notes and entered into our new working capital facility. As a result, we will incur significant debt service payments including interest in future years. Total cash interest payments related to the notes will be approximately $13.6 million on an annual basis. To the extent we have borrowings outstanding under our new working capital facility, we will have additional cash interest payments.

        The indenture governing the notes and our new working capital facility impose significant operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to incur additional indebtedness, repay indebtedness prior to stated maturities, pay dividends on or redeem or repurchase our stock, issue capital stock, make investments, create liens, sell certain assets or merge with or into other companies, enter into certain transactions with stockholders and affiliates, make capital expenditures, sell stock in our subsidiaries and restrict dividends, distributions or other payments from our subsidiaries. In addition, our new working capital facility requires us to meet certain financial ratios and financial condition tests.

        The indenture governing the notes contains material terms that require the calculation of "Consolidated EBITDA," which we refer to herein as Adjusted EBITDA. One of these terms is a covenant that limits our ability to incur additional indebtedness unless on the date of the incurrence of additional indebtedness our Consolidated Coverage Ratio (defined therein) will be, after giving effect to the incurrence thereof and the use of the proceeds thereof, at least 2.0 to 1.0. This covenant generally defines Consolidated Coverage Ratio as the ratio of Consolidated EBITDA to Consolidated Fixed Charges (defined therein).

        EBITDA is net income before income tax expense, interest expense, net, depreciation of property and equipment, amortization of intangibles and amortization of goodwill. Adjusted EBITDA is EBITDA adjusted to exclude the non-cash charges relating to ESOT compensation expense, non-cash charges relating to stock option compensation expense and charges relating to other stock-based compensation. EBITDA and Adjusted EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Accordingly, when analyzing our operating performance, investors should not consider EBITDA and Adjusted EBITDA in isolation or as substitutes for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculations of EBITDA and Adjusted

EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

				Six-Month Period Ended
	Fiscal Year Ended December 31,
				July 5, 2003	June 30, 2004
	2001	2002	2003
	(as restated)	(as restated)		(unaudited)
	(in thousands)
Net income (loss)	$4,797	$1,281	$26,163	$19,454	$1,447
Income tax expense (benefit)	278	(31)	439	268	41
Interest (income) expense, net	880	572	293	279	(407)
Depreciation of property and equipment	1,223	1,632	2,300	1,020	1,387
Amortization of goodwill	775	—	—	—	—

EBITDA	7,953	3,454	29,195	21,020	2,468
Non-cash charges relating to ESOT compensation expense	1,576	4,541	7,493	2,198	2,344
Non-cash charges relating to stock option compensation expense	794	7,063	5,364	5,364	713
Other stock-based compensation expense	—	—	833	833	3,267

Adjusted EBITDA	$10,323	$15,058	$42,885	$29,415	$8,792	(a)

(a)
In the six-month period ended June 30, 2004, we also recorded additional charges of approximately $1.7 million relating to other non-recurring expenses in connection with the Transactions.

        We expect our capital expenditures in 2004 and 2005 to be approximately $10.9 million and $7.1 million, respectively, primarily to support plant renewal, efficiency improvements and expansion of our co-manufacturing business.

        Our principal sources of liquidity are cash flow generated from operations and borrowings under our new working capital facility. Because we did not purchase certain working capital in the Acquisition, we were required to draw down $3.0 million under our new working capital facility to provide funds for operations and to fund expenses in connection with the Transactions. In addition to fluctuations in business volume, cash flows from operations are affected by contract terms for billing and collection. For instance, certain cost type contracts require more onerous documentation as a prerequisite to payment. Our liquidity will also continue to be dependent on a number of other factors, including the timing of collection on our contract receivables, processing of weekly and bi-weekly payroll and associated taxes, payment to our suppliers and weekly reimbursement of group insurance claims. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures and provide working capital. Based on our current level of operations and our anticipated growth, we believe that the cash proceeds from the issuance of the original notes, our cash from operations and other available sources of liquidity will be sufficient to fund our operations for the next 12 months and for our currently anticipated needs beyond that period. Our future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors that are beyond our control. See "Risk Factors."

  Contractual Obligations

        The following sets forth our long-term debt and operating lease obligations as of December 31, 2003:

	Payments Due by Period
Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Long-term debt	$4,993	$2,495	$2,498	$—	$—
Operating leases	15,442	3,167	5,630	4,197	2,448

Total	$20,435	$5,662	$8,128	$4,197	$2,448

        We had no capital lease or purchase obligations as of December 31, 2003.

        The following sets forth our long-term debt and operating lease obligations as of December 31, 2003, as adjusted for the impact of the Transactions, including the offering of the original notes, as if they had occurred on such date:

	Payments Due by Period
Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Long-term debt	$125,000	$—	$—	$—	$125,000
Operating leases	15,442	3,167	5,630	4,197	2,448

Total	$140,442	$3,167	$5,630	$4,197	$127,448

Backlog

        Backlog represents products or services that our customers have committed by contract to purchase from us and for which we have firm orders. A large portion of these commitments is terminable by the customer at will. A significant portion of our sales to the DoD is pursuant to long-term contracts. Accordingly, our backlog consists in large part of orders under these contracts.

        Our total backlog as of June 30, 2004 was $56.3 million. The following depicts our backlog as of December 31 of the year shown.

Year	Backlog
(in millions)
2001	$10.0
2002	34.8
2003	75.1

        It is expected that a substantial portion of our backlog will be converted to revenue. However, there can be no assurance that our backlog will become revenues in any particular period, if at all. See "Risk Factors." As of June 30, 2004, 92.8% and 7.2% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk, primarily from the impact of interest rate changes on our use of variable rate debt. Our exposure to market risks from foreign currency and commodity price fluctuations is limited since most of our purchases and sales are denominated in U.S. dollars and raw commodities do not comprise a significant percentage of our costs. As a result, we generally do not hedge our exposure to foreign currency and commodity price risks (with the exception of foreign currency forward contracts which we enter into on occasion to manage certain exposures to fluctuations in foreign currency exchange rates for the Canadian dollar, the impact of which is not significant). We do not hold any derivatives for trading or speculative purposes. Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item.

        All of our outstanding bank debt bears interest at variable interest rates tied to the prime interest rate. The use of variable rate debt to finance our operations and capital improvements exposes us to variability in interest payments due to changes in interest rates.

        We had exposure to variable rates on approximately $5.4 million of debt at December 31, 2003. A hypothetical 1% increase in interest rates on our variable rate debt for a one-year period would have decreased net income by approximately $54,000.

Recently Issued Accounting Standards

        Effective January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact our financial position or results of operations.

        Effective January 1, 2003, we adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement supersedes prior accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement were effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact our financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No, 149 is effective for certain contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact our financial position or results of operations.

        In May 2003, Emerging Issues Task Force No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the consensus is effective for revenue arrangements entered into in fiscal period beginning after June 15, 2003. The adoption of this standard did not impact our financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," which addresses consolidation by business enterprises of variable interest entitles, or VIEs, either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 is effective immediately for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied effective in the annual period ending after December 15, 2003. We do not expect the adoption of this interpretation to have a material impact on our results of operations or financial position. However, changes in our business relationships with various entities could occur which may impact our financial statements under the requirements of FIN 46.

THE EXCHANGE OFFER

General

        We sold the original notes on June 30, 2004 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold them to qualified institutional buyers under Rule 144A under the Securities Act, to persons outside of the United States under Regulation S of the Securities Act and to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act.

        In connection with the sale of original notes, the holders of the original notes became entitled to the benefits of an exchange registration rights agreement dated as of June 30, 2004 between us and the initial purchasers (the "Registration Rights Agreement"), under which we agreed:

  •
  on or before September 28, 2004, to prepare and file with the SEC the registration statement of which this prospectus is a part;

  •
  on or before December 27, 2004, to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act;

  •
  to keep the registration statement effective until the consummation of the exchange offer; and

  •
  to use our reasonable best efforts to commence the exchange offer promptly after the date on which the registration statement has become effective, hold the exchange offer open for not less than 20 business days and complete the exchange offer no later than January 26, 2005, and exchange exchange notes for all registrable securities that have been properly tendered and not withdrawn on or prior to the expiration of the exchange offer.

        The registration statement is intended to satisfy in part our obligations relating to the original notes under the registration rights agreement.

        Under existing interpretations of the SEC, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

  •
  it is acquiring the exchange notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  it is not our affiliate, as that term is interpreted by the SEC.

        However, with respect to broker-dealers, only those that acquired the original notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement regarding resales of the exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Original Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange original notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 12:00 midnight, New York City time, on November 30, 2004, unless extended by us, in our sole discretion.

        As of the date of this prospectus, $125 million aggregate principal amount of the original notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about October 29, 2004 to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the condition set forth under "—Condition to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any original notes, by giving notice of the extension to the holders of original notes as described below. During any extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the satisfaction of the condition of the exchange offer specified below under "—Condition to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Registration Rights; Liquidated Damages

        Under the Registration Rights Agreement, we agreed, for the benefit of the holders of the original notes, to file under the Securities Act a registration statement relating to an offer to exchange any and all of the original notes for a like aggregate principal amount of exchange notes which are substantially identical to the original notes, except that the exchange notes have been registered pursuant to an effective registration statement under the Securities Act and do not contain provisions for the liquidated damages described below.

        If (i) prior to the time the exchange offer is completed, existing SEC interpretations are changed such that the exchange notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act; (ii) the exchange offer has not been completed within 210 days following the closing date of the offering of the original notes; or (iii) the exchange offer is not available to any holder of the notes, we and the guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the exchange offer, file under the Securities Act a "shelf" registration statement providing for the registration of, and the sale on a delayed or continuous basis by the holders of, all of the registrable securities. In the event that:

          (a)   we have not filed the registration statement or shelf registration statement on or before the date on which such registration statement is required to be filed;

          (b)   such registration statement or shelf registration statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective;

          (c)   the exchange offer has not been completed within 210 days after the closing date of the offering of the original notes (if the exchange offer is then required to be made);

          (d)   the registration statement or shelf registration statement is filed and declared effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective;

    then, in addition to the interest on the notes, liquidated damages shall accrue at an amount equal to a per annum rate of 0.25% for the first 90-day period immediately following the applicable default, increasing by an additional per annum rate of 0.25% with respect to each subsequent 90-day period, up to a maximum per annum rate of 1.00%. We will not be required to pay liquidated damages for more than one registration default at any given time. Following the cure of all registration defaults, the accrual of liquidated damages will cease. Liquidated damages shall be paid on the interest payment dates to holders of record for the payment of interest.

        Holders of notes will be required to make certain representations to us and to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

Procedures for Tendering Original Notes

        The tender to us of original notes by a holder of original notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder that wishes to tender original notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to U.S. Bank National Association at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  •
  the exchange agent must receive certificates for the original notes along with the Letter of Transmittal; or

  •
  prior to the expiration date of the exchange offer, the exchange agent must receive a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC in accordance with the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedure described below.

        The method of delivery of original notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or original notes to us.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

  •
  by a registered holder of the original notes that has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

  •
  for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If original notes are registered in the name of a person other than a signer of the Letter of Transmittal, the original notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the original notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and that wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's original notes, either (1) make appropriate arrangements to register ownership of the original notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes before the expiration date of the exchange offer, except as required by law. Any waiver in respect of any condition of the exchange offer will apply to all original notes tendered. The interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of original notes for exchange, nor shall any of them incur any liability for failure to give notification.

        If the Letter of Transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder of original notes will represent to us in writing that, among other things:

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  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

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  neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

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  neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company.

        If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the exchange notes.

        If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes to be acquired in the exchange offer, the holder or any other person may not participate in the exchange offer.

        If the holder is a broker-dealer, the holder must represent that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver the condition to the exchange offer, we will accept all original notes properly tendered and will issue the exchange notes in exchange for all properly tendered original notes promptly after the expiration date of the exchange offer. See "—Condition to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent.

        The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from June 30, 2004. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from June 30, 2004. Original notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the original notes or a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to an account maintained with DTC) promptly after the expiration of the exchange offer.

Book-Entry Transfer

        Any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender original notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account for the original notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange of the original notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by DTC and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering original notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

        If a registered holder of the original notes desires to tender the original notes and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

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  the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

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  prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

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  the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

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  specify the name of the person having tendered the original notes to be withdrawn;

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  identify the original notes to be withdrawn (including the principal amount of the original notes); and

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  where certificates for original notes have been transmitted, specify the name in which the original notes are registered if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described above, the original notes will be credited to an account maintained with DTC for the original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering Original notes" above at any time on or prior to the expiration date of the exchange offer.

Condition to the Exchange Offer

        The exchange offer shall not be subject to any conditions, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

        We do not know of any laws, other than federal and state securities laws, that would be implicated by the exchange offer.

        The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion prior to the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the exchange notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Exchange Agent, addressed as follows:

For information by Telephone:
(800) 934-6802

By Mail, Hand or Overnight Delivery Service:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attn: Specialized Finance

By Facsimile Transmission:
U.S. Bank National Association
Attn: Specialized Finance
(651) 495-8158

Telephone confirmation:
(800) 934-6802

Fees and Expenses

        We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer (except for the fees of any "qualified independent underwriter" or other independent appraiser).

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of U.S. Bank National Association as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

        Holders of original notes that are eligible to participate in the exchange offer but that do not tender their original notes will not have any further registration rights, and their original notes will continue to be restricted for transfer. Accordingly, such original notes may be resold only:

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  to us, upon redemption of the original notes or otherwise;

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  so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States that the seller reasonably believes is a qualified institutional buyer within the meaning of Rule l44A, in a transaction meeting the requirements of Rule 144A;

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  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

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  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

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  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Overview

        We are the leading supplier of individual and group military field rations to the DoD. We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of MREs, UGR-As and the Tray-Packs that are used in the UGR-H&S program. Our customers also include Kraft Foods Inc., Gerber Products Company, Quaker Oats Company, the Canadian Ministry of Defense, retail stores including Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., and grocery stores such as The Kroger Co., Publix Super Markets and Meijer. Given the elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and an anticipated continuation of high levels of U.S. military activity worldwide, we believe that the demand for our military food products will remain strong.

        We have become a leader in developing and commercializing thermostabilization technologies for processing and packaging foods using flexible and semi-rigid packaging. Our packaging technologies and stabilization processes prolong the shelf-life and enhance the quality of our products and have a broad range of applications. The stabilization processes we utilize include retort processing, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies. With our industry-leading technology and capabilities, we have developed innovative approaches to the manufacturing of entrées, side dishes and desserts, and we offer a turnkey food processing operation that allows us to manage a concept from product development to full-scale manufacturing through ultimate distribution.

Our History

        We began operations in 1971. In 1979, we bid for the first MRE procurement and, along with two other companies, were awarded a contract by the DoD. In 1981, we were the first contractor to complete delivery of MREs to the DoD. The DoD has awarded us contracts to deliver MREs and other food products in every subsequent year.

        In 1983, in order to expand our range of products, we acquired the assets of our primary retort pouch subcontractor, which had been a division of United Biscuit Company in Evansville, Indiana.

        Early in 1995, we moved our Prepared Foods Division to our current Cincinnati, Ohio location. Later that year, Mr. Ronald C. Wornick, one of our founders and our sole stockholder at that time, retired and sold us to an Employee Stock Ownership Trust beneficially owned by qualified employees.

        Since 1995, we have continued our expansion into new military and commercial products. Our military expansion has included the 1999 award of the UGR-A contract, the 2000 award of the UGR-H&S Tray-Pack contract, the 2002 award of the TOTM Blanket Purchase Agreement and the 2003 award of the packaged shortbread cookie contract for the MRE program. As part of our commercial expansion, in 1998, we established our first co-manufacturing relationship with Kraft Foods Inc., one of the world's largest branded food companies, for a single-serve frozen Macaroni & Cheese product. In 2000, we launched a project for Gerber Products Company, an international provider of baby food products. Also in 2000, we launched our own line of consumer branded food, Homestyle Express, to take advantage of growing demand for high-quality convenience meals, and during 2003, we launched our Great Food Express line in the foodservice market, which we began shipping in the first quarter of 2004.

Industry Overview

        Military.    The U.S. defense environment has changed dramatically since 2001 with the extensive deployment of U.S. armed forces to Afghanistan and Iraq. In both situations, the U.S. armed forces required ration support systems in intense and highly mobile combat situations. With the changes in the military's mobilization techniques and the need for the highest level of food safety and security, we believe we are well situated to continue our leadership position in feeding the military in both times of peace and war. Given the elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and an anticipated continuation of high levels of U.S. military activity worldwide, we believe that the demand for our military food products will remain strong.

        We expect our core business of providing extended shelf-life products to military customers to experience steady long-term growth. The DoD is required to maintain a war reserve inventory of MREs at all times. In response to the DoD's desire for a higher state of readiness, the federally mandated military war reserve of MREs is expected to increase from its current level of 4.1 million cases to approximately 6 million cases by the end of 2005. A congressional committee has directed the Secretary of Defense to provide for the funding of the increase in the war reserve level in the DoD's 2005 budget submission. We are one of only three companies approved by the DoD to supply MREs, including the war reserve. Currently, the DoD assembles the UGR-H&S ration at government-owned depots, but the DSCP is evaluating the possible outsourcing of the assembly of UGR-H&S. The DSCP, as part of its "Total Systems Approach," is also evaluating the outsourcing of the remaining government furnished components of the MRE program for procurement by the assembly contractors.

        Commercial.    According to the Mintel Shelf Stable Meals Market U.S. Report, the overall market for commercial shelf-stable meals was $2 billion in 2002 and is expected to increase by 11% from 2002 to 2007, with the $209 million market for shelf-stable microwavable entrées growing by 33% during the same period. This growth is driven by consumer demand for convenience and increased acceptance of extended shelf-life foods. In the foodservice industry, Technomic, Inc., a leading food and restaurant consulting group, has estimated the market size in 2002 for entrées and sauces at $2.8 billion, with entrées anticipated to grow by 2% to 3% annually. We believe there is an opportunity for us to increase our share of the commercial shelf-stable foodservice market by supplanting frozen and canned products with our flexible-pouch shelf-stable entrées, side dishes and sauces. We have partnered with H.J. Heinz Company to market our Great Food Express line of commercial foodservice products.

Business Strengths

        Leading Supplier to the DoD.    We are one of the original MRE contractors and have supplied hundreds of millions of MREs since the inception of the MRE program in 1978. Over the past 10 years, we have been awarded an average of 40.7% of the MRE contracts. We have also expanded our participation into the other major field feeding programs, UGR-A and UGR-H&S. We worked closely with the DoD in developing the UGR-A program which was launched in 1999, and in 2003 we held approximately 70% of the contract volume for UGR-As. We were closely involved in the testing and development of polymeric Tray-Packs, which have replaced metal trays as the shelf-stable packaging in the UGR-H&S program. In 2002 and 2003 we were the number one supplier of Tray-Packs. During the recent war in Iraq, we were the only prime contractor to produce and deliver components for each of the three field feeding ration programs. We achieved the highest ratings for performance and quality from our military customers and have received multiple awards for continuous improvements. We are also the only prime MRE contractor to obtain a "No Deficiencies" award during Compliance Quality Audits from the DSCP in each of 2001, 2002 and 2003.

        Expertise in Packaging and Stabilization Technologies.    Through ongoing technological development, we have established a reputation as an innovator in the food processing and packaging industry. In our military business, two of our significant strengths are manufacturing high-quality food products and repackaging commercial food products into specialized packaging to meet the DoD's stringent requirements. For example, we performed the initial test contract and led the redesign of the Tray-Packs used in the UGR-H&S program by combining our expertise in semi-rigid packaging technology and our experience in meeting the U.S. military's mission-critical feeding requirements. For our commercial business lines, we have leveraged our proprietary processes for retort flexible-pouch, semi-rigid containers and thermostabilized foods to provide these services to leading Fortune 100 food companies such as Kraft Foods Inc., Gerber Products Company and Sara Lee Corporation, among others. With our recent addition of food science and culinary experts to our research and development staff and the completion of our new research and development facility, we will continue to improve existing products and offer innovative new products to both the military and the civilian market.

        Stable Base Business and Consistent Revenue Growth.    We have established a recurring stream of revenue and cash flow that has not been subject to changes in general economic conditions. As a result of our ability to expand our product offerings into new military and commercial markets and capitalize on growth opportunities, our net sales have increased from $68.2 million in the year ended December 31, 1998 to $318.4 million in the year ended December 31, 2003, primarily due to our participation in new field feeding programs, including the UGR-A program and Tray-Pack production for the UGR-H&S program, and increased military activity. Our current mix of commercial and military products gives us a stable business base with significant upside potential during periods of military mobilization and the ability to continue our commercial market initiatives, restock military reserves and add new products and services for both commercial and military customers during times of peace.

        Turnkey Food Processing Solutions.    We have a high level of expertise in end-to-end manufacturing, which requires us to be highly responsive to customer requests and take the product from concept development to delivery of the final end-product. In response to the trend toward continued outsourcing by both the military and branded food companies, we have made significant investments in our facilities and personnel, which have allowed us to respond to an increase in demand for complete manufacturing solutions. As a result, we believe we are the most vertically integrated supplier among our competitors. Our research and development department works with customers to help modify their products and make them more suitable for extended shelf-life, shelf-stable and frozen applications and our significant manufacturing capabilities allow us to rapidly commence trial production runs. Our sophisticated quality management system enables us to consistently produce the highest quality products, providing us with an advantage over other co-manufacturing companies without these capabilities.

        Experienced Management Team.    Our management team has produced superior financial results and has positioned us for continued growth. The management team possesses a unique set of credentials and experience, with our key officers having an average of over 14 years of service with us and an average of over 22 years of experience in the food industry.

Business Strategy

        Increase Penetration of Existing Markets.    We are a leading provider to the U.S. Army and Marine Corps field feeding programs, and we plan to expand our roles in their existing programs (MRE, UGR-A and UGR-H&S) as well as move into other military programs as the DSCP continues to outsource. Currently, the DoD assembles the UGR-H&S ration at government-owned depots, but the DSCP is evaluating the possible outsourcing of the assembly of UGR-H&S. Based on our experience as the leading supplier of UGR-As, the assembly of which is nearly identical to the UGR-H&S, we believe we are strongly positioned to be a leading provider of UGR-H&S assembly services. For UGR-A rations, the DSCP recently approved us to commence the production of certain components currently supplied by third parties. The DSCP, as part of its "Total Systems Approach," is also evaluating the outsourcing of the remaining government furnished components of the MRE program for procurement by the assembly contractors. We believe that the combination of our long-term relationships and experience with the military feeding programs, our reputation for quality and service, and our ability to provide a complete outsourcing solution positions us well to continue to increase our military business.

        Expand into New Markets.    We plan to leverage our 30-year relationship with the U.S. Army and the U.S. Marine Corps and to expand our customer base to include other branches of the U.S. military. We intend to continue to capitalize on our co-manufacturing expertise to provide turnkey solutions for processing and packaging extended shelf-life, shelf-stable, and frozen foods. We expect our consumer branded product line, Homestyle Express, to develop into a profitable retail consumer brand with strong shelf presence in channels such as mass merchandising outlets, grocery stores, drug stores, convenience stores and warehouse clubs. We plan to sell our Great Food Express products to large foodservice operators through our master sales and distribution agreement with a subsidiary of H.J. Heinz Company, and we intend to introduce Great Food Express into military feeding programs through our strong existing military business relationships.

        Continue to Develop New Products.    We plan to build on our past successes by continuing to develop new products. Since 1998, we have successfully commercialized co-manufacturing projects for Kraft Foods Inc. and Gerber Products Company, as well as our own Homestyle Express brand single-serve bowl entrée line and our own Great Food Express brand institutional-size pouch line. In addition to new products, we regularly upgrade our existing products and packaging processes to meet evolving consumer needs. To support our new product initiatives, we have updated our research and development team with culinary, food manufacturing and food science expertise. We are currently implementing our next generation of meals for our Homestyle Express and Great Food Express product lines.

        Continue to Improve Operations.    We continually strive to improve product quality and operating margins through cost savings and productivity improvements, while providing a high level of customer service and support. We evaluate our quality performance and our manufacturing standards for labor usage, material usage and manufacturing line efficiency to optimize our operations. In addition to operational refinements, we continue to invest capital in projects designed to generate cost savings and operational efficiencies. We may also make selective acquisitions to continue to vertically integrate our supply chain.

Our Equity Sponsor

        We are indirectly controlled by Veritas Capital. Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Veritas Capital manages two funds, and since its inception, Veritas Capital has invested over 65% of its capital in businesses that directly serve the defense and aerospace markets. As part of its focus on this industry, Veritas Capital has established a Defense & Aerospace Advisory Council comprised of former high-ranking military officials from each of the U.S. armed forces, as well as experts drawn from the defense and aerospace industry. General Barry R. McCaffrey (USA Ret.), Admirals Joseph W. Prueher (USN Ret.) and Admiral Leighton W. Smith Jr. (USN Ret.), who are members of our board of directors, are members of the Defense & Aerospace Advisory Council, however they receive no compensation from Veritas Capital for serving in this or any other capacity and are not otherwise affiliated with Veritas Capital.

Products

Military Products

        The following table outlines the products for our military segment:

Product Category		Description and Use		What We Do
•	Meal, Ready to Eat (MRE)	•	Self-contained operational ration, including entrée, side dish, snack components, accessory packet and flameless heater, for the individual soldier in a combat environment	•	Ration assembly and production of over 60 of the 85 MRE components, including retort entrées and side dishes, extended shelf-life components and hot-fill components
•	Unitized Group Rations — Heat & Serve (UGR-H&S)	•	Group-feeding meal modules for 50 soldiers, using ready-to-heat shelf-stable Tray-Packs rather than frozen, canned or dried foods, and includes disposable accessories such as cups, utensils and trays	•	Manufacture UGR-H&S semi-rigid flexible polymeric Tray-Packs
•	Unitized Group Rations — A (UGR-A)	•
			Group-feeding meal modules for 50 soldiers when field kitchen equipment is available, using frozen, canned or dried foods to prepare entrées and side dishes, and includes disposable accessories such as cups, utensils and trays	•	Supply chain management, assembly and distribution
•	Humanitarian Daily Rations (HDR)	•	Extended shelf-life individual full-day ration and accessories for a moderately malnourished individual	•	Packaging subassembly and final ration assembly, including retort entrees and side dishes
•	Tailored Operational Training Meals (TOTM)	•	Low-cost alternative to MRE for use in training, primarily by the National Guard	•	Packaging subassembly and final ration assembly, including retort entrees and side dishes

  Meal, Ready-to-Eat (MRE)

        The MRE is considered one of a few mission-critical "war-stopper" items that are procured by the U.S. Government. The DSCP is obligated to maintain an inventory of MREs at all times known as the "war reserve." This inventory is rotated on a continuous three-year cycle. In peacetime, MREs are predominantly used in military training exercises. In response to the DoD's desire for a higher state of readiness, the federally mandated military war reserve of MREs is expected to increase from its current level of 4.1 million cases to approximately 6 million cases by the end of 2005.

        We have been involved in the supply of MREs since the inception of the DoD's MRE program in 1978 and have delivered more than 380 million individual MREs to the U.S. military. Each MRE has a shelf-life of three years at 80 degrees Fahrenheit and is packaged in a hermetically sealed MRE meal bag that is resistant to insects, moisture, and nuclear, biological and chemical agents. We produce over 60 of the 85 components used in MREs, many of which are common to more than one of the MRE menus. Each MRE has an average of 17 components, including a flameless heater to quickly warm the entrée. We are the only provider of MREs to produce all 24 entrées under the MRE program. Because we do not rely on another MRE pouch producer for any of the MRE components, we are able to ensure that we meet our existing delivery requirements and are in a better position to capitalize on new immediate-need delivery orders, and increase our sales volumes. We believe that this provides us with an advantage over our competitors, each of which produces less than 24 of the required entrées and must rely on each other for the rest of the entrées. The manufacturing of MRE entrées is highly complex and requires expertise in retort flexible pouch processing and strict adherence to DoD specifications. We have received numerous awards for quality in the manufacturing of MRE entrées, including an award from the DSCP for the highest quality level of any MRE contractor.

        We also use modified atmosphere packaging techniques to extend the shelf-life of the various snack and bakery components of the MRE. We have received numerous quality awards from the DSCP for the assembly and packaging of MREs. An MRE is capable of withstanding low-level airdrop and storage in heavy humidity to wet conditions without degradation of the packaging.

        We currently provide MREs to the DoD pursuant to a contract awarded in March 2003 by the DSCP, which is responsible for procuring military field rations for the DoD, in connection with an Industrial Preparedness Agreement between the DoD and us. The DoD enters into Industrial Preparedness Agreements with contractors to ensure that a high production and assembly capacity and a large amount of special equipment is available at all times to accommodate a potential surge in military requirements. The typical MRE contract is a three-year fixed-price contract consisting of one base year and two option years, which the DSCP has always exercised. Our current contract calls for a base delivery of 875,000 cases (12 MREs per case), plus an add-on of up to 50% of the base MRE quantity, increasing the potential total volume to approximately 1.3 million cases per year, not including any military surge quantities. If the DSCP invokes its rights under the contract to purchase surge quantities from us, we negotiate separate surge pricing. Our current MRE contract expires on December 31, 2005. We expect to bid for the next three-year MRE contract during 2005, with deliveries starting in 2006. The DSCP, as part of its "Total Systems Approach," is also evaluating the outsourcing of remaining government furnished components of the MRE program for procurement by the assembly contractors.

        In addition to our sales to the DoD, we have sold between 500,000 and 750,000 MRE entrées and side dishes to the Canadian military each year for the past six years pursuant to fully-hedged Canadian dollar-denominated contracts with the Canadian government.

  Unitized Group Rations-A (UGR-A)

        The UGR-A provides A-Ration (freshly prepared) meals in the field that are comparable to commercially available hot foodservice meals. The UGR-A is used when field kitchen equipment becomes available and is configured into 50-person meal modules for ease of ordering and distribution. Each UGR-A module consists of three boxes, one with frozen food and the rest containing non-refrigerated commercial food items and side dishes, eating utensils, beverages and condiments. The seven breakfast and 14 lunch/dinner menus contain all necessary food items and disposable items (such as cups and trays), with the exception of perishable items such as bread and milk. Under our UGR-A contract, UGR-As assembled for consumption in the continental United States must have a shelf life of three months, and modules assembled for consumption outside the United States must have a shelf life of nine months.

        We are responsible for the ordering, packaging and logistics associated with assembling and delivering UGR-As to the required bases. Substantially all of the UGR-A components are available from multiple commercial food suppliers. We are currently working under an indefinite delivery, indefinite quantity contract awarded by the DSCP in July 2004. The eight-year contract, which is in its two-year base period, calls for delivery of the meal modules on an order-by-order basis. UGR-A contracts designate a set of military bases in the continental United States to which the contractor will provide UGR-A modules during the term of the contract. Every week, we and other contractors submit updated component pricing to the DSCP for the next one-week period to adjust for commercial component price fluctuations. This component price information is used to determine the price for all UGR-As ordered during the following one-week period. These weekly price submissions are also evaluated to determine awards of UGR-A purchases for delivery outside the continental United States during the applicable one-week period. We delivered over 850,000 modules in 2003, 316,000 modules in 2002 and 193,000 modules in 2001. Since the inception of the UGR-A program in 2000, we have been the leading supplier to the DSCP in terms of total volume. We believe that we have historically enjoyed a strong position in this market due to our ability to respond on short notice with on-time delivery of high-quality products, generally at the lowest price to the DSCP. We plan to expand the scope of our participation in the UGR-A program by directly supplying our own frozen breakfast and dinner entrées for the program, in three-to-five pound Great Food Express pouches. In early 2004, we received approval from the DoD to supply a Great Food Express entrée for the UGR-A program.

        We were one of four contractors awarded an eight-year contract for UGR-A and received the highest market share of the awarded contractors according to the estimated annual quantities provided by the DSCP for continental United States ("CONUS") UGR-A sales. The contract includes specific CONUS military base destinations that we will serve exclusively for the eight-year period. In addition, we will be eligible to bid for UGR-A requirements outside of the continental United States during the eight-year contract.

  Tray-Pack

        We manufacture the Tray-Pack, a shelf-stable ration packaged in a semi-rigid flexible tray for the UGR Heat & Serve program. The UGR-H&S is a transitional field ration that is similar to the UGR-A but uses shelf-stable ready-to-heat Tray-Packs rather than frozen, canned or dried foods. It is a transitional field ration that can be used in the early stages of military activity because it does not require the extensive support infrastructure of refrigeration or full kitchens. Tray-Packs can be heated in steam tables and served directly from the tray. Each container provides between nine and 18 servings. The entrée and side servings are ready-to-heat, reducing food preparation time and water and fuel usage. We provide the DSCP with the primary outsourced product for the UGR-H&S program, the Tray-Pack, an extended shelf-life component of the UGR-H&S program. As with our entrée packs for MREs, we utilize our expertise in food processing and retort packaging to manufacture durable low-cost Tray-Packs. We supply the DSCP with this product under a five-year fixed-price contract, which expires in 2005. Since the U.S. Government began using polymeric trays in military ration programs, we have been the number one supplier of these trays to the DSCP in terms of total volume and quality performance, as reported by the DSCP and the U.S. Department of Agriculture (the "USDA"), respectively.

        Currently, the DoD assembles the UGR-H&S ration at government-owned depots, but the DSCP is evaluating the possible outsourcing of the assembly of UGR-H&S. Based on our experience as the leading supplier of UGR-As, the assembly of which is nearly identical to the UGR-H&S, we believe we are strongly positioned to be a leading provider of UGR-H&S assembly services. We also plan to be in the forefront of the development of entrées, side dishes and sauce components for the Army's new RUSHM program, which uses self-heating Tray-Pack modules to provide hot meals in remote locations, as well as other new Army feeding systems.

  Humanitarian Daily Rations (HDR)

        The HDR is similar to the MRE in its packaging, but its contents are designed to provide a full days' sustenance to a moderately malnourished individual rather than feed an active soldier. The HDR is composed of ready-to-eat thermostabilized entrées and complementary components. In order to gain the widest possible acceptance from potential consumers with diverse religious and dietary restrictions from around the world, the HDR contains no animal products or animal by-products, except for minimal amounts of dairy products, and it excludes any alcohol or alcohol-based ingredients. The meal bag contains user-friendly graphics describing its contents and instructions for opening the bag in three different languages. Additionally, these rations are packaged to withstand extreme environmental conditions and to allow airdrops when necessary.

        As part of our MRE base award, we are responsible for manufacturing the entrée and support components and assembling the HDR pack. In conjunction with the MRE contract awarded to us in March 2003, we are required to deliver a minimum of 100,000 and a maximum of 2.5 million HDR day-packs per year throughout the three-year life of the MRE contract. HDR day-packs are stockpiled worldwide to prepare for emergency situations.

  Tailored Operational Training Meal (TOTM)

        The TOTM ration provides an alternative operational training meal in lieu of sack lunches and catered commercial meals to soldiers engaged in inactive duty training for use in situations where traditional operational ration meals are not mandated. This ration employs many of the same components as the MRE. Menus typically contain an MRE entrée, wet-pack fruit, a beverage base, flameless heater, dining kit and other assorted components. Since they were introduced in 2002, TOTM rations have been used mainly for training by the National Guard. This meal, a low-cost alternative to MREs, helps individuals become familiar with the preparation, use, consumption and disposal of pre-packed meals similar to MREs. The TOTM is lightweight and fits easily into military field clothing pockets. It also may easily be adapted for disaster relief efforts.

        As with our MRE and HDR rations, we manufacture entrée packs and provide product assembly services for TOTMs. Under a Blanket Purchase Agreement issued by the DSCP in April 2002, we provide TOTMs as demanded by individual National Guard supply activities.

  Co-Manufactured Products

        Through our co-manufacturing program, which began in 1998, we manufacture a variety of extended shelf-life products for leading branded food companies, including Kraft Foods Inc. and Gerber Products Company. These products are marketed and sold by our customers into their retail and foodservice channels under nationally recognized brands. We target branded companies that are leaders in their respective categories and have products that align well with our core competencies in heat seal and thermostabilized products. Many of these products require us to use a combination of our existing manufacturing equipment as well as newly purchased equipment, which is materially funded by our contracted co-manufacturing customers. Our co-manufacturing program utilizes many of the technologies and processes that we have developed for our military business.

        All of our co-manufacturing supply contracts include a capital component through which the customer funds a significant portion of the capital required to support the related product. Under these arrangements, we provide the initial financing for capital expenditures. We own all of the equipment acquired under such agreements, which are structured to minimize our capital liability if a project is discontinued unexpectedly by requiring the customer to pay the entire balance of the capital owed. If we do not use the entire capacity of the equipment to supply our co-manufacturing customer, we have the right to use the equipment in our other businesses. Our co-manufacturing contracts are generally mutually exclusive, in that we are restricted from making the co-manufactured product for other customers, and our customer may not buy the product from other suppliers.

  Kraft Macaroni & Cheese

        Kraft Foods Inc., the largest seller of shelf-stable meals in the United States, is our longest-standing co-manufacturing customer. Since 1998, we have worked in partnership with Kraft Foods Inc. to produce single-serve frozen Kraft Macaroni & Cheese in 7-ounce and 10-ounce packages, which are frozen in-line and shipped directly into Kraft's frozen distribution network. We were awarded this business on the basis of our proprietary blending process. We were identified by Kraft as the only supplier able to match the quality and taste of Kraft's "blue box" Macaroni & Cheese. Kraft distributes this product to some of the largest national restaurant chains for service as a selection on their children's menus.

        Under a new contract effective September 2003, we are the exclusive manufacturer of single-serve frozen Kraft Macaroni & Cheese through 2006. Following 2006, the contract will renew automatically in one-year increments unless terminated within 180 days of the expiration date. Our deliveries of single-serve frozen Kraft Macaroni & Cheese have grown by more than 20% per year since the original contract began in 1998. We have recently installed a high-speed production line which effectively doubles our prior capacity for this product. We expect that this new production line will contribute to continued growth and allow us to expand our production at a faster rate.

  Kraft Boca Italian Entrées

        In March 2003, we began manufacturing a line of frozen Italian entrées for Kraft's Oscar Mayer division. Boca Italian entrées are an expansion of Oscar Mayer's established Boca line of meat-substitute products. We manufacture two single-serve entrées, Italian Lasagna and Cheese Ravioli, which are covered with a specially formulated sauce containing Boca crumbles. The product is packaged in an oven-ready tray that is heat sealed and shipped frozen to Kraft's warehouses for distribution to retail outlets.

        In July 2004, Kraft elected to discontinue further production of the Cheese Ravioli line beyond 2004. In the same month, Kraft launched its Boca Italian Lasagna line nationally. The project is in the second year of a three-year contract with Kraft that is subject to annual renewal thereafter.

  Gerber Lil' Entrées

        In 2001, we developed and began manufacturing nine varieties of Lil' Entrées pursuant to a North American exclusive supply agreement for Gerber Products Company, an international branded baby food company. This shelf-stable product line is an extension of Gerber's industry-leading baby food line, packaged in a plastic tray and targeted for babies between eight months and 14 months. We have reached an agreement in principle, subject to a final agreement, with Gerber Products Company to construct a new high-speed production line, which would triple the capacity of the current line, scheduled to begin in 2005. Our initial contract with Gerber Products Company for the production of Lil' Entrées expires in November 2004, and the contract automatically renews in two-year increments following that time unless otherwise terminated. Our agreement in principle with Gerber Products Company relating to the new high-speed line includes provisions to enter into a new contract through 2010.

  New Business Opportunities

        We continually seek opportunities to use our technologies and experience to partner with established branded food companies in new co-manufacturing arrangements. We are in the early stages of discussions with some of the world's largest food companies. We believe that we are well-positioned to secure contracts in connection with these opportunities.

  Branded Consumer Products

        We develop, produce, and market Homestyle Express, an award-winning brand of shelf-stable, single-serve bowl meals positioned to offer good tasting, convenient food for busy adult consumers. Homestyle Express is consistently recognized for its superior taste and has received Gold Medal Taste Awards for Excellence from the American Tasting Institute for four consecutive years beginning in 2001. It has also received the Best New Product Award from the Convenience Store News and several "innovation in packaging" awards.

        The Homestyle Express product line currently consists of five entrées including four cheese tortellini, green pepper beefsteak with rice, chicken salsa with rice, beef stew and chili with beans, all in a shelf-stable microwaveable 10.5-ounce bowl that requires no refrigeration and heats in 90 seconds. We offer Homestyle Express for sale through various channels, including mass merchandise outlets, grocery stores, drug stores, convenience stores and warehouse clubs.

        In 2003, we delivered over 1.3 million units of Homestyle Express to retail outlets by distribution through multiple local companies as well as larger retailers including Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., and grocery stores such as The Kroger Co. and Publix Super Markets.

        We expanded our Homestyle Express brand into family-style pouch entrées and side dishes in August 2004. This line currently consists of three Homestyle Express Asian Style Selections (sweet and sour chicken, beef teriyaki and Szechuan chicken) and a complementary side dish of cooked rice. These items will be packed in 18-ounce stand-up pouches that are ready to heat and serve in two minutes. A single Homestyle Express family-style entrée with rice will feed a family of four in minutes for $5.00. We plan to focus our introduction of this line at Wal-Mart, which plans to stock all of the Homestyle Express Asian Style Selections items by October 2004. We are also planning to introduce three new Homestyle Express entrées in late 2005.

        We believe Homestyle Express has great potential for further growth by continuing to add to its line of single-serve bowl entrées and family-style pouch entrées and side dishes every year. We believe we can become the category leader for shelf-stable complete meals that include meat that are ready to heat and eat in two minutes or less due to our reputation for superior quality and innovation. We believe that our retail trading partners see our Homestyle Express products as complementary to their existing retail businesses since these products are a substitute for fast food restaurant dining.

  Branded Foodservice Business

        In 2004, we began marketing our services for customized foodservice entrée, side dish and sauce applications under the Great Food Express brand. This brand is targeted at large foodservice chain restaurants that seek products customized to their specifications in ready-to-heat three-to-five pound shelf-stable pouches. Our shelf-stable products are designed for high-volume chain restaurants that may have frozen/refrigerated storage constraints, food preparation labor issues, high turnover or solid waste disposal problems.

        In August 2003 we completed a master sales and distribution agreement with H.J. Heinz Company to market Great Food Express to foodservice chain operators. Under this agreement, H.J. Heinz supports our Great Food Express product line with its strong existing relationships in sales, marketing, distribution and customer service with America's largest restaurant chains. We expect to see significant growth in our Great Food Express line beginning in 2005 since, in our experience, our product development cycle with large chain restaurants is typically 12 to 24 months. We believe that Great Food Express has a competitive advantage in offering a combination of foodservice quality, convenient handling, accelerated preparation time and reduced waste.

        We began shipping our Great Food Express commercial foodservice brand in the first quarter of 2004, and we expect to begin projects with some of the largest U.S. restaurant chains in the second half of 2004. In addition, we plan to expand the scope of our participation in the UGR-A program by directly supplying our own frozen breakfast and dinner entrées for the program in three-to-five pound Great Food Express pouches. In early 2004, we received approval from the DoD to supply a Great Food Express entrée for the UGR-A program. We are planning to develop a Great Food Express direct sales channel into Navy surface ship and submarine feeding via our relationship with Natick, NAVSUP (Naval Supply Systems Command) and Navy prime vendor contract relationships and we are conducting tests of Great Food Express products for the U.S. Navy at the New London and Norfolk naval stations.

Manufacturing and Processing

        We process and package foods using the latest flexible packaging and stabilization technologies. We use a wide range of flexible packaging in the manufacturing process, including pre-formed pillow and gusseted pouches, vertical and horizontal form fill pouches, and single serve and bulk size semi-rigid plastic containers. All of these packages use heat seal technology to produce a hermetically sealed container.

        Our stabilization processes are enhanced by our ability to integrate five primary stabilization methods into each of our packaging technologies, including retort, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies:

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  Retort—the food product, packaged in a hermetically sealed container, is heated to above 250 degrees Fahrenheit in order to render the food product shelf-stable.

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  Hot-fill—the food product, typically a sauce or beverage, is dispensed into a package while the product is still hot prior to sealing and cooling of package in order to render the food shelf-stable.

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  In-line pasteurization—the food product, typically a product that is sensitive to high temperatures, is heated before the product is packaged and sealed in order to extend the life of the product but not render it shelf-stable.

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  Post-packaging pasteurization—the food product, typically a product that is sensitive to high temperatures, is heated after the product is packaged and sealed in order to extend the life of the product but not render it shelf-stable.

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  Frozen stabilization—the temperature of the food product is rapidly lowered below 32 degrees Fahrenheit in order to preserve the product for extended periods of time.

These methods, along with our modified atmosphere packing technology, prolong shelf-life and maintain product quality. Using portion control technology, we package individual serving size packages in flexible and semi-rigid formats for retorted, frozen or pasteurized products ranging in size from three ounces to five pounds.

        Our manufacturing plants utilize a comprehensive quality systems approach that incorporates the benefits of International Standards Organization systems, total quality management and statistical process control systems. We purchase modular and versatile equipment for use in our manufacturing facilities, which we then customize in-house to our specifications to meet the requirements of each product line. This has permitted us to increase the flexibility of our manufacturing lines and enhance our manufacturing efficiency.

        We have also improved efficiency through our continual investments in more productive manufacturing equipment and the strategic implementation of automated technology. Since 2001, we have invested over $12 million to integrate more efficient and automated technology into many aspects of our operations. This integration has reduced our labor and manufacturing costs, removed manufacturing inefficiencies and improved response times for deliveries. In addition, automated technologies, including robotics and self-guided transport carts, have reduced the frequency of on-site employee injuries, increased the efficiency of our manufacturing lines and the utilization of our retort equipment.

        In addition to our manufacturing capabilities, we offer an extensive range of services in custom contract assembly, product design and supply chain management. We operate fully independent Enterprise Resource Planning (ERP) systems at each of our primary facilities to optimize our supply chain and to ensure efficient receiving and warehousing procedures and production, allowing us to meet demanding delivery schedules and adhere to rigorous quality standards. We are the quality leader among our competitors in the production of MREs, UGR-As and Tray-Packs and have received the number one rating in customer quality audits and manufacturing quality from the DSCP. The DSCP audits the industry participants annually, and on-site U.S. military inspectors and the USDA monitor our quality performance.

        Our contracts with the DSCP require us to maintain a maximum supply capacity for each of our DoD supply programs, including a maximum of 834,000 cases per month under our MRE contract, 750,000 modules per month under our UGR-A contract and approximately 117,000 to 217,000 units per month under our Tray-Pack contract. We generally operate below these levels on a monthly basis. Therefore, our facilities usually have significant excess manufacturing capacity, which provides us with substantial flexibility in planning future initiatives in our commercial and military businesses.

Sales, Marketing and Distribution

  Military

        Our contract administration department is responsible for overseeing our contracts with the DSCP. This group, together with our executive team, is dedicated to managing and serving the DSCP, and ensuring that we are meeting the requirements of the U.S. Government. Our sales to the Canadian military are managed by a sales manager in our sales organization.

        We ship products for which we provide final assembly, such as MRE and UGR-A modules, directly to military bases in the continental United States, as well as to U.S. military installations overseas and various global storage centers. We ship products for which we provide manufacturing, such as Tray-Packs, to U.S. Government depots for final assembly and distribution.

  Co-Manufacturing

        Historically, we acquired new co-manufacturing business by responding to potential customers' requests for proposals. In the future, we plan to actively pursue new co-manufacturing business through the execution of multiple projects for strategic accounts that are leaders in their respective food categories. We plan to aggressively market our supply chain services and value-added product solutions while leveraging our extensive existing contacts and support infrastructure with companies such as Kraft Foods Inc. and Gerber Products Company.

        In our co-manufacturing program, our Vice President, Co-Manufacturing and Supply Chain is responsible for coordinating the deployment of internal resources, including research and development, engineering, supply chain management and manufacturing, to execute a comprehensive, turnkey commercialization plan to develop, test, and ultimately manufacture new products. After a product is launched, the account is assigned to a customer service representative, who is responsible for day-to-day account management.

        Our Supply Chain Department is focused on successfully integrating our systems with those of our customers to provide a comprehensive outsourced product management solution, from the sourcing of material to the delivery of the end product. Historically, our reputation in the industry and our record of meeting our commitments to our customers have led customers to seek out our services. In the future, we intend to pursue a more aggressive sales strategy in which we will seek out specific branded partners and initiatives that align with our core competencies in heat sealed flexible packages and thermostabilized products. We will continue to pursue relationships with large branded businesses that are leaders in their respective categories and we intend to add at least two more major industry players as customers of our co-manufacturing business over the next three years. Generally, we have favored deeper, more value-added relationships with a smaller number of customers, rather than less comprehensive relationships with many customers. This approach has allowed us to build on our strengths by participating extensively in the early stage development of products and their commercialization. We generally ship co-manufactured products to our customers' warehouses for further distribution to consumer outlets.

  Branded Consumer Products

        Our retail branded line of business is managed by our Vice President, Sales & Marketing, who oversees and directs the development and growth of brand strategies. We employ a dedicated staff for the sales and marketing of Homestyle Express in addition to a nationwide broker sales network.

        Our sales strategy for Homestyle Express is to partner with the leading retailer within each channel of trade with particular emphasis on Wal-Mart. Once we have begun sales to the leading retailer in a channel, we leverage the benefits of higher volume with other retailers to provide shelf space to our products in order to compete with the channel leader. We do not pay slotting fees and instead focus our marketing activities on in-store introductory and theme promotions. Given our strong existing relationship with Wal-Mart and its increasing dominance of grocery and mass merchandising channels, we believe that our product line will achieve increased market penetration due to our prominent presence at Wal-Mart stores. Since Wal-Mart's low price strategy often drives other retailers to lower their margin expectations, we can also expect our product line to be lower-priced to consumers across all channels of trade.

        Our marketing and research and development departments monitor consumer trends for ongoing product development efforts in the retail consumer market. We have plans to introduce new Homestyle Express items each January and July that are consumer tested and approved. We have retained a design firm to create state-of-the-art package designs, consumer promotions and related marketing materials.

  Branded Foodservice Business

        Our retail branded foodservice business is also managed by our Vice President, Sales & Marketing. Our Great Food Express foodservice brand is marketed primarily through our H.J. Heinz master sales and distribution agreement, and we handle our Great Food Express military sales directly. We plan to introduce Great Food Express into military feeding programs through our strong existing military business relationships.

        As it does with our branded consumer products, our marketing and research and development departments monitor trends for product development efforts in the foodservice market. Our marketing and culinary resources work closely with our foodservice customers and H.J. Heinz's sales department to expand our Great Food Express offerings.

Suppliers

        We purchase our food and packaging supplies on an as-needed basis from commercial suppliers, with the exception of a limited number of components that are supplied to us by the U.S. Government for our MRE contract. The DSCP has indicated that it is evaluating the outsourcing of all components of the MRE program. We do not rely on any single commercial supplier for a significant component of our business.

Research and Development

        In 2003, we constructed a modern research and development facility, and we maintain an eight-person research and development ("R&D") team with culinary expertise, in-house process authority and food science knowledge. This team supports our commercial and military product development and collaborates with our co-manufacturing customers. For the military products, the team develops a wide range of products from breakfast to dessert, that meet stringent government nutritional requirements. In addition, we have worked with the U.S. Government on creating packaging materials for field rations, such as our development and production of the Tray-Pack for the UGR-H&S program. The group also provides expertise on package selection to ensure that the packaging can withstand airdrop, rough handling and temperature extremes. The R&D group works with our engineering staff and operations personnel to develop the product, package and process for each product concept.

        Our research and development initiatives arise from a number of sources. We react to our customers' needs by focusing a portion of our R&D resources on product ideas that satisfy their requirements. In other cases, our R&D initiatives are responses to our internal desire to reduce costs or improve product quality on existing product lines. Co-manufacturing initiatives that are project-specific will be designed with fee structures that allow us to cover our R&D charges. In addition, we monitor market trends to identify potential opportunities to extend our own brands through additional research and development activities.

Customers

        Our sales are predominantly derived from three contracts with the DSCP, which is responsible for the procurement of military field rations for the DoD. Approximately 90% of our net sales for the year ended December 31, 2003 were made directly or indirectly to the U.S. Government.

        Our primary co-manufacturing customers are Kraft Foods Inc. and Gerber Products Company, which together accounted for approximately 8% of our net sales for the year ended December 31, 2003. In our branded products business, our customers include Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., The Kroger Co., Publix Super Markets and U.S. military commissaries.

Competition

        The MRE rations supply market is limited to us and two competitors: Ameriqual Foods, Inc. and SOPAKCO, Inc. Both of our competitors in this market manufacture extended shelf-life foods similar to ours. Their products include MREs, TOTMs and HDRs as well as several commercial products. In the UGR-A market, we compete with American Foods, Inc., Labatt Foods, a regional foodservice distributor, and The Advocacy and Resource Center. In the Tray-Pack market, our sole competitor is Stegner Foods, a small specialty food products manufacturer. We are the only company with prime contracts in each of the MRE, UGR-A and UGR-H&S programs.

        In the commercial extended shelf-life foods market, our main competitors include Truitt Bros., Inc. and Ameriqual Foods, Inc.

        In the branded food market, our competitors include major consumer branded food companies, such as Hormel Foods Corporation and General Mills, Inc.'s Betty Crocker. Great Food Express competitors include frozen as well as canned products.

Regulatory Matters and Government Contracts

        For the fiscal year ended December 31, 2003, 90% of our net sales were derived from contracts with the U.S. Government or U.S. Government agencies. Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts.

        The U.S. Government has significant unilateral rights under our contracts, including the ability to suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, terminate existing contracts, reduce the value of existing contracts through partial termination and audit our contract-related costs and fees, including allocated indirect costs. Our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, we are liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

Intellectual Property

        We have registered the names Homestyle Express®, Great Food Express™ and Asian Style Selections™ and certain other names used by our products as trademarks or service marks with the U.S. Patent and Trademark Office. We are not aware of any existing infringing uses that could materially affect our business. We believe that our trademarks and service marks are valuable to the operation of our business and are important to our marketing strategy.

Employees

        We employ individuals with a high level of food industry experience and production expertise to ensure product quality and operational efficiency. As of June 30, 2004, we had approximately 705 full-time employees. Approximately 78% of our employees are engaged in production, 1% of our employees are engaged in research and development and 21% of our employees are engaged in sales, marketing, product support and general administration. We rely on a substantial number of temporary employees on a continuing basis at our McAllen, Texas facilities, and during surge production periods at our Cincinnati, Ohio facilities. None of our workforce is unionized. We believe that we generally have good relations with our employees.

Environmental Matters

        Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

        These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

        We believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse effect on our business, results of operations or financial condition. We have not incurred, nor do we expect to incur, material costs relating to environmental compliance.

Property

        We lease all of the real property that we use in conducting our business. The following table presents certain information on our operating properties as of June 30, 2004:

Location	Sq. Feet	Use	Lease Expiration
10825 Kenwood Road Cincinnati, Ohio	182,000	Headquarters; food manufacturing; office space	December 31, 2010
5700 S. International Parkway McAllen, Texas	171,200	UGR-A raw materials storage and assembly	February 28, 2008
4700-4750 Creek Road Cincinnati, Ohio	156,200	Headquarters, Prepared Foods Division, finance and sales offices; warehouse and refrigerated assembly	July 31, 2008
200 N. 1st McAllen, Texas	143,352	MRE assembly, sub-assembly and storage; Right Away Division headquarters	December 31, 2010
5000 George McVay Drive McAllen, Texas	61,200	MRE raw materials storage and receiving	February 28, 2006
Kenwood Road Blue Ash, Ohio	49,000	Parking lot	December 17, 2004
310 East Beech McAllen, Texas	16,800	UGR-A frozen raw materials storage and assembly	April 30, 2005
1512 "C" Mid-Cities Drive Pharr, Texas	5,700	Equipment storage	Month-to-month
307 E. Earling Pharr, Texas	4,600	Document storage center	December 31, 2010

Legal Proceedings

        We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial position.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the directors and executive officers of The Wornick Company and their ages as of October 27, 2004:

Name	Age	Position
Robert B. McKeon	50	Chairman and Director
Larry L. Rose	62	President, Chief Executive Officer and Director
Jon P. Geisler	40	President and Chief Executive Officer of Prepared Foods Division
Humberto "Sonny" Cavazos	65	President and Chief Executive Officer of Right Away Division
John F. McQuay	55	Chief Financial Officer and Treasurer
Thomas J. Campbell	45	Secretary and Director
General Barry R. McCaffrey (USA Ret.)	61	Director
Admiral Joseph W. Prueher (USN Ret.)	61	Director
Admiral Leighton W. Smith, Jr. (USN Ret.)	65	Director
Ramzi M. Musallam	36	Director

        Robert B. McKeon, Chairman and Director.    Mr. McKeon has been the Chairman of our board of directors and a member of our compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. McKeon is a managing member of Veritas Capital, a New York-based equity investment firm he founded in 1992. Mr. McKeon is a member of the boards of directors of several private companies. Mr. McKeon holds a bachelor's degree from Fordham University and a master's degree in business administration from Harvard Business School.

        Larry L. Rose, President, Chief Executive Officer and Director.    Mr. Rose has served as our President and CEO since August 2000. He has been with us since our formation in 1971, having held numerous positions and titles. Prior to that time, from 1960 he was associated with a predecessor company and our founder, Ron Wornick, in various capacities, always including the role of chief financial officer. He has also served as a director since 1995. Mr. Rose has been a Certified Public Accountant since 1969. During much of the time since then, he also maintained an independent public accounting practice. He attended Pan American University (now University of Texas—Pan American).

        Jon P. Geisler, President and Chief Executive Officer—Prepared Foods Division.    Mr. Geisler currently serves as President and Chief Executive Officer of our Prepared Foods Division. He joined our quality assurance department in August 1985 and has worked in every operational aspect of MRE production, including as Vice President of Operations, Operations Manager, Production Manager, Production Supervisor, Process Engineer and Quality Control Manager. He most recently served as Executive Vice President and Chief Operating Officer of the Prepared Foods Division. Mr. Geisler's current responsibilities include oversight of operations, quality assurance, technical services and engineering. He holds a Bachelor of Science degree in Engineering Management from the University of Evansville.

        Humberto "Sonny" Cavazos, President and Chief Executive Officer—Right Away Division.     Mr. Cavazos has served as the President and Chief Executive Officer of our Right Away Division since

October 2004. He previously served as the Executive Vice President and Chief Operating Officer of the Right Away Division for four years and has been with The Wornick Company in many other capacities since 1980. Prior to joining us, Mr. Cavazos held various management positions in the food industry with companies such as Patio Mexican Foods and Dentler FAC. Mr. Cavazos holds a Bachelor of Business Administration in Industrial Management from the University of Texas at San Antonio, as well as an Associate's Degree from San Antonio Community College.

        John F. McQuay, Chief Financial Officer and Treasurer.    Mr. McQuay has been with us since August 1987 and currently serves as our Chief Financial Officer and Treasurer. Before his current post, he was the Vice President of Finance of our Prepared Foods Division and also served as the Chief Financial Officer and interim President of our former Shelf Stable Foods Division. Prior to joining us, Mr. McQuay held the positions of Chief Financial Officer with Indian Summer Inc., a multi-facility, multi-state processor of juices and vinegars, and Auditor/MAS Consultant with the CPA firm George S. Olive and Company. He also served as a Lieutenant with the U.S. Air Force Auditor General's office. Mr. McQuay is a Certified Public Accountant and holds a Bachelor of Science degree in accounting from Indiana State University.

        Thomas J. Campbell, Secretary and Director.    Mr. Campbell has been our Secretary and a member of our board of directors and a member of our compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. Campbell is a managing member of Veritas Capital, which he has been associated with since 1992. He is also a member of the boards of directors of several private companies. Mr. Campbell holds a bachelor's degree in accounting and finance from Lehigh University.

        General Barry R. McCaffrey (USA Ret.), Director.    General McCaffrey has been a member of our board of directors and a member of our audit committee since June 2004. Gen. McCaffrey was Director, White House Office of National Drug Control Policy from February 1996 to January 2001, serving as a member of the President's Cabinet and the National Security Council. During his service career, he served overseas for 13 years, including service as Commander-in-Chief, U.S. Southern Command from 1994 to 1996. Gen. McCaffrey is also a member of the boards of directors of several private companies. Gen. McCaffrey holds a bachelor's degree in general engineering from the U.S. Military Academy and holds a master's degree in civil government from American University.

        Admiral Joseph W. Prueher (USN Ret.), Director.    Admiral Prueher has been a member of our board of directors and a member of our audit committee and corporate governance and nominating committee since June 2004. Admiral Prueher served as U.S. Ambassador to the People's Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander-in-Chief, U.S. Pacific Command from January 1996 to February 1999. From 1989 through 1995, Admiral Prueher served as Commandant of Midshipmen at the U.S. Naval Academy at Annapolis, Maryland, Commander of Carrier Battle Group ONE based in San Diego, California, Commander of the U.S. Mediterranean Sixth Fleet and of NATO Striking Forces, and as Vice Chief of Naval Operations in the Pentagon. He is a member of the boards of directors of Merrill Lynch & Co., Inc., New York Life Insurance Company and Emerson Electric Co. Admiral Prueher holds a bachelor's degree in naval science from the U.S. Naval Academy and a master's degree in international relations from George Washington University.

        Admiral Leighton W. Smith, Jr. (USN Ret.), Director.    Admiral Smith has been a member of our board of directors and a member of our audit committee since June 2004. Admiral Smith was appointed to the four-star rank in April 1994, became Commander-in-Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Admiral Smith serves as a Senior Fellow at the Center for Naval Analysis, a Senior Advisor at the U.S.

Naval Institute and President of Leighton Smith Associates. He is currently a member of the board of directors of CAE USA Inc. Admiral Smith is a graduate of the U.S. Naval Academy.

        Ramzi M. Musallam, Director.    Mr. Musallam has been a member of our board of directors and a member of our compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. Musallam is a partner of Veritas Capital, with which he has been associated with since 1997. He is also a member of the boards of directors of several private companies. Mr. Musallam holds a bachelor's degree from Colgate University with a double major in economics and mathematics and a master's degree in business administration from the University of Chicago Graduate School of Business.

Board Committees

        The standing committees of our board of directors consist of an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. In addition, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

        Our audit committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. The committee is responsible for, among other things, selecting the independent auditors; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; approving audit and non-audit services provided to us by the independent auditors; overseeing our financial reporting activities; reviewing the adequacy of our internal system of audit, financial and disclosure controls; and ensuring legal and regulatory compliance. Our audit committee is comprised of General McCaffrey (Chairman) and Admirals Prueher and Smith.

Compensation Committee

        The compensation committee is primarily concerned with administering programs and policies regarding the compensation of executive officers and employee benefit plans. The committee is responsible for determining compensation of our executive officers and other employees and overseeing the administration of all employee benefit plans and programs. Our compensation committee is comprised of Messrs. McKeon (Chairman), Campbell and Musallam.

Corporate Governance and Nominating Committee

        The corporate governance and nominating committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, and review of our corporate governance policy. The committee is responsible for reviewing director compensation and benefits, overseeing the annual self-evaluations of our board of directors and making recommendations to our board of directors concerning the structure and membership of the other board committees. Our corporate governance and nominating committee is comprised of Admiral Prueher and Messrs. McKeon (Chairman), Campbell and Musallam.

Executive Committee

        The executive committee is responsible for reviewing major operating, contractual and expenditure issues. Our executive committee is comprised of Messrs. McKeon, Campbell and Musallam.

Compensation of Directors

        The three outside directors, General McCaffrey and Admirals Prueher and Smith, are paid $35,000 annually and $6,250 for each meeting other than regular quarterly meetings. There are no other fees paid to these directors. We do not maintain a medical, dental, or retirement benefits plan for these directors. The remaining directors are employed either by us or Veritas Capital and are not separately compensated for their services as directors although they are reimbursed for expenses incurred in connection with attending board and committee meetings.

Compensation of Executive Officers

        The following table summarizes compensation awarded or paid by us during 2003 to our President and Chief Executive Officer and our other executive officers. Only one year of compensation information has been provided in the table as we were not a reporting company at any time during the last three fiscal years.

Summary Compensation Table

	2003 Compensation
Name and Principal Position
	Salary	Bonus
Larry L. Rose President and Chief Executive Officer	$419,600	$176,972
Jon P. Geisler President and Chief Executive Officer of Prepared Foods Division	166,142	120,125
Humberto "Sonny" Cavazos(1) President and Chief Executive Officer of Right Away Division	180,000	134,500
Keith E. Frase(2) President and Chief Executive Officer of Right Away Division	249,406	151,351
John F. McQuay Chief Financial Officer and Treasurer	141,250	121,877

(1)
Mr. Cavazos was appointed the President and Chief Executive Officer of Right Away Division in October 2004 and served as the Executive Vice President and Chief Operating Officer of Right Away Division during 2003.

(2)
Mr. Frase resigned from his position with us in October 2004.

Fiscal Year-End Option Values

        The following table sets forth information with respect to vested and unvested options to purchase common stock of the Predecessor held by the named executive officers as of December 31, 2003 (no options to purchase common stock were granted to or exercised by the named executive officers in 2003):

	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry L. Rose	$—	120,000	$—	$—
Jon P. Geisler	—	40,540	—	—
Humberto "Sonny" Cavazos(2)	—	40,451	—	—
Keith E. Frase(3)	—	40,540	—	—
John F. McQuay	—	40,541	—	—

(1)
The value of unexercised in-the-money options at year end has not been calculated due to the lack of a public trading market for the common stock of the Predecessor.

(2)
Mr. Cavazos was appointed the President and Chief Executive Officer of Right Away Division in October 2004 and served as the Executive Vice President and Chief Operating Officer of Right Away Division during 2003.

(3)
Mr. Frase resigned from his position with us in October 2004.

Compensation Committee Interlocks and Insider Participation

        There are no compensation committee interlocks (i.e., no executive officer of ours or of our parent serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors or our parent's board of advisors).

Option Plan

        We have no stock option plan. Members of our management and outside directors participate in our profits through a plan that grants them Class B interests in TWC Holding LLC, which owns 100% of our common stock. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests will be entitled to receive up to 7.875%, in the aggregate, of all distributions made by TWC Holding LLC after the holders of the Class A interests in TWC Holding LLC have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests in the event they are forfeited or repurchased.

Incentive Compensation Plan

        Members of our management are eligible to participate in our incentive compensation plan beginning in 2005, which provides bonuses for certain key executives if we achieve certain performance targets set by our Board of Directors. Under the incentive plan, participants generally are eligible to receive an award based on a percentage of base salary.

401(k) Plan

        We sponsor a defined benefit contribution plan, or 401(k) Plan, intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). Substantially all of our employees are eligible to participate in the 401(k) Plan on the first day of the month in which the employee has attained 90 days of employment. Employees may make pre-tax contributions of their eligible compensation, not to exceed the limits under the Code. Employees may direct their investments among various pre-selected investment alternatives. Non-discretionary employer contributions to the 401(k) Plan vest immediately.

PRINCIPAL SECURITY HOLDERS

        We are a wholly owned subsidiary of TWC Holding LLC, a Delaware limited liability company.

        The following table sets forth the beneficial ownership of TWC Holding LLC as of October 27, 2004 by (i) each person or entity known to us to own more than 5% of any class of TWC Holding LLC's outstanding securities, (ii) each member of our board of directors and each of our named executive officers and (iii) all of the members of the board of directors and executive officers as a group.

Name of Beneficial Owner(1)	Percent of Class A Interests(2)(3)	Class A Interest Distribution Participation(2)(3)(4)	Class B Interest Distribution Participation(2)(3)(4)
Veritas Capital Management II, L.L.C.(5) 660 Madison Avenue New York, New York 10021	94.7%	87.2%	—
Robert B. McKeon(6)	94.7%	87.2%	—
Thomas J. Campbell(6)	94.7%	87.2%	—
Ramzi M. Musallam(6)	94.7%	87.2%	—
Larry L. Rose	1.7%	1.6%	2.5%
Jon P. Geisler	1.1%	1.0%	1.5%
Keith E. Frase(7)	1.1%	1.0%	1.5%
Humberto "Sonny" Cavazos(8)	*	*	*
General Barry R. McCaffrey (USA Ret.)	—	—	*
Admiral Joseph W. Prueher (USN Ret.)	—	—	*
Admiral Leighton W. Smith, Jr. (USN Ret.)	—	—	*
All executive officers and directors as a group (10 persons)(9)	98.9%	91.1%	6.4%

*
Less than 1%.

(1)
Except as otherwise indicated, the address for each of the named security owners is 10825 Kenwood Road, Cincinnati, Ohio 45242.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC.

(3)
TWC Holding LLC has two classes of membership interests, Class A interests and Class B interests. Certain members of our management and outside directors have received Class B interests. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests are entitled to receive up to 7.875%, in the aggregate, of all distributions made by TWC Holding LLC after the holders of Class A interests in TWC Holding LLC have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests.

(4)
Represents the percentage of distributions by TWC Holding LLC to which the holder of interests would be entitled in respect of such holder's Class A interests or Class B interests, as applicable, assuming (i) full vesting of the Class B interests and (ii) that holders of all Class A interests of TWC Holding LLC have received the stated returns on their invested capital.

(5)
Veritas Capital Management II, L.L.C.'s interest in us is held indirectly through TWC Holding LLC. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of TWC Holding LLC. The Veritas

  Capital Fund II, L.P. owns 94.7% of the Class A membership interests of TWC Holding LLC. Through the provisions of the limited liability company agreement governing TWC Holding LLC, The Veritas Capital Fund II, L.P. controls the vote of all our shares held by TWC Holding LLC and is deemed to own all our common stock held by TWC Holding LLC. Interests in TWC Holding LLC are not transferable without the consent of The Veritas Capital Fund II, L.P.

(6)
Messrs. McKeon, Campbell and Musallam are principals of Veritas Capital Management. Accordingly, they may be deemed to share beneficial ownership of the membership interests owned by Veritas Capital Management although they disclaim this beneficial ownership except to the extent of their pecuniary interest in Veritas Capital Management.

(7)
Mr. Frase resigned from his position with us in October 2004.

(8)
Mr. Cavazos was appointed the President and Chief Executive Officer of Right Away Division in October 2004 and served as the Executive Vice President and Chief Operating Officer of Right Away Division during 2003.

(9)
Includes 94.7% of the Class A interests held by The Veritas Capital Fund II, L.P., beneficial ownership of which may be deemed to be shared by Messrs. McKeon, Campbell and Musallam, as the principals of Veritas Capital Management. Messrs. McKeon, Campbell and Musallam disclaim this beneficial ownership except to the extent of their pecuniary interest in Veritas Capital Management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Contribution

        Pursuant to the Assets Purchase and Sale Contract, certain members of our management and other employees made an equity contribution to TWC Holding LLC, which owns all of our common shares, in an aggregate amount of $2.0 million. In return, such persons have received Class A membership interests in TWC Holding LLC.

Leases of Manufacturing Facilities

        We lease manufacturing facilities from our former president and chief executive officer and former sole shareholder. These leases are each for a 15-year period expiring in 2010 and require us to pay all maintenance, taxes and insurance. Monthly rentals after January 1, 2001 are subject to increase based on the consumer price index for the previous two years, but are not subject to decrease. The leases have been classified as operating leases. We paid approximately $1,115,300, $1,115,300 and $1,310,300 in total rental expense with respect to these leases for the years ended December 31, 2001, 2002 and 2003, respectively. We are also obligated under operating leases for certain manufacturing and office facilities and equipment. Rental expense for these leases for the years ended December 31, 2001, 2002 and 2003 were approximately $597,000, $672,000 and $1,799,000, respectively. Future minimum lease payments under noncancellable operating leases with remaining lease terms in excess of one year as of December 31, 2003 are as follows:

Fiscal Year Ending December 31,	Amount
2004	$3,166,793
2005	2,997,136
2006	2,632,898
2007	2,533,898
2008	1,663,421
Thereafter	2,448,259

Total	$15,442,405

Transaction Fee

        In connection with the Acquisition, we paid a transaction fee of $3.0 million to Veritas Capital Management, an affiliate of The Veritas Capital Fund II, L.P.

Management Fee

        We pay an annual management fee of approximately $300,000 to Veritas Capital Management, an affiliate of The Veritas Capital Fund II, L.P.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summary of certain provisions of the instruments evidencing our material indebtedness (other than the notes) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Working Capital Facility

        We entered into a senior secured revolving working capital credit facility of up to $25 million concurrently with the closing of the Acquisition and the closing of the offering of the original notes.

        We make monthly interest payments on amounts borrowed under the facility at an annual adjustable interest rate calculated in accordance with the applicable promissory note.

        All of our obligations under the facility are secured by senior liens on and security interests in substantially all existing and future tangible and intangible assets owned by us, including cash, deposit accounts, equipment, inventory, receivables, contracts and intellectual property, subject to customary exceptions for transactions of this type. Pursuant to the intercreditor agreement described below, the liens on the collateral that secure the notes and the guarantees thereof will be contractually subordinated to the liens securing our working capital facility.

        Our working capital facility also contains certain restrictions and notice provisions relating to changes in our senior management, as well as customary covenants and events of default.

Intercreditor Agreement

        We, the guarantors, the trustee under the indenture for the notes (as secured party) and the lenders under our working capital facility entered into an intercreditor agreement concurrently with the closing of the offering of the original notes and our working capital facility. The intercreditor agreement, among other things, contractually subordinates the security interest securing the notes and the guarantees to the security interest securing borrowings and guarantees under our working capital facility. The trustee's ability to exercise rights and remedies in respect of the collateral also will be subject to the terms of the intercreditor agreement. See "Description of Exchange Notes—Collateral—Intercreditor Agreement."

DESCRIPTION OF EXCHANGE NOTES

        The Wornick Company (the "Company"), as an obligor (the "Issuer") issued the original notes (the "Original Notes") on June 30, 2004, and will issue the exchange notes (the "Exchange Notes") under an indenture (the "Indenture") among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Collateral Documents described below under the heading "Collateral" will define the terms of the security interests securing the Notes and the Guarantees. We urge you to read the Indenture and the Collateral Documents because they, and not this description, will define your rights as a holder of Notes. Copies of the Indenture and the Collateral Documents may be obtained upon written request to us. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, all references to the "Company," "we," "our" or "us" mean The Wornick Company, a Delaware corporation, and its successors in accordance with the terms of the Indenture, and not any of its subsidiaries. References to "Notes" in this section of the prospectus refer both to the Original Notes and the Exchange Notes.

        The Trustee will initially act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Issuer may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Issuer will pay principal (and premium, if any) on the Exchange Notes at the Trustee's principal corporate trust office in New York, New York. At the Issuer's option, interest may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of Holders. Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

        The Notes are:

  •
  our general obligations;

  •
  pari passu in right of payment with all of our existing and future senior Indebtedness and senior in right of payment to all of our future Subordinated Indebtedness, if any;

  •
  unconditionally guaranteed by the Guarantors on a senior secured basis; and

  •
  secured by a security interest in substantially all of our assets, subject to some exceptions and limitations, as described below under "Collateral."

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

        The term "Subsidiaries" as used in this Description of Exchange Notes does not include Unrestricted Subsidiaries. Currently, none of our Subsidiaries are Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

        The Notes will be jointly and severally, irrevocably and unconditionally, guaranteed (the "Guarantees") on a senior secured basis by each of our present and future Subsidiaries other than any Excluded Foreign Subsidiaries (the "Guarantors"). We currently have no Foreign Subsidiaries. The Guarantees will be secured by a security interest in substantially all of the assets of the Guarantors, subject to some exceptions and limitations, as described below under "Collateral." The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. For a discussion of some of the bankruptcy limitations and other risks related to the Guarantees, see "Risk Factors—Risks Related to This Offering."

Collateral

        The Notes and the Guarantees, respectively, will be secured by a security interest in substantially all of our and the Guarantors' assets, in each case, subject to some exceptions and limitations.

        These exceptions and limitations include the following:

  •
  The Collateral will not include assets secured by Purchase Money Indebtedness permitted to be incurred under the Indenture.

  •
  The Collateral will not include any assets, agreements, leases, permits or licenses or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties and such consent has not been obtained after we have used commercially reasonable efforts to try to obtain such consent.

  •
  The Collateral will not include any Capital Stock, securities or other payment rights of a Subsidiary, except to the extent described in the paragraphs below.

  •
  The Collateral will not include the other assets described in the definition of "Excluded Assets."

  •
  The assets securing the Notes and the Guarantees also will secure borrowings under the Credit Agreement up to the greater of $15.0 million (plus up to an additional $10.0 million of borrowings that may be incurred pursuant to clauses (g)(ii) and (h) of the definition of "Permitted Indebtedness") and the borrowing base described below under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  •
  Pursuant to the Intercreditor Agreement, the security interests securing the Notes and the Guarantees will be contractually subordinated to the security interests securing borrowings under, and guarantees of borrowings under, the Credit Agreement.

  •
  The lien on our assets securing the Credit Agreement will be senior to the lien on our assets securing the Notes and the Guarantees pursuant to the Intercreditor Agreement and the Trustee's ability to exercise rights and remedies with respect to the Collateral will be subject to the terms of the Intercreditor Agreement. See "—Intercreditor Agreement" below.

  •
  In the case of Excluded Foreign Subsidiaries, if any, the Collateral will be limited to a pledge of 65% of the Voting Equity Interests of such Foreign Subsidiary held directly by us or any domestic Subsidiary, 100% of the nonvoting Equity Interests of such Foreign Subsidiary held directly by us or any domestic Subsidiary and 100% of any intercompany Indebtedness owed by such Foreign Subsidiary to the Company or any of the Guarantors. The validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

  •
  In addition, to the extent that portions of the Collateral securing borrowings under the Credit Agreement consist of assets that are not perfected by filing a UCC financing statement, or that require that we or any Guarantor, as applicable, cause the Trustee to obtain "control" (as defined in the Uniform Commercial Code) or possession of such assets (and, after commercially reasonable efforts, we or such Subsidiary Guarantor, as applicable, are unable to cause the Trustee to obtain such control or possession), such portions of the collateral securing borrowings under the Credit Agreement may not constitute part of the Collateral securing the Notes and the Guarantees.

        The Capital Stock, securities and other payment rights of the Subsidiaries will constitute Collateral only to the extent that such Capital Stock, securities and other payment rights can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary's Capital Stock, securities or other payment rights secure the Notes, then the Capital Stock, securities or other payment rights of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the Liens on the shares of Capital Stock, securities or other payment rights that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock, securities and other payment rights to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock, securities and other payment rights of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement. In such event, the Collateral Agreements may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject to the Liens under the Collateral Agreements such additional Capital Stock, securities and other payment rights.

        In accordance with the foregoing limitations, the Collateral currently includes shares of Capital Stock of the Guarantors only to the extent that the Applicable Value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. The stock of our subsidiary, The Wornick Company Right Away Division, L.P., is subject to this limitation. However, the portion of the Capital Stock of such Subsidiaries constituting Collateral may decrease or increase as described above. Such shares of Capital Stock would also constitute part of the collateral securing the Credit Agreement, and therefore the Trustee, as collateral agent for the benefit of the Holders of the Notes, would have a security interest in such shares of Capital Stock that would be subordinated, pursuant to the Intercreditor Agreement, to the security interest therein securing borrowings under the Credit Agreement, and only if such security interest could be perfected, after commercially reasonable efforts, by means other than filing, control or possession, as described above. In addition, the collateral securing borrowings under the Credit Agreement will include 100% of the shares of Capital Stock of the Guarantors because the limitations described in the immediately preceding paragraph would not apply.

        We and the Guarantors will enter into such agreements (including, without limitation, security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements

(collectively, the "Collateral Agreements")) as is necessary to provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent for the benefit of the Holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of us and the Guarantors under the Indenture, the Notes, the Guarantees and the Collateral Agreements.

Release of Collateral

        Upon the full and final payment and performance of all our and the Guarantors' Obligations under the Indenture, the Notes and the Guarantees, the Collateral Agreements will terminate, and the Liens granted under the Collateral Agreements on the Collateral will be released. In addition, the Trustee shall release from the Lien created by the Indenture and the Collateral Agreements:

  (a)
  Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture and the Collateral Agreements and the Intercreditor Agreement; provided that the Trustee, as collateral agent, will not release such liens in the event that the transaction is subject to the covenant "—Limitation on Merger, Sale or Consolidation" and provided further that all products and proceeds of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral;

  (b)
  Collateral that is released with the consent of the Holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Notes as provided under "—Amendments, Supplements and Waivers;"

  (c)
  all Collateral upon defeasance of the Indenture in accordance with the provisions under "—Legal Defeasance and Covenant Defeasance" or discharge of the Indenture in accordance with the provisions under "—Satisfaction and Discharge;" provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders as required by such provisions shall not be released; and

  (d)
  Collateral of a Guarantor whose Guaranty is released in accordance with the Indenture and the Collateral Agreements;

provided, in each case, that the Trustee, as collateral agent, has received all documentation required by the Trust Indenture Act in connection therewith.

        For a discussion of some of the risks related to the Collateral, see "—Intercreditor Agreement" and "—Credit Agreement" below and "Risk Factors—Risks Related to This Offering."

Credit Agreement

        We entered into a Credit Agreement for up to $25 million concurrently with the closing of the offering of the Original Notes. The Credit Agreement is secured by substantially the same assets as those securing our and the Guarantors' Obligations under the Indenture, the Notes and the Guarantees. The relative priorities of the security interests granted in our and the Guarantors' assets pursuant to the Indenture and the Credit Agreement are governed by an intercreditor agreement, more fully described below under "—Intercreditor Agreement." In the event any trust account is established in connection with a defeasance of the Notes, such trust account and any financial assets or funds credited thereto will not constitute collateral securing the Credit Agreement or any other of our or the Guarantors' indebtedness. See "—Legal Defeasance and Covenant Defeasance."

Intercreditor Agreement

        Concurrently with the closing of the offering of the Original Notes and the Credit Agreement, we, the Guarantors party to the Credit Agreement, the lender under the Credit Agreement and the

Trustee, on behalf of the Holders of Notes, entered into an intercreditor agreement (the "Intercreditor Agreement"), which defines the rights of the lender under the Credit Agreement in relation to the rights of the Trustee and the Holders of Notes with respect to the Collateral. The following description of the principal terms of the Intercreditor Agreement is subject to and qualified entirely by reference to the definitive Intercreditor Agreement.

        The Intercreditor Agreement provides that the Liens securing the Notes and the Guarantees on any Collateral that also secure the obligations under the Credit Agreement will be subordinated to the Liens securing indebtedness under the Credit Agreement up to the greater of $15.0 million (plus up to an additional $10.0 million of borrowings that may be incurred pursuant to clauses (g)(ii) and (h) of the definition of "Permitted Indebtedness") and the borrowing base, as described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        The Trustee's ability to exercise rights and remedies in respect of the Collateral is subject to the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, if the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness under the Credit Agreement has not been fully paid, the Trustee, as collateral agent under the Collateral Agreements, will only have the right to foreclose upon any Collateral that also secures the obligations under the Credit Agreement if the lenders under the Credit Agreement (with or without the lenders under the Credit Agreement taking part in any such foreclosure) either (i) fail to take steps to exercise remedies with respect to or in connection with such collateral within 45 days following notice to such lenders of the occurrence of an Event of Default under the Indenture or (ii) fail to continue to pursue any such exercise of remedies while such Event of Default is then continuing and no insolvency proceeding is pending. The Intercreditor Agreement prevents the Trustee, as collateral agent under the Collateral Agreements, and the holders of the Notes from pursuing remedies with respect to such collateral in all other instances during which indebtedness under the Credit Agreement has not be fully paid, including during any insolvency proceeding. The Intercreditor Agreement provides that the net proceeds from any disposition of the shared collateral will first be applied to repay Indebtedness outstanding under the Credit Agreement up to the greater of $15.0 million (plus up to an additional $10.0 million of borrowings that may be incurred pursuant to clauses (g)(ii) and (h) of the definition of "Permitted Indebtedness") and the borrowing base, as described under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," and related interest, fees, indemnities, costs and expenses, and thereafter to repay all of our and the Guarantors' Obligations under the Indenture, the Notes and the Guarantees.

Principal, Maturity and Interest; Additional Notes

        On the Issue Date, we issued Notes with an aggregate principal amount of $125.0 million. The Indenture provides that, in addition to the $125.0 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional Notes in an unlimited principal amount having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), without the consent of Holders of previously issued Notes, subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest would accrue on the Additional Notes as set forth in such Additional Notes and the Indenture. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together with the Notes as one series on all matters with respect to the Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. Except where stated otherwise, all references to Notes herein include the Additional Notes. We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

        The Notes will mature on July 15, 2011. The Notes will bear interest at the rate per annum stated on the cover page of this prospectus from the date of issuance or from the most recent date to which fixed interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2005, to the Persons in whose names such Notes are registered at the close of business on the January 1 or July 1 immediately preceding such Interest Payment Date (each, an "Interest Record Date"). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon our registry books or by wire transfer to the accounts specified by them. See "Book-Entry Procedures, Delivery, Form, Transfer and Exchange—Same Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Optional Redemption

        We will not have the right to redeem any Notes prior to July 15, 2008 (other than with the Net Cash Proceeds of a Qualified Equity Offering, as described below).

        At any time on or after July 15, 2008, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (the "Redemption Date"):

Year	Percentage
2008	105.438%
2009	102.719%
2010 and thereafter	100.000%

        In addition, at any time on or prior to July 15, 2007, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 110.875% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture remain outstanding.

        If the Redemption Date is on or after an Interest Record Date, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Mandatory Redemption

        The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

        In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown in the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest (and Liquidated Damages, if any) will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Offers to Repurchase the Notes

Repurchase of Notes at the Option of the Holder From Excess Cash Flow

        Within 90 days after the end of each fiscal year, the Company will make an offer to all Holders (the "Excess Cash Flow Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 with 50% of the Company's Excess Cash Flow from such fiscal year (measured from the Issue Date in the case of the fiscal year in which the Issue Date occurs) (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased (the "Excess Cash Flow Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer; provided, however, that the Excess Cash Flow Offer Amount for a fiscal year shall be reduced by the aggregate principal amount of Notes purchased by the Company in the open market during such fiscal year and during the period prior to the date of such Excess Cash Flow Offer, but only to the extent that such principal amount was not taken into account in reducing the Excess Cash Flow Offer Amount for any prior periods.

        In order to effect the Excess Cash Flow Offer, we will promptly mail to each Holder of Notes notice of the Excess Cash Flow Offer (the "Excess Cash Flow Notice") offering to purchase the Notes on a date (the "Excess Cash Flow Purchase Date") that is no earlier than 30 days and no later than

60 days after the date that the Excess Cash Flow Notice is mailed. The Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement.

        On the Excess Cash Flow Purchase Date, we will apply the Excess Cash Flow Offer Amount to the purchase of all Notes properly tendered pursuant to an Excess Cash Flow Offer (on a pro rata basis if the Excess Cash Flow Offer Amount is insufficient to purchase all Notes so tendered) at the Excess Cash Flow Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment). To the extent that the aggregate amount of Notes tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, we may use any remaining Excess Cash Flow Offer Amount as otherwise permitted by the Indenture.

        Any Excess Cash Flow Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or the compliance of any of our subsidiaries with such laws and regulations will not in and of itself cause a breach of our obligations under this covenant.

Repurchase of Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 60 days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for at least 30 days following its commencement (the "Change of Control Offer Period"). On the Change of Control Purchase Date, to the extent lawful, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means:

  (1)
  prior to consummation of an Initial Public Offering, the Principal and its Related Parties shall (A) cease to be entitled, by beneficial ownership of the Voting Equity Interests of the Company, contract or otherwise, to elect or designate for election a majority of the Company's Board of Directors or (B) cease to beneficially own more than 50% of the aggregate voting power of the Voting Equity Interests of the Company;

  (2)
  we adopt a plan of liquidation;

  (3)
  after the first Initial Public Offering, (A) any "person" (including any group that is deemed to be a "person") (other than the Principal and its Related Parties) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the aggregate voting power of the Voting Equity Interests of the Company, and (B) one or more of the Principal and its Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the aggregate voting power of the Voting Equity Interests of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors;

  (4)
  the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office; or

  (5)
  any merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all of the

    Company's assets (determined on a consolidated basis) to another person (other than, in all such cases, one or more of the Principal and its Related Parties) other than, with respect to this clause (5), a transaction in which the holders of securities that represented 100% of the aggregate voting power of the Company's Voting Equity Interests immediately prior to such transaction own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving person in such merger or consolidation or the transferee of such assets immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Company's Board of Directors.

        As used in this covenant, "Person" (including any group that is deemed to be a "Person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, we will:

  (1)
  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) of all Notes so tendered, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent promptly will pay each Holder of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect Holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving our management or our affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of our or their obligations under such covenant.

        If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of our Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale") unless:

  (1)
  at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

  (2)
  with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate fair market value in excess of $2.0 million, management determines in reasonable good faith that we shall receive or such Subsidiary shall receive, as applicable, fair market value for such Asset Sale, and

  (3)
  with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate fair market value in excess of $5.0 million, our Board of Directors determines in reasonable good faith that we will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

        For purposes of clause (1) of the preceding sentence the following shall be deemed to constitute cash or Cash Equivalents: (a) the amount of any Indebtedness or other liabilities of the Company or such Subsidiary (other than Indebtedness or liabilities that are by their terms subordinated to the Notes and the Guarantees) that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities and (b) fair market value of any marketable securities, currencies, notes or other obligations received by the Company or any such Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 90 days after the consummation of such Asset Sale, provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        Within 360 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount") shall be:

  (a)
  (i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

  (b)
  invested in assets or property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person in a Related Business which immediately following such acquisition becomes a Subsidiary and a Guarantor) which in the reasonable good faith judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction; or

  (c)
  any combination of (a) or (b).

All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, we shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets; and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b) or (c).

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (a), (b) or (c) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture; provided, however, that we may not use the Net Cash Proceeds to make Restricted Payments other than Restricted Payments that are solely Restricted Investments or to make Permitted Investments pursuant to clause (a) of the definition thereof.

        When the Excess Proceeds equal or exceed $5.0 million, the Company shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. In order to effect the Asset Sale Offer, we shall promptly after expiration of the 360-day period following the Asset Sale that produced such Excess Proceeds mail to each Holder of Notes notice of the Asset Sale Offer (the "Asset Sale Notice"), offering to purchase the Notes on a date (the "Asset Sale Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Asset Sale Notice is mailed.

        On the Asset Sale Purchase Date, we shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") to the purchase of all Indebtedness properly tendered in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

  (1)
  we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business, (b) liquidate Cash Equivalents and (c) sell or discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise thereof;

  (2)
  we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation;"

  (3)
  we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

  (4)
  we may and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to us or any of the Guarantors;

  (5)
  we may and our Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

  (6)
  we may and our Subsidiaries may exchange any property or assets for property or assets of the type set forth in clause (b) of the third paragraph of this covenant;

  (7)
  the Subsidiaries may issue Equity Interests to us or to any other Subsidiary;

  (8)
  we may and our Subsidiaries may make Permitted Investments pursuant to clause (d) and (k) in the definition thereof and Restricted Investments that are not prohibited by the covenant "Limitation on Restricted Payments;"

  (9)
  we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with a fair market value (or that result in gross proceeds) of less than $1.0 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (9) exceed $5.0 million; and

  (10)
  we may and our Subsidiaries may grant Permitted Liens.

        All Net Cash Proceeds from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (a), (b) or (c) of the third paragraph of this covenant.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the payment date in connection with an Asset Sale Offer hereunder is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

        The Indenture also contains certain covenants that, among other things, restrict our, the Guarantors and our Subsidiaries' ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summaries of certain covenants of the Indenture do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, governs your rights as a Holder of the Notes.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing, if:

  (1)
  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness and

  (2)
  on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the "Debt Incurrence Ratio"), then we and our Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness).

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the incurrence by us or any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to the greater of (a) $15.0 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale, and (b) the sum of (i) 85% of the net book value of accounts receivable of the Company and the Subsidiaries, and (ii) 65% of the net book value of inventory of the Company and the Subsidiaries, in the case of each of clauses (b)(i) and (ii), determined in accordance with GAAP, and including accounts receivable and inventory acquired with the proceeds of the substantially concurrent incurrence of Indebtedness under the Credit Agreement.

        Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries, as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by us or a Guarantor of our Indebtedness or of the Indebtedness of a Guarantor incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence of Indebtedness, (i) we may designate pursuant to which provision of this covenant such Indebtedness is being incurred (and we may later redesignate such Indebtedness), (ii) we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes, the Guarantees and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

Limitation on Restricted Payments

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect on a pro forma basis to such Restricted Payment:

  (1)
  a Default or an Event of Default shall have occurred and be continuing,

  (2)
  we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

  (3)
  the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

  (a)
  50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Commission (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

  (b)
  the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Qualified Capital Stock after the Issue Date (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph, (iii) used as consideration to make a Permitted Investment or (iv) issued upon the conversion or exchange of any Indebtedness of the Company or the Subsidiaries convertible or exchangeable for our Qualified Capital Stock as described in paragraph (c) below), plus

  (c)
  the amount by which Indebtedness of the Company or the Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by one of the Subsidiaries) subsequent to the Issue Date of any Indebtedness of the Company or the Subsidiaries convertible or exchangeable for our Qualified Capital Stock (less the amount of any cash, or the fair market value of any other property, distributed by us or any of the Subsidiaries upon such conversion or exchange), plus

  (d)
  except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

        The foregoing clauses (1), (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

    (a)
    so long as clause (1) above is satisfied, (i) the payment of cash dividends to any direct holding company of the Company to the extent applied by such holding company to repurchase, redeem or otherwise retire or acquire Equity Interests of such holding company from our employees or directors (or their heirs, estates, authorized representatives or permitted transferees) or employees or directors (or their heirs, estates, authorized representatives or permitted transferees) of such holding company or the Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, interest holders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the Issue Date or (ii) repurchases, redemptions or other retirements or acquisitions of Capital Stock from our employees or directors (or their heirs, estates, authorized representatives or permitted transferees) or employees or directors (or their heirs, estates, authorized representatives or permitted transferees) of our Subsidiaries upon death, disability or termination of employment, in the case of clause (i) and (ii), in an aggregate amount pursuant to this paragraph (a) to all such employees or directors (or their heirs, estates, authorized representatives or permitted transferees) not to exceed $500,000 per fiscal year on and after the Issue Date, provided that any of such permitted amount not used in a fiscal year may be carried forward to succeeding fiscal years until used, so long as for any particular fiscal year, the aggregate of such unused amounts carried forward, together with the amount available for such fiscal year, shall not exceed $1.0 million in the aggregate,

    (b)
    so long as clause (1) above is satisfied, payments of Management Fees,

    (c)
    any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

    (d)
    a Qualified Exchange,

    (e)
    the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

    (f)
    the payment of reasonable and customary directors fees payable to, and indemnity provided on behalf of, our Board of Directors and the Boards of Directors of the Subsidiaries, indemnity provided on behalf of officers and employees of us and the Subsidiaries, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to our Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof),

    (g)
    dividends to any direct holding company of the Company to be used by such holding company solely to pay its franchise taxes and reasonable directors' fees and other fees and expenses owing by it in the ordinary course of business in an aggregate amount not to exceed $250,000 in any fiscal year, to the extent actually used by such holding company to pay such taxes, fees and expenses,

    (h)
    if a Change of Control has occurred and we shall have consummated the Change of Control Offer and purchased on the Change of Control Purchase Date all Notes tendered in response to the Change of Control Offer pursuant to the covenant described under "Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control" above, any purchase or redemption (within 60 days after the Change of Control Purchase Date) of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (x) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (y) we would be able to incur at least $1.00 of additional Indebtedness pursuant the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" after giving pro forma effect to such Restricted Payment and (z) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by us or any of the Subsidiaries, or

    (i)
    so long as clause (1) above is satisfied, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (i) not to exceed $1.0 million on and after the Issue Date.

        The amounts expended pursuant to the foregoing clauses (a), (c), (e), (h) and (i) (but not pursuant to clauses (b), (d), (f) and (g)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under this subheading "Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (a) through (i) above or is entitled to be made pursuant to the first paragraph of this covenant, we shall be permitted, in our sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of our Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

  (1)
  restrictions imposed by the Notes, the Guarantees or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes,

  (2)
  restrictions imposed by applicable law, rule, regulation or order,

  (3)
  existing restrictions under Existing Indebtedness,

  (4)
  restrictions under (i) any Acquired Indebtedness not incurred in violation of the Indenture or (ii) any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in the case of both (i) and (ii) existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

  (5)
  any restriction imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that such restriction or requirement is no more restrictive in any material respect than that imposed by the Credit Agreement as of the Issue Date,

  (6)
  restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

  (7)
  restrictions on transfer contained in Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Indebtedness,

  (8)
  limitations on the disposition or distribution of assets or property in joint venture agreements, co-manufacturing agreements and other similar agreements entered into in the ordinary course of business,

  (9)
  restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, and

  (10)
  in connection with and pursuant to Refinancing Indebtedness, the replacement of restrictions imposed pursuant to clauses (1), (3), (4), (5) or (7) of this paragraph or this clause (10) that are not more restrictive in any material respect as determined by our Board of Directors in its reasonable good faith judgment than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

        Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens Securing Indebtedness

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of our or their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of our Indebtedness or any Indebtedness of any Guarantor.

Limitation on Transactions with Affiliates

        The Indenture provides that we and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, on or after the Issue Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

  (1)
  unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate,

  (2)
  if involving consideration to either party of $1.0 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested, and

  (3)
  if involving consideration to either party of $5.0 million or more (or $1.0 million or more if no members of our Board of Directors are disinterested in such transaction) unless, in addition to clauses (1) and (2) above, we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Limitation on Merger, Sale or Consolidation

        The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

  (1)
  either (a) we are the surviving Person or (b) the resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our Obligations in connection with the Notes, the Indenture and the Collateral Agreements;

  (2)
  no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

  (3)
  unless such transaction is (i) the consolidation or merger of us and one of our previously existing Wholly Owned Subsidiaries or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly Owned Subsidiary of the Company, (ii) not for the purpose of evading this provision and not in connection with any other transaction and (iii) otherwise complies with the Indenture (including without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above (notwithstanding clause (2) of the seventh paragraph thereof) and the provisions under "Guarantors" set forth below), immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to our Consolidated Net Worth immediately prior to such transaction;

  (4)
  unless such transaction is (i) the consolidation or merger of us and one of our previously existing Wholly Owned Subsidiaries or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Wholly Owned Subsidiary of the Company, (ii) not for the purpose of evading this provision and not in connection with any other transaction and (iii) otherwise complies with the Indenture (including without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above (notwithstanding clause (2) of the seventh paragraph thereof) and the provisions under "Guarantors" set forth below), immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and

  (5)
  each Guarantor shall have, if required by the terms of the Indenture, confirmed in writing that its Guarantee shall apply to the Obligations of the Company or the resulting, surviving or transferee Person in accordance with the Notes and the Indenture.

        In the event of any transaction (other than a lease or transfer of less than all of our assets) in accordance with the foregoing in which the Company is not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as the Company.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of our Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Limitation on Lines of Business

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

Impairment of Security Interests

        The Indenture provides that, except as permitted in the Indenture, the Intercreditor Agreement and the Collateral Agreements, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, take or omit to take any action that would have the result of materially adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the Holders of the Notes.

Guarantors

        The Indenture provides that all of our present and future Subsidiaries (other than Excluded Foreign Subsidiaries) jointly and severally will guarantee all principal of and premium, if any, interest and Liquidated Damages (if any) on the Notes on a senior secured basis. The term Subsidiary does not include Unrestricted Subsidiaries.

        Notwithstanding anything herein or in the Indenture to the contrary, if any of our Foreign Subsidiaries that is not a Guarantor guarantees any other Indebtedness of ours or any Guarantor, or we or any of the Guarantors, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Foreign Subsidiary that is not a Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Guarantor, then such Foreign Subsidiary must become a Guarantor.

Release of Guarantors

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor) (a) expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture and (b) delivers to the Trustee an Opinion of Counsel that such supplemental indenture and guarantee have been duly authorized, executed and delivered and that each of the supplemental indenture, the guarantee and the Indenture constitutes a legal, valid, binding and enforceable obligation of such Person, in each case subject to customary qualifications.

        Upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests) of a Guarantor (as an entirety) to a Person which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

Limitation on Status as Investment Company

        The Indenture prohibits us, the Guarantors and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to us by the initial purchaserss, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the Commission on Forms 10-K and 10-Q if we were required to file such Forms, including in each case, together with a Management's Discussion and Analysis of Financial Condition and Results of Operations which would be so required, and including, with respect to annual information only, a report thereon by our certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if we were required to file such report. Within a reasonable period of time after delivering such annual and quarterly reports, we will use our reasonable best efforts to hold an earnings conference call to discuss the financial information contained therein, unless we would be prohibited by law from doing so. From and after the consummation of the Exchange Offer, unless the Commission will not accept such reports, we will file with the Commission the annual, quarterly and other reports which we are required to file with the Commission.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

  (1)
  our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

  (2)
  our failure to pay all or any part of the principal of or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price, the Asset Sale Offer Price or the Excess Cash Flow Purchase Price on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer, Asset Sale Offer or Excess Cash Flow Offer, as applicable,

  (3)
  our failure or the failure by any of the Guarantors or any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture (excluding the covenant described in the next to last sentence under "Reports" above) and, except for the provision under "Repurchase of Notes at the Option of the Holder From Excess Cash Flow," "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock" and "Limitation on Merger, Sale or Consolidation," the continuance of such failure for a period of 30 days after the earlier of Company's receipt of written notice of such Default from the Trustee or from the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

  (4)
  certain events of bankruptcy, insolvency or reorganization in respect of us, any of the Guarantors or any of our Significant Subsidiaries,

  (5)
  a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in our Indebtedness or the Indebtedness of any of the Guarantors or any of our Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay principal of such Indebtedness at maturity, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity,

  (6)
  final, non-appealable unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against us, any of the Guarantors or any of our Subsidiaries and not stayed, bonded or discharged within 60 days,

  (7)
  any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee,

  (8)
  any failure to comply with any material agreement or material covenant in any of the Collateral Agreements, and such failure or breach shall continue for a period of 30 days after written notice is given to us by the Trustee, or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, and

  (9)
  any of the Collateral Agreements at any time for any reason ceases to be in full force and effect, or is declared null and void, or shall cease to be effective in all material respects to give the Trustee, as collateral agent, the Liens with the priority purported to be created thereby (subject to the Intercreditor Agreement) subject to no other Liens (in each case, other than as expressly permitted by the Indenture and the applicable Collateral Agreement or by reason of the termination of the Indenture or the applicable Collateral Agreement in accordance with its terms).

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us, any of the Guarantors or any of our Significant Subsidiaries) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal thereof and all premium, if any, accrued and unpaid interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (4) above, relating to us, any of the Guarantors or any of our Significant Subsidiaries occurs, all principal thereof and all premium, if any, accrued and unpaid interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes which have become due solely by such acceleration, have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default except (i) a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, (ii) a Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on any Note not yet cured and (iii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. See "Amendments, Supplements and Waivers." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

  (1)
  Holders will be entitled to receive timely payments for the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

  (2)
  our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

  (3)
  the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

  (4)
  other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us, any of the Guarantors or any Significant Subsidiary described under "Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest and Liquidated Damages, if any, on the Notes on the stated date for payment or any redemption date thereof (and we must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

  (2)
  in the case of Legal Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

  (a)
  we have received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law,

    in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant had not occurred;

  (4)
  in the case of Legal Defeasance or Covenant Defeasance, no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at a time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

  (6)
  the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which we, any of the Guarantors or any of our Subsidiaries are a party or by which we, any of the Guarantors or any of our Subsidiaries are bound;

  (7)
  we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

  (8)
  we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (7) above, and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3), (5) and (6) above.

        The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the Company or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

        The Indenture provides that the Company may terminate its obligations and the obligations of the Guarantors under the Indenture, the Notes and the Guarantees (except as described below) when:

(a)	all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Company and thereafter repaid to the Company or a Guarantor) have been delivered to the Trustee for cancellation, or
(b)	(i)	all Notes have been called for redemption pursuant to the provisions under "Optional Redemption" by mailing to Holders a notice of redemption or all Notes otherwise have become due and payable,
(ii)
the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee U.S. legal tender, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest and Liquidated Damages, if any, on the Notes to the date of such redemption, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at such redemption,
	(iii)	each of the Company and the Guarantors has paid all other sums payable by it under the Indenture, the Notes and the Guarantees,
(iv)
no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),
(v)
such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we, any of the Guarantors or any of our Subsidiaries are a party or by which we, any of the Guarantors or any of our Subsidiaries are bound, and
	(vi)	we shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments, Supplements and Waivers

        Except as provided in the three succeeding paragraphs, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement (subject to any approval of the lenders under the Credit Agreement party thereto) and the Collateral Agreements may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture, the Notes, the Guarantees, the Intercreditor Agreement (subject to any approval of the lenders under the Credit Agreement party thereto) and the Collateral Agreements may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes).

        Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes the Holders of which must consent to an amendment, supplement, modification or waiver,

  (2)
  change the Stated Maturity on any Note,

  (3)
  reduce the principal of, or any premium (including redemption premium but not including any redemption premium relating to the covenants described under "Offers to Repurchase the Notes") on, any Note,

  (4)
  reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, including default interest, on any Note,

  (5)
  waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

  (6)
  waive any redemption payment with respect to any Note (other than provisions relating to or payments required by the covenants described under the caption "Offers to Repurchase the Notes"),

  (7)
  after the corresponding Asset Sale or Change of Control has occurred, reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter any other provision with respect to the redemption of the Notes required by the covenants described under the caption "Offers to Repurchase the Notes,"

  (8)
  change the coin or currency in which the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note is payable,

  (9)
  impair the right to institute suit for the enforcement of payment of the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note on or after the Stated Maturity (or on or after the Redemption Date),

  (10)
  make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes,

  (11)
  modify or change any provision of the Indenture affecting the contractual ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes,

  (12)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture, or

  (13)
  make any changes in the foregoing amendment, supplement and waiver provisions.

        Notwithstanding the foregoing, without the consent of the Holders, we, the Guarantors and the Trustee may amend, modify or supplement the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements:

    (i)
    to cure any ambiguity, defect or inconsistency,

    (ii)
    to provide for uncertificated Notes in addition to or in place of certificated Notes,

    (iii)
    to provide for the assumption of any of our or the Guarantors' obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of our assets in accordance with the Indenture,

    (iv)
    to evidence the release of any Guarantor permitted to be released under the terms of the Indenture or to evidence the addition of any new Guarantor,

    (v)
    to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

    (vi)
    to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein,

    (vii)
    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, the Collateral Agreements or the Registration Rights Agreement, or

    (viii)
    to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        Notwithstanding the foregoing and subject to the Intercreditor Agreement, no portion of the collateral may be released from the Lien of the Collateral Agreements (except in accordance with the provisions of the Indenture and the Collateral Agreements), and none of the Collateral Agreements or the provisions of the Indenture relating to the Collateral may be amended or supplemented, and the rights of any Holders thereunder may not be waived or modified, without, in each case, the consent of the Holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes.

Governing Law

        The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b); provided, that with respect to the creation, attachment, perfection, priority, enforcement of and remedies relating to the security interest in any real property Collateral, the governing law may be the laws of the jurisdictions where such Collateral is located without regard to the conflict of law provisions thereof.

No Personal Liability of Partners, Stockholders, Officers and Directors

        The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his, her or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definitions of "Change of Control" and "Affiliate" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

        "Board of Directors" means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

        "Capital Contribution" means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration has been given other than the issuance of Qualified Capital Stock.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalent" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, one of the two highest ratings obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

  (3)
  time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million,

  (4)
  commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in (3) above,

  (6)
  money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (5) of this definition,

and in the case of each of (1), (2), (3) and (4) maturing within one year after the date of acquisition.

        "Collateral" means all assets and other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Commission" means the Securities and Exchange Commission.

        "consolidated" means, with respect to the Company, the consolidation of the accounts of our Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

  (1)
  Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

  (2)
  transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

  (3)
  the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness (other than Indebtedness incurred under any revolving credit agreement or similar facility)) shall be assumed to have occurred on the first day of the Reference Period, and

  (4)
  the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided, that if such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period, adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

  (1)
  consolidated income tax expense,

  (2)
  consolidated depreciation and amortization expense,

  (3)
  Consolidated Fixed Charges,

  (4)
  any non-recurring restructuring and extraordinary charges (as determined in accordance with GAAP),

  (5)
  Management Fees,

  (6)
  Non-Cash ESOP Compensation Charges, and

  (7)
  all other non-cash charges reducing Consolidated Net Income for such period but excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

  (a)
  interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

  (b)
  the product of (i) the amount of cash dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries to the Company or to the Company's Wholly Owned Subsidiaries) times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by us).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

  (a)
  all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

  (b)
  the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

  (c)
  the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified Person or a Consolidated Subsidiary of such specified Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period,

  (d)
  the net income, if positive, of any of such specified Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

  (e)
  the net income of any Person that is an Unrestricted Subsidiary, except to the extent of cash dividends or distributions paid to such specified Person or a Subsidiary of the specified Person by such Person.

        "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (including amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted our Board of Directors (together with any new directors whose election by our Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors).

        "contractually subordinated" means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto. For the avoidance of doubt, unsecured Indebtedness is not "contractually subordinated" to secured Indebtedness and a junior Lien on any assets securing Indebtedness does not render such Indebtedness "contractually subordinated" to Indebtedness that is secured by a senior Lien on such assets.

        "Credit Agreement" means the Credit Agreement to be entered into by the Company, as of the Issue Date, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement with another credit agreement, including any credit agreement:

  (1)
  extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

  (2)
  adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

  (3)
  increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

  (4)
  otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the Holder thereof, by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the Holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock."

        "Employee Stock Ownership Trust" means "The Wornick Company Employee Stock Ownership Trust," as in effect as of the Issue Date, without giving effect to any amendment or modification thereof or supplement thereto.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Event of Loss" means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above, in each case having a fair market value or resulting in gross proceeds in excess of $1.0 million.

        "Excess Cash Flow" means, with respect to any Person for any period, the Consolidated EBITDA of such Person for such period, (a) adjusted to deduct therefrom the sum, without duplication, of the following: (1) the cash portion of Consolidated Fixed Charges of such Person paid during such period; (2) capital expenditures of such Person and its Subsidiaries made during such period; (3) all federal, state and local income taxes of such Person and its Subsidiaries paid during such period; (4) permanent reductions of Indebtedness incurred under the Credit Agreement; and (5) any net increase in Working Capital for such period; and (b) adjusted to add thereto the sum, without duplication, of (1) any net decrease in Working Capital for such period and (2) the amount of reimbursements, if any, received during such period in respect of capital expenditures.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means:

  (a)
  any Capital Stock, securities or other payment rights of a Subsidiary, except to the extent described above under "—Collateral;"

  (b)
  assets securing Purchase Money Indebtedness permitted to be incurred under the Indenture;

  (c)
  leasehold estates in real property existing on the Issue Date and any additional leasehold estates in real property acquired by the Company or the Subsidiaries after the Issue Date, unless the Trustee, as collateral agent (upon request of the Holders of a majority of the outstanding Notes), in its reasonable discretion requests that the Company provide the Trustee, as secured party, with a lien upon and security interest in such leasehold estate so that such leasehold estate shall become additional Collateral (and the Company in the Collateral Agreements will agree to notify the Trustee of the acquisition by it or any of the Subsidiaries of any leasehold estate in real property);

  (d)
  any leases, permits, licenses or other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon under the Collateral Agreements (i) is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law, or (ii) would require the consent of third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to try to obtain such consent, or (iii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provisions thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (the "UCC")); provided, that, immediately upon the uneffectiveness, lapse or termination of such prohibition, the provisions that would be so breached or such breach, default or termination or immediately upon the obtaining of any such consent, the Excluded Assets shall not include, and the Company or applicable Guarantor, as the case may be, shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required; and

  (e)
  cash and Cash Equivalents to the extent that a Lien thereon may not be perfected through the filing of a UCC financing statement or that, after the Company has used commercially reasonable efforts, the Company is unable to cause the Trustee to obtain "control" (as defined in the UCC) for the benefit of the Holders.

        "Excluded Foreign Subsidiary" means any Foreign Subsidiary that is either (i) treated for Federal tax purposes as a corporation or (ii) any entity owned directly or indirectly by another Foreign Subsidiary that is treated for Federal tax purposes as a corporation.

        "Exempted Affiliate Transaction" means:

  (a)
  customary director, officer and employee compensation arrangements approved by a majority of disinterested (as to such transactions) members of our Board of Directors,

  (b)
  Restricted Payments permitted under the terms of the covenant "Limitation on Restricted Payments" above,

  (c)
  transactions solely between or among the Company and any of its Subsidiaries or solely between or among its Subsidiaries,

  (d)
  reimbursement of any reasonable out-of-pocket expenses of the Principal and its Affiliates and, so long as no Default or Event of Default has occurred and is continuing at the time of such payment, payments of Management Fees by the Company or any of its Subsidiaries,

  (e)
  any agreement as in effect as of the Issue Date among the Company and/or one or more Subsidiaries, on the one hand, and one or more Affiliates, on the other hand (including any amendment thereto and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date) and any transaction contemplated thereby (for the avoidance of doubt, Exempted Affiliate Transaction shall include the payment of a $3.0 million transaction fee to Veritas Capital Management in connection with the acquisition of the assets and business of the Predecessor and its subsidiaries as described in this prospectus under "Certain Relationships and Related Transactions—Transaction Fee"),

  (f)
  co-manufacturing agreements or arrangements (and transactions effectuated pursuant thereto) with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business; provided that either the Board of Directors or the management of the Company has determined in its reasonable good faith judgment that each such agreement and arrangement is on terms that are not less favorable than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company, and

  (g)
  a transaction that constitutes a Permitted Investment pursuant to clause (f) of the definition of "Permitted Investment."

        "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (after giving effect to the transactions contemplated hereby), reduced to the extent such amounts are repaid, refinanced or retired.

        "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

        "Guarantor" means each of the Company's present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

        "Indebtedness" of any specified Person means, without duplication,

  (a)
  all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date unless such accounts payable or other obligations to trade creditors are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of such specified Person in accordance with GAAP) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

  (b)
  all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

  (c)
  all net obligations of such specified Person under Interest Swap and Hedging Obligations;

  (d)
  all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such specified Person;

  (e)
  any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

  (f)
  all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Initial Public Offering" means an initial underwritten public offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act following which the common stock of the Company is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market, Inc.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement, commodity futures contract, commodity option or any other agreement or arrangement designed to protect against fluctuations in interest rates, currency values or commodity prices, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any specified Person in any other Person (including an Affiliate) means (without duplication):

  (a)
  the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

  (b)
  the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, trade credit on commercially reasonable terms, endorsements for collection or deposits arising in the ordinary course of business);

  (c)
  other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

  (d)
  the making of any capital contribution by such specified Person to such other Person; and

  (e)
  Investments described in the immediately following paragraph.

        The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary of the Company (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company's or any of its Subsidiaries' ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the Original Notes under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Management Fees" means management fees paid by the Company or its Subsidiaries to Veritas Capital Management or its Affiliates in an amount per fiscal year not to exceed the greater of (i) $300,000 and (ii) 1% of Consolidated EBITDA for such fiscal year; provided that if the Notes are outstanding for only a portion of a fiscal year, such amount shall be pro rated for the portion of such fiscal year that the Notes are outstanding.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received (a) by the Company in the case of a sale of Qualified Capital Stock and (b) by the Company and its Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it),

  (1)
  plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

  (2)
  less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel, accounting and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss,

  (3)
  less, in the case of an Asset Sale or Event of Loss only,

  (i)
  the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes,

  (ii)
  repayment of Indebtedness (including Purchase Money Indebtedness but not including Subordinated Indebtedness, unless such Subordinated Indebtedness is required to be repaid in connection with such Asset Sale (including to obtain a necessary consent to such Asset Sale or required by applicable law)) secured by a Lien (permitted under the Indenture) on the asset disposed of in such Asset Sale or Event of Loss, and

  (iii)
  any reserve, established in accordance with GAAP, for adjustment in respect of the sale price of the property or other assets disposed in such Asset Sale, in accordance with the terms of the agreement governing such Asset Sale.

        "Non-Cash ESOP Compensation Charges" means compensation expense for Employee Stock Ownership Trust shares released and committed to be released, compensation expense for stock options and other stock-based compensation expense, in each case, as determined in accordance with GAAP and incurred by the Company and its Subsidiaries prior to the Issue Date.

        "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the Original Notes by the Company.

        "Officers' Certificate" means an officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Permitted Indebtedness" means:

  (a)
  Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

  (b)
  Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

  (c)
  Indebtedness solely in respect of bankers' acceptances, letters of credit performance bonds, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance and similar obligations (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

        (d)    (i)    Indebtedness incurred by the Company that is owed to (borrowed from) any Guarantor, provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and (y) any event that causes such Guarantor no longer to be a Guarantor (including by designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock,"

    (ii)
    Indebtedness incurred by any Guarantor that is owed to (borrowed from) any other Guarantor or the Company, provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and (y) any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and

    (iii)
    Indebtedness incurred by any Subsidiary (other than a Guarantor) and owed to (borrowed from) the Company, any Guarantor or any other Subsidiary; provided, that (x) such Indebtedness shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and such Guarantor's obligations pursuant to such Guarantor's Guarantee, as applicable, (y) any event that causes the Subsidiary borrower or the Subsidiary or Guarantor lender to no longer be a Subsidiary (including a designation as an Unrestricted Subsidiary), shall be deemed to be a new incurrence of such Indebtedness subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and (z) the Investment in the form of the loan is a "Permitted Investment" (other than pursuant to clause (c) of the definition thereof) or is otherwise not prohibited at the time of incurrence by the covenant "Limitation on Restricted Payments;"

  (e)
  Interest Swap and Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, for the purpose of fixing or hedging interest rate, currency or commodity price risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness or other obligations to which such Interest Swap and Hedging Obligation relates;

  (f)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

  (g)
  our incurrence or the incurrence by any Guarantor of (i) Purchase Money Indebtedness or Capitalized Lease Obligations or (ii) additional Indebtedness under the Credit Agreement if, immediately prior to such incurrence, the then outstanding Indebtedness under the Credit Agreement was considered (by the designation or redesignation then in effect) to have been incurred pursuant to clause (a) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (h) of the definition of "Permitted Indebtedness;" provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (g) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) does not exceed $5.0 million; and provided, further, that the aggregate amount of Indebtedness pursuant to the Credit Agreement permitted to be incurred pursuant to this clause (g) shall be reduced by the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale; and

  (h)
  if no Event of Default shall have occurred and be continuing, our incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (h) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $5.0 million; provided, that such Indebtedness may be Indebtedness incurred under the Credit Agreement only if, immediately prior to such incurrence, the then outstanding Indebtedness under the Credit Agreement was considered (by the designation or redesignation then in effect) to have been incurred pursuant to clause (a) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (g)(ii) of the definition of "Permitted Indebtedness;" and provided, further, that the aggregate amount of Indebtedness pursuant to the Credit Agreement permitted to be incurred pursuant to this clause (h) shall be reduced by the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale.

        "Permitted Investment" means:

  (a)
  any Investment in any of the Notes or the Additional Notes;

  (b)
  any Investment in cash or Cash Equivalents;

  (c)
  intercompany notes to the extent permitted under clause (d) of the definition of "Permitted Indebtedness;"

  (d)
  any Investment by the Company or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary and a Guarantor or such Person is merged with or into the Company or a Subsidiary that is a Guarantor;

  (e)
  Investments in existence on the Issue Date;

  (f)
  loans or advances to employees, directors and officers the Company, any Subsidiary or any direct holding company of the Company in the ordinary course of business for bona fide business purposes, in an aggregate amount not to exceed $500,000 outstanding at any one time;

  (g)
  Investments in securities of trade creditors or customers of the Company or its Subsidiaries received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (h)
  an Investment in the Company or in a Subsidiary of the Company which is a Guarantor, provided that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company's obligations under the Notes;

  (i)
  Interest Swap and Hedging Obligations of the types permitted to be incurred under clause (e) of the definition of "Permitted Indebtedness;"

  (j)
  any Investment in any Person (including the acquisition of Indebtedness) in exchange for the Company's Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock;

  (k)
  other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (k) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (k)) in such Person or Persons at any time does not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable); and

  (l)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Offers to Purchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."

        "Permitted Liens" means:

  (a)
  Liens existing on the Issue Date;

  (b)
  Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (c)
  statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (d)
  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  Liens arising by operation of law in connection with a judgment, decree or order, only to the extent, for an amount and for a period not resulting in an Event of Default;

  (f)
  pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

  (g)
  Liens securing the Notes and the Guarantees;

  (h)
  Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or any Lien securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

  (i)
  Liens arising from Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred pursuant to clause (g) of the definition of "Permitted Indebtedness"; provided such Liens relate solely to the property which is subject to such Indebtedness;

  (j)
  leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

  (k)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

  (l)
  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

  (m)
  Liens securing Indebtedness incurred under the Credit Agreement in accordance with (i) the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," and (ii) clauses (g)(ii) and (h) of the definition of "Permitted Indebtedness;"

  (n)
  easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, individually or in the aggregate, do not materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) and do not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

  (o)
  Liens in favor of the Company or any Guarantor, which are assigned to the Trustee for the Notes or a Guarantee, as applicable;

  (p)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (q)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (r)
  Liens incurred in the ordinary course of business securing Interest Swap and Hedging Obligations that are otherwise permitted to be incurred under clause (e) of the definition of "Permitted Indebtedness;"

  (s)
  Liens upon appropriate amounts established by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale; and

  (t)
  Liens securing Indebtedness of the Company or any Subsidiary (other than Indebtedness incurred under the Credit Agreement and other than Purchase Money Indebtedness or Capitalized Lease Obligations) in addition to the Liens described in clauses (a) through (s) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (t) does not exceed $3.0 million at any one time outstanding.

        "Person" or "person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Principal" means The Veritas Capital Fund II, L.P.

        "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X under the Securities Act, unless otherwise specifically stated herein.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including, in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after-acquired real or personal tangible property which, in the reasonable good faith judgment of our Board of Directors, is directly related to a Related Business of the Company or any of its Subsidiaries and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means (i) an underwritten public offering or (ii) a private offering placed through one or more securities firms that is comparable to a public offering except that it is not registered with the SEC, in each case of Qualified Capital Stock of the Company or Qualified Capital Stock of any direct holding company of the Company (to the extent that the Net Cash Proceeds thereof have been contributed by such holding company to the Company).

        "Qualified Exchange" means:

  (1)
  any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary); or

  (2)
  any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

        "Recourse Indebtedness" means Indebtedness (a) as to which the Company or one of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Company or any of its Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, and any substantially identical registration rights agreement with respect to any Additional Notes, as the context requires, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of our Board of Directors are materially related businesses.

        "Related Parties" means, with respect to the Principal, any Person who controls, is controlled by or is under common control with the Principal; provided, that for purposes of this definition "control" means the beneficial ownership of more than 80% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable of a Person.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

        "Restricted Payment" means, with respect to any Person:

  (a)
  the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

  (b)
  any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

  (c)
  other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of, any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

  (d)
  any Restricted Investment by such Person;

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of the Guarantors, by the Company or any of its Subsidiaries and any Investment in any Guarantor by the Company or any Subsidiary.

        "Significant Subsidiary" shall have the meaning set forth in Regulation S-X under the Securities Act, as in effect on the Issue Date.

        "Stated Maturity," when used with respect to any Note, means July 15, 2011.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

        "Subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company for any purpose under the Indenture (including the definitions therein). Unless the context requires otherwise, "Subsidiary" means each direct and indirect Subsidiary of the Company.

        "Unrestricted Subsidiary" means:

  (1)
  any subsidiary of the Company that, at or prior to the time of determination, shall have been designated by our Board of Directors as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of our Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company, and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

        "Working Capital" means, with respect to any Person as of any date of determination, the difference determined by subtracting (a) current liabilities (excluding the current portion of long-term debt) of such Person and its Subsidiaries as of such date from (b) current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries as of such date.

Book-Entry Procedures, Delivery, Form, Transfer and Exchange

        The Original Notes sold to qualified institutional buyers, institutional accredited investors and persons outside of the United States are currently in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). The Exchange Notes issued in exchange for the Original Notes initially will be in the form of one or more Global Notes and will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Participants (as defined below).

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in certain limited circumstances. See "Exchange of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of the Subsidiaries may act as Paying Agent or Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  Certain Book-Entry Procedures

        The description of the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, Société Anonyme, Luxembourg ("Clearstream") contained in this prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its Participants (including, if applicable, Euroclear and Clearstream) directly to discuss these matters.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the "Direct Participants") and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants" and, together with the Direct Participants, the "Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

        DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        You may hold your interests in the Global Notes directly through DTC if you are a Direct Participant in DTC, directly through Euroclear or Clearstream or indirectly through organizations that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, through its Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain in their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes see "Exchange of Interests in Global Notes for Certificated Notes."

        As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described under "Exchange of Interests in Global Notes for Certificated Notes," you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holder of a Global Note (or any Note represented thereby) under the Indenture or the Notes for any purpose.

        Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the Trustee or any agent of us or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

        DTC has advised us that its current payment practice (for payments of principal, premium, interest, Liquidated Damages and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interest in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of the Company, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants that hold an interest in the Notes through Euroclear or Clearstream) that hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and U.K. time for Clearstream). Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant that holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York,

Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Exchange of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Guarantors, the initial purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective Participants, of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section covering DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

  Exchange of Interests in Global Notes for Certificated Notes

        You may not exchange your beneficial interest in a Global Note for a definitive Note in registered, certificated form without interest coupons ("a Certificated Note") except as set forth below.

        An entire Global Note may be exchanged for Certificated Notes if:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice;

  (2)
  we, at our option, notify the Trustee in writing that we are electing to issue Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

        In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related Notes.

        In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC's customary procedures). Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

        None of us, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holders of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following general discussion summarizes the material U.S. federal income tax aspects of the exchange offer to holders of original notes. The discussion is for general information purposes only, is limited to U.S. federal income tax consequences of the exchange offer, and does not consider the aspects of the ownership and dispositions of the original notes or exchange notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the notes is contained in the offering material with respect to the original notes.

        This discussion does not consider the impact, if any, of the holder's personal circumstances on the tax consequences of the exchange offer to such holder. The discussion also does not address the U.S. federal income tax consequences of holders subject to special treatment under U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a straddle, a hedge against currency risk, a conversion transaction, or other risk reduction transactions, or persons that have a functional currency other than the U.S. dollar and investors in pass-through entities. In addition, this discussion does not describe any state, local, or foreign tax consequences from the exchange. This discussion assumes the notes are held as capital assets within the meaning of Internal Revenue Code section 1221.

        This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion herein does not foreclose the possibility of a contrary decision by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

        Holders of original notes should consult their own tax advisors regarding the application of U.S. federal income tax laws, as well as the tax laws of any state, local, or foreign jurisdiction, to the exchange offer (and to holding and disposing of the notes) in light of their particular circumstances.

        The exchange of original notes for the exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging original notes for the exchange notes under the terms of the exchange offer, (2) the holder's holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and (3) a holder's adjusted tax basis in the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of original notes that were acquired for the account of that broker-dealer as a result of market making or other trading activities, other than original notes acquired directly from us or any of our affiliates, may exchange those original notes for exchange notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if we determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of our financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the exchange notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166.

EXPERTS

        Our consolidated financial statements as of December 31, 2003, and for the year ended December 31, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

        Our consolidated financial statements as of December 31, 2002, and for each of the two years in the period ended December 31, 2002, included in this prospectus, have been so included in reliance of the report of The Hanke Group, P.C., an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the exchange notes. As permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the exchange notes in the registration statement. Statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more compete understanding of the documents or matter involved. This prospectus contains summaries and other information believed by us to be accurate as of the date hereof with respect to specific terms of the indenture, including the form of notes, and the registration rights agreement, but reference is made to the actual documents for complete information with respect to those documents.

        As a result of this exchange offer, we will become subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings will be available over the Internet at http://www.sec.gov. You may also read and copy any document we file, including this registration statement and the exhibits and schedules thereto, at the SEC public reference room at: 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, at any time when we are not subject to the periodic reporting requirements of the Exchange Act, for so long as the notes are outstanding, we will provide the trustee with copies of annual audited financial statements prepared in accordance with U.S. generally accepted accounting principles and certified by our independent public accountants and with unaudited interim financial statements prepared in accordance with U.S. generally accepted accounting principles for each of the first three quarters of each fiscal year. We will furnish the trustee, upon its request, with sufficient copies of all such information to accommodate the requests of noteholders and holders of beneficial interests in the notes. Written requests for this information should be addressed to The Wornick Company, 10825 Kenwood Road, Cincinnati, Ohio 45242, Attention: Secretary. Our telephone number at that address is (513) 794-9800.

THE WORNICK COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2002 and 2003	F-4
Consolidated Statements of Income for the Years Ended December 31, 2001, 2002 and 2003	F-5
Consolidated Statements of Changes in Stockholder's Equity for the Years Ended December 31, 2001, 2002 and 2003	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2002 and 2003	F-7
Notes to Consolidated Financial Statements	F-8
Interim Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets at December 31, 2003 (Predecessor) and July 1, 2004 (Successor)	F-31
Consolidated Statements of Income (Predecessor) for the Six-Month Periods from January 1, 2003 through July 5, 2003 and from January 1, 2004 through June 30, 2004	F-32
Consolidated Statements of Cash Flows (Predecessor) for the Six-Month Periods from January 1, 2003 through July 5, 2003 and from January 1, 2004 through June 30, 2004	F-33
Notes to Consolidated Financial Statements (Unaudited)	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of The Wornick Company

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the consolidated financial position of The Wornick Company at December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
March 29, 2004, except for Note 14 and
Note 15 for which the date is May 4, 2004, and
Note 13 for which the date is June 30, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Wornick Company

        We have audited the balance sheet of The Wornick Company at December 31, 2002, and the related statements of income, of stockholder's equity and of cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 2, the financial statements as of December 31, 2001 and 2002 and for the years then ended (including stockholder's equity as of December 31, 2000) have been restated to reflect additional stock compensation expense and the effects of applying purchase accounting to the 1995 change in ownership of the Company.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Wornick Company at December 31, 2002, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
February 28, 2003, except for Note 2, 14
and 15, for which the date is May 4, 2004, and
Note 13 for which the date is June 30, 2004

THE WORNICK COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2003
	(as restated)
Assets
Current assets
Cash and cash equivalents	$1,042,371	$5,290,667
Investments	3,000,000	8,993,000
Trade accounts receivable	12,795,577	14,686,678
Inventories	19,156,993	20,050,043
Prepaid expenses and other current assets	567,059	1,086,400
Notes receivable, current portion	278,327	1,532,647
Deferred income taxes	24,500	—

Total current assets	36,864,827	51,639,435
Property and equipment, net	14,669,556	21,717,606
Goodwill	10,856,253	10,856,253
Noncurrent deferred income taxes	157,000	—
Notes receivable, excluding current portion	—	1,102,527
Other noncurrent assets	1,150,547	1,392,876

Total assets	$63,698,183	$86,708,697

Liabilities and Stockholder's Equity
Current liabilities
Book overdraft	$160,585	$747,665
Line of credit	9,400,000	—
Current maturities of long-term debt	3,169,776	2,494,819
Trade accounts payable	7,791,297	2,241,206
Accrued expenses	5,335,830	6,910,792
Taxes payable	273,347	—

Total current liabilities	26,130,835	12,394,482
Accrued stock compensation	8,462,993	13,827,478
Accrued incentive compensation	—	833,269
Long-term debt, excluding current maturities	5,605,569	2,498,519

Total liabilities	40,199,397	29,553,748

Commitments and Contingencies
Stockholder's equity
Common stock $0.01 par value; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	50,000	50,000
Additional paid-in capital	27,971,302	33,637,668
Unearned shares of Employee Stock Ownership Trust	(11,990,660)	(10,163,571)
Retained earnings	7,468,144	33,630,852

Total stockholder's equity	23,498,786	57,154,949

Total liabilities and stockholder's equity	$63,698,183	$86,708,697

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2001	2002	2003
	(as restated)	(as restated)
Net sales	$94,191,426	$130,434,108	$318,370,159
Cost of sales	77,418,954	108,417,725	265,447,298

Gross profit	16,772,472	22,016,383	52,922,861
Selling, general and administrative expenses	11,598,353	21,042,831	27,008,208

Operating profit	5,174,119	973,552	25,914,653

Other (expense) income
Interest expense	(1,011,780)	(671,188)	(537,025)
Interest income	132,217	98,898	244,365
Other income, net	780,990	848,988	979,813

Total other (expense) income	(98,573)	276,698	687,153

Income before income taxes	5,075,546	1,250,250	26,601,806
Income tax expense (benefit)	278,407	(30,713)	439,098

Net income	$4,797,139	$1,280,963	$26,162,708

Pro forma income data (unaudited)
Income before income taxes	$5,075,546	$1,250,250	$26,601,806
Pro forma income tax expense	1,699,270	1,097,741	11,507,106

Pro forma net income	$3,376,276	$152,509	$15,094,700

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

				Unearned Shares of Employee Stock Ownership Trust
	Common Stock
			Additional Paid-in Capital		Retained Earnings
	Shares	Amount				Total
Balances as reported December 31, 2000	5,000,000	$50,000	$—	$(15,520,424)	$16,352,652	$882,228
Cumulative effect of restatement described in Note 2	—	—	25,384,108	—	(14,419,093)	10,965,015

Balances at December 31, 2000 (as restated)	5,000,000	50,000	25,384,108	(15,520,424)	1,933,559	11,847,243
Net income (as restated)	—	—	—	—	4,797,139	4,797,139
Dividends to Trust	—	—	—	—	(543,517)	(543,517)
Release of earned shares of Employee Stock Ownership Trust	—	—	55,881	1,519,963	—	1,575,844

Balances at December 31, 2001 (as restated)	5,000,000	50,000	25,439,989	(14,000,461)	6,187,181	17,676,709
Net income (as restated)	—	—	—	—	1,280,963	1,280,963
Release of earned shares of Employee Stock Ownership Trust	—	—	2,531,313	2,009,801	—	4,541,114

Balances at December 31, 2002 (as restated)	5,000,000	50,000	27,971,302	(11,990,660)	7,468,144	23,498,786
Net income	—	—	—	—	26,162,708	26,162,708
Release of earned shares of Employee Stock Ownership Trust	—	—	5,666,366	1,827,089	—	7,493,455

Balances at December 31, 2003	5,000,000	$50,000	$33,637,668	$(10,163,571)	$33,630,852	$57,154,949

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2002	2003
	(as restated)	(as restated)
Cash flows from operating activities
Net income	$4,797,139	$1,280,963	$26,162,708
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,222,742	1,631,691	2,299,744
Amortization of goodwill	775,447	—	—
Loss on disposal of assets	—	13,654	10,648
Deferred income tax (benefit) expense	(19,000)	(200,500)	181,500
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	1,575,844	4,541,114	7,493,455
Compensation expense for stock options	794,124	7,062,874	5,364,485
Other stock-based compensation expense	—	—	833,269
Changes in assets and liabilities
Trade accounts receivable	(3,315,231)	(7,030,126)	(1,891,101)
Inventories	(1,583,762)	(7,999,283)	(893,050)
Prepaid expenses and other current assets	(87,491)	(97,553)	(519,341)
Other noncurrent asset	(74,220)	(71,616)	(242,329)
Trade accounts payable and accrued expenses	2,647,646	3,899,866	(3,975,129)
Taxes payable	161,092	(98,352)	(273,347)

Net cash provided by operating activities	6,894,330	2,932,732	34,551,512

Cash flows from investing activities
Payments received on notes receivable	195,297	254,458	810,705
Proceeds from the sale of investments	—	928,571	3,000,000
Purchase of investments	—	(3,000,000)	(8,993,000)
Capital expenditures	(6,225,485)	(6,045,529)	(12,525,994)

Net cash used in investing activities	(6,030,188)	(7,862,500)	(17,708,289)

Cash flows from financing activities
Change in book overdrafts	(538,338)	160,585	587,080
Net increase (decrease) in the line of credit	1,200,000	6,700,000	(9,400,000)
Proceeds from issuance of long-term debt	2,700,000	3,425,000	61,653
Principal payments on long-term debt	(3,133,768)	(6,577,792)	(3,843,660)
Dividends paid on allocated shares	(543,517)	—	—

Net cash (used in) provided by financing activities	(315,623)	3,707,793	(12,594,927)

Net increase (decrease) in cash and cash equivalents	548,519	(1,221,975)	4,248,296
Cash and cash equivalents
Beginning of period	1,715,827	2,264,346	1,042,371

End of period	$2,264,346	$1,042,371	$5,290,667

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,011,780	$671,188	$537,025
Taxes paid during the period, net of refund	86,000	271,000	480,354

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization

General

        The Wornick Company, a Nevada corporation, and its consolidated subsidiaries (collectively, the "Company") produces, packages, and distributes extended shelf-life foods, both shelf stable and frozen, in flexible pouches and semi-rigid containers, primarily for the U.S. Department of Defense and certain commercial customers, as well as for its own consumer-branded products.

        As further described in Note 10, the Company formed an employee stock ownership plan in 1995. The Company's 5 million outstanding common shares were acquired by an employee stock ownership trust, and the shares have been partially allocated to eligible employees of the Company since that time. As further described in Note 2, the Company has retroactively changed its accounting for this transaction. This change in accounting is reflected as a prior period adjustment.

2.    Restatements

        The Company has restated its previously issued 2001 and 2002 financial statements related to the following matters:

Change in Accounting for 1995 ESOT Transaction—Purchase Accounting

        In November 1995, on behalf of the Employee Stock Option Trust ("ESOT"), all of the Company's common stock outstanding (5 million shares) were sold by the sole shareholder to the ESOT for $34 million. The Company did not apply purchase accounting to the transaction at that time because it was not required under generally accepted accounting principles in the United States of America. In connection with the potential financing of the contemplated transaction described in Note 13, the Company has elected to amend its previously issued financial statements to reflect purchase accounting related to the 1995 change in ownership of the Company.

        The $34.0 million purchase price was allocated retroactively as follows:

Net tangible assets	$16,491,066
Intangible assets	2,000,000
Goodwill	15,508,934

$34,000,000

        A summary of the necessary adjustments to record the November 1995 initial transaction and its subsequent impact through December 31, 2000, is as follows:

	Initial 1995 Transaction	Subsequent Impact Through December 31, 2000
	increase (decrease)	increase (decrease)
Intangible asset—customer relations	$2,000,000	$(2,000,000)
Goodwill, net	15,508,934	(3,877,234)
Additional paid-in capital	27,542,408	(2,109,654)
Retained earnings	(10,033,474)	(3,767,580)

        The reduction in additional paid-in-capital at December 31, 2000, represents a reclassification from retained earnings related to the accounting treatment for the ESOT.

        The intangible asset related to customer relations was amortized on a straight line basis over its estimated life of three years. Goodwill was amortized straight line over its estimated life of twenty years. Goodwill amortization expense of $775,447 was recorded in 2001. Amortization of goodwill was discontinued effective January 1, 2002 when the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets.

Restatement to Reflect Additional Stock Compensation Expense

        Subsequent to the issuance of the financial statements of the Company as of December 31, 2001 and 2002, and for the years then ended, it was discovered that the terms of the Company's stock option plans made the awards compensatory under accounting principles generally accepted in the United States of America. In addition, compensation expense in 2002 related to the ESOT was adjusted in connection with a modification to the average fair values of the shares committed to be released during 2002. Accordingly, the financial statements as of December 31, 2001 and 2002, and for the years then ended have been restated to reflect additional stock compensation expense of $702,434 and $7,062,874, respectively, related to the Company's stock option plans described in Note 10 and stock compensation expense related to the ESOT was reduced by $689,947. Deferred income tax benefits of $32,000 and $257,000 for the years ended December 31, 2001 and 2002, respectively, were also recorded in connection with these adjustments. In addition, a reduction of $666,685 (net of deferred tax benefit of $31,000) in retained earnings as of December 31, 2000, was recorded related to additional stock compensation expense prior to December 31, 2000.

        The cumulative effect of the matters described above on the accompanying financial statements as of December 31 or for the year then ended was as follows:

	2001		2002
	As Previously Reported	As Restated	As Previously Reported	As Restated
Selling, general and administrative expenses	$10,125,175	$11,598,353	$14,706,900	$21,042,831
Operating profit	6,647,297	5,174,119	7,309,483	973,552
Income before taxes	6,548,724	5,075,546	7,586,181	1,250,250
Income tax expense	305,704	278,407	189,291	(30,713)
Net income	6,243,020	4,797,139	7,396,890	1,280,963

        Selected Balance Sheet Accounts as of December 31, 2002:

	As Previously Reported	As Restated
Goodwill, net	$—	$10,856,253
Deferred tax (liability) asset	(138,500)	181,500
Accrued stock compensation	—	8,462,993
Stockholder's equity	20,785,526	23,498,786

Reclassifications

        In addition, certain amounts in the previously issued financial statements related to the classification of municipal income tax expense ($4,703 and $36,996 in 2001 and 2002, respectively) and the classification of cash overdrafts and equipment spare parts have been reclassified to conform with current year presentations. These reclassifications had no impact on previously reported net income or stockholder's equity.

3.    Summary of Significant Accounting Policies

Basis of Presentation

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of The Wornick Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company's best estimate of probable credit losses in its existing accounts receivable. The Company continuously reviews the accuracy of its allowance for doubtful accounts. Historically the Company has had very minimal bad debts due to its customer base. In addition, the Company does not have any off-balance sheet credit exposure related to its customers.

Investments

        Investments, which consist of government asset backed debt securities, are stated at cost, which approximates fair value.

Fair Value of Financial Instruments

        The recorded values of financial instruments, including accounts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk have historically consisted of cash and cash equivalents, trade accounts receivable, and marketable securities. The Company's cash and cash equivalents are held at financial institutions and may at times exceed federally insured limits. To minimize risk, the Company maintains its cash and cash equivalents at financial institutions with high credit ratings. To mitigate risk with debt securities, the Company has invested in debt instruments that are backed by Government assets. The Company's trade accounts receivable are concentrated with a significant customer. See Note 11 for additional information regarding this significant customer.

Derivative Financial Instruments

        The Company enters into foreign currency forward contracts to manage certain exposures to fluctuations in foreign currency exchange rates for the Canadian dollar. Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item.

        Cash flows from financial instruments are recognized in the consolidated statements of cash flows in a manner consistent with the underlying hedged transactions. At December 31, 2002 and 2003, the Company had no outstanding derivative instruments.

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out ("FIFO") method. Costs included in inventories consist of materials, labor, and fixed and variable manufacturing overhead which are related to the purchase and production of inventories.

Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives of the assets, which range as follows:

Leasehold improvements	lesser of the term of the lease or life of the asset (generally 3–10 years)
Machinery and equipment	5–15 years
Office equipment, fixtures and vehicles	3–7 years

        When property and equipment are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized in operations. Repairs and maintenance are charged to expense as incurred.

        The Company assesses the impairment of property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment to be recorded would be the excess of the assets carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

Goodwill

        Goodwill is stated at cost. During the year ended December 31, 2001, goodwill was amortized using the straight-line method over 20 years. Subsequent to January 1, 2002, goodwill is no longer amortized. The carrying value of goodwill is tested for impairment at least annually. The recoverability of unamortized goodwill is based upon the fair value of the Company which is determined by using a discounted cash flow analysis, which is consistent with how the Company determines the fair value of its common stock for The Wornick Company Employee Stock Option Plan ("ESOP") and other stock compensation arrangements (Note 10).

Shipping and Handling Fees and Costs

        The Company classifies shipping and handling fees and costs as a component of cost of sales.

Income Taxes

        The Company has elected to be taxed as a Sub-Chapter S corporation for federal income tax purposes.

        As further described in Note 7, for state tax purposes, income taxes were accounted for under the asset and liability method during 2001 and 2002. Deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax status or tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

        The Company recognizes revenue from product sales when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectibility is reasonably assured, which is generally upon shipment. The Company records estimated discounts in the same period revenue is recognized based on historical experience.

Use of Estimates in Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation Related to Stock Option Plans

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to apply the provision of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25"), in recognizing costs associated with the Company's stock option plans. Under Opinion No. 25, compensation is measured as the difference between the option's exercise price and the fair value of the underlying shares at the measurement date and subsequent changes in the fair value of the underlying shares through the date the option is exercised or otherwise settled. The measurement date is the first date on which both the number of shares subject to the option and the option exercise price are known. As described further in Note 10, all of the Company's option arrangements are compensatory. The related compensation expense has been determined based upon the estimated fair values of the Company's common stock.

Recently Issued Accounting Pronouncements

        Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact the Company's financial position or results of operations.

        Effective January 1, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement were effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact the Company's financial position or results of operations.

        In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact the Company's financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which addresses consolidation by business enterprises of variable interest entitles, or VIEs, either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 is effective immediately for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied effective in the annual period ending after December 15, 2003. The Company does not expect the adoption of this interpretation to have a material impact on its results of operations or financial position. However, changes in the Company's business relationships with various entities could occur which may impact its consolidated financial statements under the requirements of FIN 46.

        In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the consensus is effective for revenue arrangements entered into in fiscal period beginning after June 15, 2003. The adoption of this standard did not impact the Company's financial position or results of operations.

4.    Supplemental Balance Sheet Information

Inventories

        A summary of inventories is as follows:

	December 31,
	2002	2003
Raw materials	$10,362,412	$13,226,080
Work in process	1,060,263	1,272,545
Finished goods	7,734,318	5,551,418

	$19,156,993	$20,050,043

Notes Receivable and Other Current Assets

        Notes receivable consist primarily of receivables from the Company's commercial customers for reimbursements of property and equipment. Additions to these notes have been treated as a non-cash investing activity on the accompanying consolidated statements of cash flows. The repayment terms are based on production volumes or sales contract lives, with interest ranging from prime rate (4% at December 31, 2003) to 7%. Notes receivable from these commercial customers were $278,327 and $2,635,174 at December 31, 2002 and 2003, respectively.

Property and Equipment, Net

        A summary of property and equipment, net is as follows:

	December 31,
	2002	2003
Leasehold improvements	$2,412,804	$2,995,982
Machinery and equipment	17,550,958	24,543,406
Office equipment, fixtures and vehicles	2,631,418	2,687,186
Construction in progress	3,482,188	4,795,341

	26,077,368	35,021,915
Less: Accumulated depreciation and amortization	11,407,812	13,304,309

	$14,669,556	$21,717,606

        Depreciation and amortization expense for the years ended December 31, 2001, 2002 and 2003 was $1,998,189, $1,631,711 and $2,299,744, respectively.

Accrued Expenses

        Accrued expenses are comprised of the following:

	December 31,
	2002	2003
Compensation	$2,016,891	$4,291,451
Accrued government contract liabilities	1,593,623	1,004,343
Other	1,725,316	1,614,998

	$5,335,830	$6,910,792

5.    Goodwill

        Goodwill is comprised of the following:

	December 31,
	2002	2003
Goodwill	$15,508,934	$15,508,934
Accumulated amortization	(4,652,681)	(4,652,681)

	$10,856,253	$10,856,253

        The Company has completed its annual impairment test of goodwill (as described in Note 3) and has determined that there is no impairment at December 31, 2002 and 2003.

        Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement discontinued the amortization of goodwill subject to periodic impairment testing. The amounts shown below reflect the effective retroactive application of the discontinuance of the amortization of goodwill as if the new method of accounting had been in effect during 2001:

2001
As reported net income	$4,797,139
Goodwill amortization	775,447

Adjusted net income	$5,572,586

6.    Notes Payable to Bank and Long-Term Debt

        At December 31, 2002, the Company had two $5,500,000 lines of credit available with a bank with interest at the Wall Street Journal's prime rate (4.25% at December 31, 2002) payable monthly. The two $5,500,000 lines of credit expired and were renewed on February 28, 2003, and replaced with $10 million and $16 million Revolving Loan Agreements. The Revolving Loan Agreements are subject to borrowing base limitations and bear interest at the Wall Street Journal's prime rate (4.00% at December 31, 2003) and expire on August 28, 2004. There was no outstanding balance at December 31, 2003. There was $9,400,000 outstanding under the lines of credit at December 31, 2002.

        A summary of long-term debt at December 31 is as follows:

	December 31,
	2002	2003
Note payable to a bank in quarterly installments of $618,095 plus interest (4.25% and 4.00% at December 31, 2002 and 2003); due 2005.	$7,417,143	$4,944,763
Note payable to a bank in monthly installments of $27,107 including interest (4.25% and 4.00% at December 31, 2002 and 2003); remaining balance was prepaid in 2003; collateralized by equipment.	791,535	—
Note payable to a bank in monthly installments of $33,333 plus interest (4.25% and 4.00% at December 31, 2002 and 2003); remaining balance was prepaid in 2003; collateralized by equipment.	566,667	—
Note payable to a third party in monthly installments of $1,868 plus interest (4.00% at December 31, 2003); due in 2006.	—	48,575

	8,775,345	4,993,338
Less: Current maturities	3,169,776	2,494,819

Long-term debt, excluding current maturities	$5,605,569	$2,498,519

        The lines of credit and the note payable to a bank are collateralized by substantially all of the Company's assets. The debt agreements require maintenance of certain financial ratios and contain various other covenants, including limitations on capital expenditures and minimum working capital requirements.

7.    Income Taxes

        Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
Year Ended December 31, 2001
State	$292,704	$(19,000)	$273,704
Local	4,703	—	4,703

	$297,407	$(19,000)	$278,407

Year Ended December 31, 2002
State	$132,791	$(200,500)	$(67,709)
Local	36,996	—	36,996

	$169,787	$(200,500)	$(30,713)

Year Ended December 31, 2003
State	$—	$181,500	$181,500
Local	257,598	$—	257,598

	$257,598	$181,500	$439,098

        Prior to January 2003, the Company was subject to Texas franchise tax. In January 2003, the Company was no longer subject to Texas franchise tax. As such, all remaining deferred Texas franchise taxes totaling $181,500 were reversed during 2003. The current tax expense of $257,598 in 2003 relates to local municipal taxes.

        Income tax expense for the year ended December 31, 2002, differed from recognized expense principally because of a reversal of previously accrued estimated state tax expense at December 31,

2001. The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liability at December 31, 2002, are presented below:

Deferred tax assets
Current
Compensated absences	$17,000
Other	7,500

24,500
Noncurrent
Accrued stock and incentive compensation	320,000

Total gross deferred tax assets	344,500
Deferred tax liability
Property and equipment	(163,000)

Net deferred tax assets	$181,500

8.    Commitments and Contingencies

        Each of the Company's divisions leases manufacturing facilities from the Company's former president and chief executive officer and former sole shareholder. These leases are each for a 15-year period expiring in 2010 and require the Company to pay all maintenance, taxes, and insurance. Monthly rentals after January 1, 2001, are subject to increases based on the consumer price index ("CPI") for the previous two years, but are never subject to decreases. Each of these leases has been classified as operating leases.

        The Company paid approximately $1,115,300, $1,115,300 and $1,310,300 in total rental expense to the former sole shareholder for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company is also obligated under operating leases for certain manufacturing and office facilities and equipment. Rental expense for these leases for the years ended December 31, 2001, 2002 and 2003, were approximately $597,000, $672,000 and $1,799,000, respectively.

        Future minimum lease payments under noncancellable operating leases with remaining lease terms in excess of one year as of December 31, 2003, are as follows:

Years Ending December 31,
2004	$3,166,793
2005	2,997,136
2006	2,632,898
2007	2,533,898
2008	1,663,421
Thereafter	2,448,259

$15,442,405

9.    Defined Contribution Employee Benefit Plans

        The Company has a 401(k) plan, The Wornick Company 401(k) Savings Plan ("Plan"), which covers all eligible employees who have met the service requirement. On January 1, 2003, the Company modified its Plan which allows plan participants to elect to defer up to 50% of their compensation for the year up to the limited amount. The Company will make a matching contribution at 100% for the first 3% and 50% for the subsequent 2% of the participant's elective compensation deferral. Participants are 100% vested in their elective deferral and the Company's matching contributions made in 2003. Prior to the modification, a plan participant may have elected to defer up to 15% of compensation for the plan year. The Company would make a matching contribution of 50% of the first 6% of an employee's compensation deferral. For contributions made prior to January 1, 2003, participants are 100% vested in their elective deferrals and vest in the Company's matching contribution over four years of service. The Company contributed approximately $242,000, $193,000, and $413,000 to the 401(k) plan for the years ended December 31, 2001, 2002 and 2003, respectively.

        The Company maintains various defined contribution welfare benefit plans to provide medical, dental and life insurance benefits covering active eligible full time employees. The life insurance and dental plans are fully insured plans whereby the Company pays annual premiums. The medical plan is subject to self-insured maximum contributions for which the Company maintains adequate reserves.

10.    Stock Compensation Plans

Stock Option Plans

        During 1998, the Company adopted The Wornick Company Executive Stock Option Plan ("Option Plan") for the benefit of designated key employees at an option price of $3.58 per share. The Company granted options to purchase 405,405 shares of common stock on January 1, 1999, under this plan. An employee's right to exercise the stock options granted is contingent upon continued employment with the Company. Vesting, for purposes of the Option Plan, occurred at a rate of 25% per year beginning December 31, 1999. The Board of Directors accelerated the vesting of all options outstanding in 2001. Options may be exercised during the period of January 1, 2003 through December 31, 2005.

        Also in 1998, the Company adopted the Board of Directors Stock Option Plan ("Board Plan") for the benefit of the members of the Company's Board of Directors. The Company granted options to purchase up to 100,000 shares of common stock at an option price of $3.58 per share in June 1998 under this Plan.

        Lastly, in 1998, the Company adopted the Key Personnel Stock Option Plan ("Key Personnel Plan") for the benefit of designated key executives and certain members of the Company's Board of Directors. The Company granted options to purchase 120,000 shares of common stock at an option price equal to $4.30 per share in December 1998 under this plan.

        Optionees are fully vested in the options granted under the Board Plan and Key Personnel Plan. These options may be exercised during the period of January 1, 2003 through December 31, 2005.

        In 2000, the Company granted an option to an employee to purchase 10,500 shares of common stock at $5.08 per share under a separate stock option agreement. The Board of Directors fully vested all of these options during 2001. In December 2000, the Company granted separate options to its new board chairman and its new President and Chief Executive Officer to purchase 125,000 shares of common stock under separate stock option agreements. The options were 100% vested at the date of grant. The option price was $5.89, the fair market value of the stock on December 31, 2000. Options may be exercised during the period of January 1, 2003 through December 31, 2005.

        If any of the options above are not fully exercised by December 31, 2005, the unexercised portion of the option will be cancelled and the Company will make a cash distribution to the option holder for the difference between the fair value of the stock on December 31, 2005, and the exercise price of the related option. In addition, the terms of each of the option awards described above provide the individual with the right to immediately sell back to the Company, at fair value, any stock obtained through the exercise of any option award. Under accounting principles generally accepted in the United States of America, all of the options above are accounted for as compensatory plans with compensation expense being recorded based upon the fair value of the underlying stock through the date the award is exercised or otherwise settled. Total compensation expense related to all of the above options was $794,124, $7,062,874 and $5,634,485 for the years ended December 31, 2001, 2002 and 2003, respectively.

        A summary of transactions for all options follows:

	Number of Shares	Exercise Price
Outstanding at December 31, 2001	548,676	$3.58–5.89
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2002	548,676	$3.58–5.89
Granted	—	—
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2003	548,676	$3.58–5.89

        All options were exercisable under the Plans at December 31, 2003.

Other Stock-Based Compensation Plans

        The Company adopted an incentive compensation plan effective December 20, 2002. Under the terms of the plan, employees will receive base cash compensation totaling $475,000 adjusted in proportion to the changes in the fair value of the shares of the Company's common stock from $7.05 per share. In June 2003 the Company granted certain Directors a total of 60,000 stock units which effectively provide the individuals the right to receive a cash payment for the increase in the fair value of the Company's common stock in excess of $17.44. Compensation expense of $833,269 was recorded for the year ended December 31, 2003, related to these plans. Payments to employees and Directors under these plans are contingent upon the continued employment (or service in the case of the Directors) with the Company and are payable at the earlier of December 31, 2005, or upon a change in control of the Company.

        In addition, in July 2001 the Company had adopted an incentive compensation plan to one employee which is contingent upon a change in control of the Company. The employee will receive base compensation of $250,000 adjusted in proportion to the changes in fair value of the shares of the Company's common stock from $6.47 per share.

Employee Stock Ownership Plan

        In November 1995, the Company established an employee stock ownership plan, The Wornick Company Employee Stock Ownership Plan, and a trust, The Wornick Company Employee Stock Ownership Trust ("ESOT"), to provide all eligible employees of the Company the opportunity to obtain beneficial interests in the stock of the Company. The ESOP authorized the ESOT to purchase all of the Company's common stock outstanding, 5 million shares, from the sole shareholder for $34 million. The Company entered into an agreement with a bank to borrow $34 million in connection with the ESOT that was loaned on the same terms to the ESOT.

        The loan obligation of the ESOT is considered unearned employee benefit expense and, as such, was recorded as a reduction of the Company's stockholder's equity. The Company contributions shall be made to the ESOT in such amounts as may be determined by the Company's Board of Directors. The Company will contribute sufficient amounts to the ESOT that, together with dividends on unallocated shares held by the ESOT and other earnings on ESOT nonstock assets will enable the ESOT to service principal and interest payments on the note payable to the Company.

        As a result of a tax change by the Internal Revenue Service, the terms of the loan to the ESOT are no longer the same as those of the loan between the Company and the bank.

        Compensation cost is recognized as shares are committed to be released based on their average fair values. The Company recorded compensation costs totaling $1,575,844, $4,541,114 and $7,493,455 for the years ended December 31, 2001, 2002 and 2003, respectively. The excess of the current estimated fair value of the shares released over their cost totaled $55,881, $2,531,313 and $5,666,366 for the years ended December 31, 2001, 2002 and 2003, respectively, and has been recorded as an increase to additional paid-in capital.

        As long as the loan to the ESOT is outstanding, shares of common stock will be released and allocated to eligible employees when loan payments are received. The number of shares allocated to participants is a formula based on payroll. The number of shares allocated and unallocated at December 31, 2001, 2002 and 2003, follows:

	2001	2002	2003
Allocated	2,941,109	3,236,668	3,505,357
Unallocated	2,058,891	1,763,332	1,494,643

	5,000,000	5,000,000	5,000,000

        The fair value of the unallocated shares at December 31, 2001, 2002 and 2003, totaled $14,515,182, $33,908,874 and $43,882,718, respectively.

11.    Transactions with Major Customer

        During the years ended December 31, 2001, 2002, and 2003, the Company had one major customer, which accounted for approximately $83,830,000, $109,565,000 and $286,683,000, or 89%, 84%, and 90% of net revenue, respectively. Approximately $7,677,000, or 60%, and $12,052,000, or 82%, of net accounts receivable was attributable to this major customer as of December 31, 2002 and 2003, respectively.

12.    Commitments and Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

13.    Subsequent Event—Sale of the Company

        On December 3, 2003, the Company entered into an asset purchase and sale contract (the Agreement) to sell the net assets of the Company (as amended on May 4, 2004). Either the Company or the purchaser have the right to terminate the Agreement if the closing has not occurred by June 30, 2004 (which is subject to extension), and the electing party has not breached any terms of the Agreement. The transaction closed on June 30, 2004. In connection with closing the transaction, the Company's successor issued $125.0 million of Senior Secured Notes due 2011 and also became a wholly owned subsidiary of TWC Holding LLC.

        In connection with the finalization of the transaction, additional amounts due under the change in control provisions of the other stock-based compensation plans (described in Note 10) approximated $2,900,000. In addition, certain members of management will receive bonuses which will total approximately $1.7 million.

        Members of management and outside directors of the successor company will have the opportunity to participate in profits of the successor through a plan that grants them Class B member interests of TWC Holding LLC. Such profit participation has certain restrictions based upon the interests of the Class A members of TWC Holding LLC.

        In addition, in connection with the consummation of the transaction, the successor entity will be taxed as a C-corporation. As such, the accompanying consolidated statements of income present pro forma net income data which assume the Company was taxed utilizing a federal income tax rate of 34% in 2001 and 2002 and 35% in 2003 and 2004. The difference between the pro forma effective income tax rate and the federal statutory rate relates primarily to permanent differences between book and tax reporting on the ESOP and certain other local taxes.

14.    Operating Segment Information

        The Company has two operating segments: Right Away Division ("RAD") and Prepared Foods Division ("PFD"). RAD is located in Texas and primarily sells its products to the U.S. Department of Defense. PFD is located in Ohio and also sells directly to the U.S. Department of Defense as well as to commercial branded food companies and inter-segment sales to RAD. Management evaluates segment performance based on several factors, including operating profit.

        The accounting policies of the operating segments are generally the same as those described in Note 2. Inter-segment transactions have been eliminated.

        Consistent with the Company's internal management reporting, corporate operations include investment and interest income, compensation expense for the ESOT, stock and other stock-based compensation plans and overhead costs. Corporate assets primarily include investments in subsidiary guarantors (which are eliminated), other investments and goodwill. Other significant noncash items include compensation expense for ESOT shares released and committed to be released as well as compensation expense related to stock options and other stock-based compensation plans.

        The Company's sales by product line for the periods indicated are as follows (in thousands):

	Year Ended December 31,
	2001	2002	2003
Meals Ready-to-Eat	$44,283	$47,401	$135,327
Unitized Group Rations	24,355	39,106	126,996
Tray-Pack	2,756	15,309	19,469
Co-manufactured	4,085	13,069	25,621
Branded	1,366	2,677	2,203
Other	17,346	12,872	8,754

	$94,191	$130,434	$318,370

        Reportable operating segment financial information for the years ended December 31, 2001, 2002 and 2003, is as follows:

Operating Segments	Trade Revenue	Inter-segment Revenue	Operating Profit (Loss)	Depreciation/ Amortization	Other Significant Noncash Charges	Total Assets	Capital Expenditures
Right Away Division
2001	$82,523,823	$—	$8,167,173	$399,104	$—	$17,185,336	$1,160,676
2002	95,005,151	—	8,173,623	774,741	—	26,313,665	1,454,632
2003	268,457,723	—	25,648,073	741,323	—	33,752,073	2,597,137
Prepared Foods
2001	11,667,603	27,895,531	2,249,963	811,409	—	18,087,808	5,022,336
2002	35,428,957	28,660,590	5,763,956	839,056	—	31,100,471	4,578,689
2003	49,912,436	68,868,033	14,727,466	1,537,156	—	33,119,145	9,922,912
Corporate
2001	—	—	(4,813,105)	787,676	2,369,968	27,349,388	42,473
2002	—	—	(12,831,142)	17,894	11,606,988	35,733,082	12,208
2003	—	—	14,526,556	21,265	13,691,209	71,719,385	5,945
Eliminations
2001	—	(27,895,531)	(429,912)	—	—	(19,215,607)	—
2002	—	(28,660,590)	(132,885)	—	—	(29,449,035)	—
2003	—	(68,868,033)	65,670	—	—	(51,881,906)	—
Total Company
2001	94,191,426	—	5,174,119	1,998,189	2,369,968	43,406,925	6,225,485
2002	130,434,108	—	973,552	1,631,691	11,606,988	63,698,183	6,045,529
2003	318,370,159	—	25,914,653	2,299,744	13,691,209	86,708,697	12,525,994

15.    Condensed Consolidating Financial Information

        In connection with financing the contemplated transaction described in Note 13, the Company issued $125 million of Senior Secured Notes due 2011. These were sold to qualified institutional buyers under the provisions of Rule 144A under the Securities Act of 1933, to institutional accredited investors and to non-U.S persons under the provisions of Regulation S under the Securities Act of 1933. The notes will be general obligations of the Company's successor entity and will be jointly and severally, irrevocably and unconditionally, guaranteed on a senior secured basis by each of the successor entity's present and future Subsidiaries (the "Subsidiary Guarantors").

        The following information presents consolidating balance sheet, statement of income and statement of cash flows data for the Subsidiary Guarantors at December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001.

        Condensed consolidated balance sheet at December 31, 2002:

	Parent	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$650,522	$391,849	$—	$1,042,371
Investments	1,000,000	2,000,000	—	3,000,000
Trade accounts receivable	6,931,662	5,863,915	—	12,795,577
Inventories	10,000,678	9,774,607	(618,292)	19,156,993
Prepaid expenses and other current assets	94,831	472,228	—	567,059
Notes receivable, current portion	278,327	—	—	278,327
Deferred income taxes	24,500	—	—	24,500
Interdivision receivables	1,508,099	4,051,061	(5,559,160)	—

Total current assets	20,488,619	22,553,660	(6,177,452)	36,864,827
Investments in subsidiary guarantors	23,271,583	—	(23,271,583)	—
Property and equipment, net	11,009,464	3,660,092	—	14,669,556
Goodwill	10,856,253	—	—	10,856,253
Noncurrent deferred income taxes	157,000	—	—	157,000
Other noncurrent assets	1,050,634	99,913	—	1,150,547

Total assets	$66,833,553	$26,313,665	$(29,449,035)	$63,698,183

Liabilities and Stockholder's Equity
Current liabilities
Book overdraft	$—	$160,585	$—	$160,585
Line of credit	5,500,000	3,900,000	—	9,400,000
Current maturities of long-term debt	3,169,776	—	—	3,169,776
Trade accounts payable	4,712,063	3,079,234	—	7,791,297
Accrued expenses	2,794,807	2,541,023	—	5,335,830
Taxes payable	6,635	266,712	—	273,347
Interdivision payables	12,464,632	(6,905,472)	(5,559,160)	—

Total current liabilities	28,647,913	3,042,082	(5,559,160)	26,130,835
Accrued stock compensation	8,462,993	—	—	8,462,993
Long-term debt, excluding current maturities	5,605,569	—	—	5,605,569

Total liabilities	42,716,475	3,042,082	(5,559,160)	40,199,397

Stockholder's equity
Common stock	50,000	—	—	50,000
Additional paid-in capital	27,971,302	—	—	27,971,302
Unearned shares of Employee Stock Ownership Trust	(11,990,660)	—	—	(11,990,660)
Retained earnings	8,086,436	23,271,583	(23,889,875)	7,468,144

Total stockholder's equity (deficit)	24,117,078	23,271,583	(23,889,875)	23,498,786

Total liabilities and stockholder's equity	$66,833,553	$26,313,665	$(29,449,035)	$63,698,183

        Condensed consolidated balance sheet at December 31, 2003:

	Parent	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$1,652,570	$3,638,097	$—	$5,290,667
Investments	8,993,000	—	—	8,993,000
Trade accounts receivable	2,615,444	12,071,234	—	14,686,678
Inventories	8,746,629	11,856,036	(552,622)	20,050,043
Prepaid expenses and other current assets	558,515	527,885	—	1,086,400
Notes receivable, current portion	1,532,647	—	—	1,532,647
Interdivision receivables	2,000	33,641	(35,641)	—

Total current assets	24,100,805	28,126,893	(588,263)	51,639,435
Investments in subsidiary guarantors	51,293,643	—	(51,293,643)	—
Property and equipment, net	16,212,348	5,505,258	—	21,717,606
Goodwill	10,856,253	—	—	10,856,253
Notes receivable, excluding current portion	1,102,527	—	—	1,102,527
Other noncurrent assets	1,272,954	119,922	—	1,392,876

Total assets	$104,838,530	$33,752,073	$(51,881,906)	$86,708,697

Liabilities and Stockholder's Equity
Current liabilities
Book overdraft	$—	$747,665	$—	$747,665
Current maturities of long-term debt	2,472,400	22,419	—	2,494,819
Trade accounts payable	1,526,726	714,480	—	2,241,206
Accrued expenses	2,951,447	3,959,345	—	6,910,792
Interdivision payables	23,047,276	(23,011,635)	(35,641)	—

Total current liabilities	29,997,849	(17,567,726)	(35,641)	12,394,482
Accrued stock compensation	13,827,478	—	—	13,827,478
Accrued incentive compensation	833,269	—	—	833,269
Long-term debt, excluding current maturities	2,472,363	26,156	—	2,498,519

Total liabilities	47,130,959	(17,541,570)	(35,641)	29,553,748

Stockholder's equity
Common stock	50,000	—	—	50,000
Additional paid-in capital	33,637,668	—	—	33,637,668
Unearned shares of Employee Stock Ownership Trust	(10,163,571)	—	—	(10,163,571)
Retained earnings	34,183,474	51,293,643	(51,846,265)	33,630,852

Total stockholder's equity (deficit)	57,707,571	51,293,643	(51,846,265)	57,154,949

Total liabilities and stockholder's equity	$104,838,530	$33,752,073	$(51,881,906)	$86,708,697

        Condensed consolidated statement of income for the year ended December 31, 2001:

	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$39,563,134	$82,523,823	$(27,895,531)	$94,191,426
Cost of sales	33,629,821	71,254,752	(27,465,619)	77,418,954

Gross profit	5,933,313	11,269,071	(429,912)	16,772,472
Selling, general and administrative expenses	8,496,455	3,101,898	—	11,598,353

Operating (loss) profit	(2,563,142)	8,167,173	(429,912)	5,174,119

Other income (expense)
Interest expense	(1,043,201)	(6,540)	37,961	(1,011,780)
Interest income	58,885	111,293	(37,961)	132,217
Executive/administration expense (income)	770,000	(770,000)	—	—
Other income, net	89,777	691,213	—	780,990
Equity in earnings of subsidiary guarantors	7,877,717	—	(7,877,717)	—

Total other income (expense)	7,753,178	25,966	(7,877,717)	(98,573)

Income (loss) before income taxes	5,190,036	8,193,139	(8,307,629)	5,075,546
Income tax (benefit) expense	(37,015)	315,422	—	278,407

Net income (loss)	$5,227,051	$7,877,717	$(8,307,629)	$4,797,139

        Condensed consolidated statement of income for the year ended December 31, 2002:

	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$64,089,547	$95,005,151	$(28,660,590)	$130,434,108
Cost of sales	53,830,389	83,115,041	(28,527,705)	108,417,725

Gross profit	10,259,158	11,890,110	(132,885)	22,016,383
Selling, general and administrative expenses	17,326,344	3,716,487	—	21,042,831

Operating (loss) profit	(7,067,186)	8,173,623	(132,885)	973,552

Other income (expense)
Interest expense	(795,341)	(4,840)	128,993	(671,188)
Interest income	54,236	173,655	(128,993)	98,898
Executive/administration expense (income)	774,500	(774,500)	—	—
Other income, net	130,014	718,974	—	848,988
Equity in earnings of subsidiary guarantors	8,247,129	—	(8,247,129)	—

Total other income (expense)	8,410,538	113,289	(8,247,129)	276,698

Income (loss) before income taxes	1,343,352	8,286,912	(8,380,014)	1,250,250
Income tax expense (benefit)	(70,496)	39,783	—	(30,713)

Net income (loss)	$1,413,848	$8,247,129	$(8,380,014)	$1,280,963

        Condensed consolidated statement of income for the year ended December 31, 2003:

	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$118,780,469	$268,457,723	$(68,868,033)	$318,370,159
Cost of sales	97,612,502	236,768,499	(68,933,703)	265,447,298

Gross profit	21,167,967	31,689,224	65,670	52,922,861
Selling, general and administrative expenses	20,967,057	6,041,151	—	27,008,208

Operating profit	200,910	25,648,073	65,670	25,914,653

Other income (expense)
Interest expense	(464,460)	(72,565)	—	(537,025)
Interest income	163,258	81,107	—	244,365
Executive/administration (income) expense	(1,366,112)	1,366,112	—	—
Other income, net	—	979,813	—	979,813
Equity in earnings of subsidiary guarantors	28,022,060	—	(28,022,060)	—

Total other income (expense)	26,354,746	2,354,467	(28,022,060)	687,153

Income (loss) before income taxes	26,555,656	28,002,540	(27,956,390)	26,601,806
Income tax expense (benefit)	458,618	(19,520)	—	439,098

Net income (loss)	$26,097,038	$28,022,060	$(27,956,390)	$26,162,708

        Condensed consolidated statement of cash flows for the year ended December 31, 2001:

	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$5,227,051	$7,877,717	$(8,307,629)	$4,797,139
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	823,638	399,104	—	1,222,742
Amortization of goodwill	775,447	—	—	775,447
Equity in earnings of subsidiary guarantors	(7,877,717)	—	7,877,717	—
Deferred income tax benefit	(19,000)	—	—	(19,000)
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	1,575,844	—	—	1,575,844
Compensation expense for stock options	794,124	—	—	794,124
Changes in assets and liabilities
Trade accounts receivable	(1,865,401)	(1,449,830)	—	(3,315,231)
Interdivisional receivables, net	5,074,117	(5,133,347)	59,230	—
Inventories	(1,641,117)	(372,557)	429,912	(1,583,762)
Prepaid expenses and other current assets	(41,332)	13,071	(59,230)	(87,491)
Other noncurrent asset	—	(74,220)	—	(74,220)
Trade accounts payable and accrued expenses	2,941,391	(293,745)	—	2,647,646
Taxes payable	(88,363)	249,455	—	161,092

Net cash provided by operating activities	5,678,682	1,215,648	—	6,894,330

Cash flows from investing activities
Additions to notes receivable
Payments received on notes receivable	86,843	108,454	—	195,297
Capital expenditures	(5,064,809)	(1,160,676)	—	(6,225,485)

Net cash used in investing activities	(4,977,966)	(1,052,222)	—	(6,030,188)

Cash flows from financing activities
Change in book overdraft	—	(538,338)	—	(538,338)
Net increase in the line of credit	1,200,000	—	—	1,200,000
Proceeds from issuance of long-term debt	2,700,000	—	—	2,700,000
Principal payments on long-term debt	(3,133,768)	—	—	(3,133,768)
Dividends paid on allocated shares	(543,517)	—	—	(543,517)

Net cash provided by (used in) financing activities	222,715	(538,338)	—	(315,623)

Net increase (decrease) in cash and cash equivalents	923,431	(374,912)	—	548,519
Cash and cash equivalents
Beginning of year	556,868	1,158,959	—	1,715,827

End of year	$1,480,299	$784,047	$—	$2,264,346

        Condensed consolidated statement of cash flows for the year ended December 31, 2002:

	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$1,413,848	$8,247,129	$(8,380,014)	$1,280,963
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	856,950	774,741	—	1,631,691
Equity in earnings of subsidiary guarantors	(8,247,129)	—	8,247,129	—
Loss on disposal of assets	13,654	—	—	13,654
Deferred income tax benefit	(200,500)	—	—	(200,500)
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	4,541,114	—	—	4,541,114
Compensation expense for stock options	7,062,874	—	—	7,062,874
Changes in assets and liabilities
Trade accounts receivable	(4,606,762)	(2,423,364)	—	(7,030,126)
Interdivisional receivables, net	5,093,018	(5,093,018)	—	—
Inventories	(4,278,347)	(3,853,821)	132,885	(7,999,283)
Prepaid expenses and other current assets	28,105	(125,658)	—	(97,553)
Other noncurrent asset	—	(71,616)	—	(71,616)
Trade accounts payable and accrued expenses	2,331,184	1,568,682	—	3,899,866
Taxes payable	6,635	(104,987)	—	(98,352)

Net cash provided by (used in) operating activities	4,014,644	(1,081,912)	—	2,932,732

Cash flows from investing activities
Additions to notes receivable
Payments received on notes receivable	170,697	83,761	—	254,458
Proceeds from the sale of investments	928,571	—	—	928,571
Purchase of investments	(1,000,000)	(2,000,000)	—	(3,000,000)
Capital expenditures	(4,590,897)	(1,454,632)	—	(6,045,529)

Net cash used in investing activities	(4,491,629)	(3,370,871)	—	(7,862,500)

Cash flows from financing activities
Change in book overdraft	—	160,585	—	160,585
Net increase in the line of credit	2,800,000	3,900,000	—	6,700,000
Proceeds from issuance of long-term debt	3,425,000	—	—	3,425,000
Principal payments on long-term debt	(6,577,792)	—	—	(6,577,792)

Net cash (used in) provided by financing activities	(352,792)	4,060,585	—	3,707,793

Net decrease in cash and cash equivalents	(829,777)	(392,198)	—	(1,221,975)
Cash and cash equivalents
Beginning of year	1,480,299	784,047	—	2,264,346

End of year	$650,522	$391,849	$—	$1,042,371

        Condensed consolidated statement of cash flows for the year ended December 31, 2003:

	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$26,097,038	$28,022,060	$(27,956,390)	$26,162,708
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,558,421	741,323	—	2,299,744
Equity in earnings of subsidiary guarantors	(28,022,060)	—	28,022,060	—
Loss on disposal of assets	—	10,648	—	10,648
Deferred income tax expense	181,500	—	—	181,500
Compensation expense for Employee
Stock Ownership Trust shares released and committed to be released	7,493,455	—	—	7,493,455
Compensation expense for stock options	5,364,485	—	—	5,364,485
Other stock-based compensation plan expense	833,269	—	—	833,269
Changes in assets and liabilities
Trade accounts receivable	4,316,218	(6,207,319)	—	(1,891,101)
Interdivisional receivables, net	12,088,743	(12,088,743)	—	—
Inventories	1,254,049	(2,081,429)	(65,670)	(893,050)
Prepaid expenses and other current assets	(463,684)	(55,657)	—	(519,341)
Other noncurrent asset	(222,320)	(20,009)	—	(242,329)
Trade accounts payable and accrued expenses	(3,028,697)	(946,432)	—	(3,975,129)
Taxes payable	(6,635)	(266,712)	—	(273,347)

Net cash provided by operating activities	27,443,782	7,107,730	—	34,551,512

Cash flows from investing activities
Payments received on notes receivable	810,705	—	—	810,705
Proceeds from the sale of investments	1,000,000	2,000,000	—	3,000,000
Purchase of investments	(8,993,000)	—	—	(8,993,000)
Capital expenditures	(9,928,857)	(2,597,137)	—	(12,525,994)

Net cash used in investing activities	(17,111,152)	(597,137)	—	(17,708,289)

Cash flows from financing activities
Change in book overdraft	—	587,080	—	587,080
Net decrease in the line of credit	(5,500,000)	(3,900,000)	—	(9,400,000)
Proceeds from issuance of long-term debt	—	61,653	—	61,653
Principal payments on long-term debt	(3,830,582)	(13,078)	—	(3,843,660)

Net cash used in financing activities	(9,330,582)	(3,264,345)	—	(12,594,927)

Net increase in cash and cash equivalents	1,002,048	3,246,248	—	4,248,296
Cash and cash equivalents
Beginning of year	650,522	391,849	—	1,042,371

End of year	$1,652,570	$3,638,097	$—	$5,290,667

THE WORNICK COMPANY

CONSOLIDATED BALANCE SHEETS

	The Wornick Company Nevada Predecessor	The Wornick Company Delaware Successor
	December 31, 2003	July 1, 2004
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,290,667	$1,580,762
Investments	8,993,000	—
Trade accounts receivable	14,686,678	—
Inventories	20,050,043	27,062,776
Prepaid expenses and other current assets	1,086,400	—
Notes receivable, current portion	1,532,647	—
Deferred income taxes	—	—

Total current assets	51,639,435	28,643,538
Property and equipment, net	21,717,606	30,320,502
Goodwill	10,856,253	77,061,183
Intangible assets	—	24,170,000
Notes receivable, excluding current portion	1,102,527	—
Other noncurrent assets	1,392,876	5,304,777

Total assets	$86,708,697	$165,500,000

Liabilities and Stockholder's Equity
Current liabilities
Bank note payable	—	3,000,000
Book overdraft	747,665	—
Current maturities of long-term debt	2,494,819	—
Trade accounts payable	2,241,206	—
Accrued expenses	6,910,792	—
Taxes payable	—	—

Total current liabilities	12,394,482	3,000,000
Accrued stock compensation	13,827,478	—
Accrued incentive compensation	833,269	—
Long-term debt	2,498,519	125,000,000

Total liabilities	29,553,748	128,000,000

Commitments and Contingencies
Stockholder's equity
Common stock $0.01 par value; 10,000,000 shares authorized (Predecessor)/1,000 shares authorized (Successor); 5,000,000 shares issued and outstanding (Predecessor)/1 share issued and outstanding (Successor)	50,000	0
Additional paid-in capital	33,637,668	37,500,000
Unearned shares of Employee Stock Ownership Trust	(10,163,571)	—
Retained earnings	33,630,852	—

Total stockholder's equity	57,154,949	37,500,000

Total liabilities and stockholder's equity	$86,708,697	$165,500,000

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

CONSOLIDATED STATEMENTS OF INCOME

	The Wornick Company Nevada Predecessor
	Six-Month Period Ended
	July 5, 2003	June 30, 2004
	(unaudited)	(unaudited)
Net sales	$187,462,901	$80,923,839
Cost of sales	154,247,178	67,752,882

Gross profit	33,215,723	13,170,957
Selling, general and administrative expenses	13,899,764	12,458,600

Operating profit	19,315,959	712,357

Other (expense) income
Interest expense	(376,773)	(99,791)
Interest income	97,986	506,553
Other income, net	684,171	369,274

Total other income, net	405,384	776,036

Income before income taxes	19,721,343	1,488,393
Income tax expense	267,756	41,052

Net income	$19,453,587	$1,447,341

Pro forma income (loss) data (unaudited)
Income before income taxes	$19,721,343	$1,488,393
Pro forma income tax expense	7,507,011	949,825

Pro forma net income	$12,214,332	$538,568

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	The Wornick Company Nevada Predecessor
	Six-Month Period Ended
	July 5, 2003	June 30, 2004
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$19,453,587	$1,447,341
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	1,019,643	1,386,904
Deferred income tax (benefit) expense	181,500	—
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	2,198,432	2,344,292
Compensation expense for stock options	5,364,485	713,433
Other stock-based compensation expense	833,269	3,266,814
Stock compensation plans	—	(4,270,995)
Changes in assets and liabilities
Trade accounts receivable	(10,149,794)	1,189,462
Inventories	(3,231,793)	(4,693,075)
Prepaid expenses and other current assets	(513,326)	162,149
Other noncurrent asset	(19,406)	(56,901)
Trade accounts payable and accrued expenses	(1,224,585)	(1,961,207)
Taxes payable	(273,347)	—

Net cash provided by (used in) operating activities	13,638,665	(471,783)

Cash flows from investing activities
Payments received on notes receivable	318,892	610,100
Proceeds from the sale of investments	3,000,000	19,988,514
Purchases of investments	—	(30,007,514)
Capital expenditures	(7,463,803)	(2,382,720)

Net cash used in investing activities	(4,144,911)	(11,791,620)

Cash flows from financing activities
Change in book overdraft	1,287,639	243,027
Net (decrease) increase in the line of credit	(9,400,000)	8,700,000
Proceeds from issuance of long-term debt	61,653	—
Principal payments on long-term debt	(1,586,802)	(629,305)

Net cash (used in) provided by financing activities	(9,637,510)	8,313,722

Net decrease in cash and cash equivalents	(143,756)	(3,949,681)
Cash and cash equivalents
Beginning of period	1,042,371	5,290,667

End of period	$898,615	$1,340,986

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$376,773	$77,114
Taxes paid during the period, net of refund	375,559	41,052

The accompanying notes are an integral part of these consolidated financial statements.

THE WORNICK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    Business Description

        The Wornick Company, a Delaware corporation (the "Company" or "Successor"), an acquisition vehicle formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C. ("Veritas Capital Management"), entered into an Assets Purchase and Sale Contract with The Wornick Company, a Nevada corporation (the "Predecessor"), and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The Assets Purchase and Sale Contract was consummated on June 30, 2004, and resulted in the purchase by the Successor, and the sale by the Predecessor and its subsidiaries, of the business of the Predecessor and its subsidiaries as a going concern, including substantially all of the operating assets of the Predecessor and its subsidiaries. In addition, upon consummation of the transaction described above, the Company became a wholly owned subsidiary of TWC Holding LLC.

        The Company produces, packages and distributes extended shelf-life foods, both shelf stable and frozen, in flexible pouches and semi-rigid containers, primarily for the U.S. Department of Defense and commercial customers, as well as for its own consumer-branded products.

2.    Basis of Presentation

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary for a fair presentation of the results for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual amounts could differ from these estimates. These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2003.

        As discussed in Note 1 above, the Assets Purchase and Sale Contract was consummated on June 30, 2004. As such, the financial information presented represents: (i) the Consolidated Balance Sheet of the Predecessor at December 31, 2003, (ii) the Consolidated Statements of Income of the Predecessor for the six-month periods ended June 30, 2004 and July 5, 2003, and (iii) the Consolidated Statement of Cash Flows of the Predecessor for the six-month periods ended June 30, 2004 and July 5, 2003. In addition, the accompanying financial information presents the Consolidated Balance Sheet of the Successor at July 1, 2004, immediately following the acquisition.

        The Successor will conform its interim accounting periods to those of the Predecessor. As such, its fiscal interim period ended on July 3, 2004. The operating activity of the Successor for the period from July 1, 2004 through July 3, 2004, was insignificant (primarily due to the fact that operations were substantially shut down during this period to accommodate the acquisition). As such, for financial reporting purposes, the operations of the Successor for this period will be included in its interim fiscal period ended October 2, 2004.

        For the purpose of these financial statements, references to the six-month period ended July 5, 2003, include the period from January 1, 2003 through July 5, 2003, and references to the six-month period ended June 30, 2004, include the period from January 1, 2004 through June 30, 2004.

3.    Acquisition

        On June 30, 2004 (the "Acquisition Date"), pursuant to the Assets Purchase and Sale Contract described above, the Company acquired certain of the operating assets of the Predecessor. The acquisition was financed through a combination of debt and equity issuances. The preliminary purchase price of $163.9 million included approximately $8.9 million of transaction costs. Goodwill of $77.1 million represented the excess of the acquisition costs over the estimated fair value of the identifiable assets acquired. The identifiable intangible assets relate to the value of existing long-term customer supply contracts in place at the acquisition date. The purchase price has been preliminarily allocated to the assets acquired in accordance with the purchase method of accounting as follows:

Inventory	$27,062,776
Property and equipment, net	30,320,502
Intangible assets	24,170,000
Goodwill	77,061,183
Deferred debt issuance costs	3,855,000
Other noncurrent assets	1,449,777

$163,919,238

        In financing the acquisition, the Company received $165.5 million of proceeds from debt and equity financing, including an advance on the working capital line. The excess of the cash proceeds over the acquisition price is reflected as cash on the accompanying Consolidated Balance Sheet of the Successor.

        Summary selected pro forma information as though the transaction were completed at the beginning of the respective period presented (and as though the Company were taxed as a C-corporation) is as follows (in thousands):

	Year Ended December 31, 2003	Six Months Ended July 5, 2003	Six Months Ended June 30, 2004
Net sales	$318,370	$187,463	$80,924
Net income (loss)	2,118	5,953	(5,950)

4.    Supplemental Balance Sheet Information

Inventories

        A summary of inventories is as follows:

	Predecessor	Successor
	December 31, 2003	July 1, 2004
		(unaudited)
Raw materials	$13,226,080	$16,074,233
Work in process	1,272,545	847,020
Finished goods	5,551,418	10,141,523

	$20,050,043	$27,062,776

Property and Equipment, Net

        A summary of property and equipment, net is as follows:

	Predecessor	Successor
	December 31, 2003	July 1, 2004
		(unaudited)
Leasehold improvements	$2,995,982	$1,827,530
Machinery and equipment	24,543,406	21,607,985
Office equipment, fixtures and vehicles	2,687,186	1,783,751
Construction in progress	4,795,341	5,101,236

	35,021,915	30,320,502
Less: Accumulated depreciation and amortization	(13,304,309)	—

	$21,717,606	$30,320,502

5.    Intangible Assets

        In connection with the acquisition described in Note 3, a portion of the purchase price was allocated to identifiable intangible assets related to the value of long-term customer supply contracts in place at the acquisition date. The value of these contracts was $24,170,000 and their useful lives range from three to eight years.

        Scheduled amortization of these assets is as follows:

July 1, 2004 through December 31, 2004	$2,347,290
2005	4,694,580
2006	4,694,580
2007	4,627,918
2008	4,856,248
Thereafter	2,949,384

$24,170,000

6.    Notes Payable and Long-Term Debt

        At December 31, 2003, the Predecessor had debt facilities of $10.0 million and $16.0 million pursuant to Revolving Loan Agreements. The Revolving Loan Agreements were subject to borrowing base limitations and bore interest at The Wall Street Journal's prime rate (4.00% at December 31, 2003) and were set to expire on August 28, 2004. There was no outstanding balance at December 31, 2003. As described further below, in connection with the acquisition these Revolving Loan Agreements were replaced with a separate $15.0 million and $10.0 million revolving loan facility with the same lender.

        A summary of long-term debt at December 31, 2003 and July 1, 2004 is as follows:

	Predecessor	Successor
	December 31, 2003	July 1, 2004
		(unaudited)
Note payable to a bank in quarterly installments of $618,095 plus interest (4.25% and 4.00% at December 31, 2002 and 2003); due 2005	$4,944,763	$—
Note payable to a third party in monthly installments of $1,868 plus interest (4.00% at December 31, 2003); due in 2006	48,575	—
Bank revolving note payable	—	3,000,000
10 7/8% senior secured notes; due 2011	—	125,000,000

	4,993,338	128,000,000
Less: Current maturities	2,494,819	3,000,000

Long-term debt, excluding current maturities	$2,498,519	$125,000,000

        In connection with the financing acquisition described in Note 2, the Company issued $125,000,000 10 7/8% Senior Secured Notes due 2011 and also secured additional financing through a Revolving Loan Agreement which provides the Company $15,000,000 of revolving loan financing through June 30, 2009, with an additional revolving credit facility of $10,000,000 becoming available upon certain events.

        Amounts outstanding under the Revolving Loan Agreement are due June 30, 2009, and amounts outstanding are subject to limitations as determined by a calculated borrowing base.

        Interest on amounts outstanding under the Revolving Loan Agreement will vary at a fluctuating rate per annum that is equal to the prime rate (4.25% at July 1, 2004) as published daily by The Wall Street Journal. Amounts outstanding under the Revolving Loan Agreement are collateralized by substantially all of the operating assets of the Company. The lien on such collateral is senior to the lien on the collateral that secures the senior secured notes. In connection with completing the acquisition, the Company borrowed $3.0 million against the revolving loan facility.

        The senior secured notes are collateralized by substantially all assets and other property of the Company. The lien on such collateral, however, is subordinate to the lien on the collateral securing the Revolving Loan Agreement. Interest on the senior secured notes is payable semi-annually.

        Amounts due under the senior secured notes and the revolving loan are subject to an intercreditor agreement. The Company is required to meet certain financial covenants related primarily to minimum working capital amounts and minimum working capital ratios as well as minimum profitability and minimum net worth calculations.

7.    Operating Segment Information

        The Company has two operating segments: Right Away Division ("RAD") and Prepared Foods Division ("PFD"). RAD is located in Texas and primarily sells its products to the U.S. Department of Defense. PFD is located in Ohio and also sells directly to the U.S. Department of Defense as well as to commercial branded food companies and inter-segment sales to RAD. Management evaluates segment performance based on several factors, including operating profit.

        Consistent with the Company's internal management reporting, corporate operations include investment and interest income, compensation expense for The Wornick Company Employee Stock Ownership Trust ("ESOT"), stock options and other stock-based compensation expense and overhead costs. Corporate assets primarily include investments in subsidiary guarantors (which are eliminated in consolidation), other investments and goodwill. Other significant noncash items include compensation expense for ESOT shares released and committed to be released as well as compensation expense related to stock options and other stock-based compensation plans.

        The Company's sales by product line for the periods indicated are as follows (in thousands):

	Six-Month Period Ended
	July 5, 2003	June 30, 2004
Meals Ready-to-Eat	$88,572	$39,078
Unitized Group Rations	63,660	24,518
Tray-Pack	15,230	2,410
Co-manufactured	13,981	10,329
Branded	809	2,359
Other	5,211	2,230

	$187,463	$80,924

            Unaudited reportable operating segment financial information for the six-month periods ended July 5, 2003 and June 30, 2004 (and total assets of the Successor as of July 1, 2004) is as follows (in thousands):

	(unaudited)
Operating Segments	Trade Revenue	Inter-segment Revenue	Operating Profit	Total Assets
Right Away Division
Six-month period ended July 5, 2003	$157,086	$—	$16,818	$39,531
Six-month period ended June 30, 2004	65,267	—	4,274	—
July 1, 2004 Successor	—	—	—	26,625
Prepared Foods
Six-month period ended July 5, 2003	30,377	46,051	7,006	34,937
Six-month period ended June 30, 2004	15,657	19,816	4,413	—
July 1, 2004 Successor	—	—	—	58,833
Corporate
Six-month period ended July 5, 2003	—	—	(4,508)	15,820
Six-month period ended June 30, 2004	—	—	(7,975)	—
July 1, 2004 Successor	—	—	—	106,667
Eliminations
Six-month period ended July 5, 2003	—	(46,051)	—	(9,876)
Six-month period ended June 30, 2004	—	(19,816)	—	—
July 1, 2004 Successor	—	—	—	(26,625)
Total Company
Six-month period ended July 5, 2003	187,463	—	19,316	80,412
Six-month period ended June 30, 2004	80,924	—	712	—
July 1, 2004 Successor	—	—	—	165,500

8.    Subsequent Event

        In connection with the issuance of the Senior Secured Notes described in Note 6, the Successor agreed to file a registration statement to provide the holders the opportunity to exchange the notes. As such, in September 2004 the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission with respect to the registration of the notes for exchange.

9.    Condensed Consolidating Financial Information

        In connection with financing the acquisition described in Note 3, the Company issued $125.0 million of Senior Secured Notes due 2011. These notes were sold to qualified institutional buyers under the provisions of Rule 144A under the Securities Act of 1933, to institutional accredited investors and to non-U.S. persons under the provisions of Regulation S under the Securities Act of 1933. The notes are general obligations of the Successor and are jointly and severally, irrevocably and unconditionally, guaranteed on a senior secured basis by each of the Successor's present and future Subsidiaries (the "Subsidiary Guarantors").

        The following information presents consolidating statement of income and statement of cash flows data for the Subsidiary Guarantors for the six-month periods ended June 30, 2004 and July 5, 2003. In addition, the following information presents the unaudited consolidating balance sheet for the Successor at July 1, 2004.

        Condensed consolidated balance sheet at July 1, 2004 (unaudited):

	Successor
	Parent	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$1,580,762	$—	$—	$1,580,762
Inventories	11,418,399	15,644,377	—	27,062,776

Total current assets	12,999,161	15,644,377		28,643,538
Investments in Subsidiaries	26,624,729	—	(26,624,729)	—
Property and equipment, net	23,280,023	7,040,479	—	30,320,502
Goodwill	77,061,183	—	—	77,061,183
Intangible assets	20,370,000	3,800,000	—	24,170,000
Other noncurrent assets	5,164,904	139,873	—	5,304,777

Total assets	$165,500,000	$26,624,729	$(26,624,729)	$165,500,000

Liabilities and Stockholder's Equity
Liabilities
Bank note payable—current	$3,000,000	$—	$—	$3,000,000
Long-term debt	125,000,000	—	—	125,000,000

Total liabilities	128,000,000	—	—	128,000,000

Stockholder's equity
Common stock	50,000	—	—	50,000
Additional paid-in capital	37,450,000	26,624,729	(26,624,729)	37,450,000

Total stockholder's equity	37,500,000	26,624,729	(26,624,729)	37,500,000

Total liabilities and stockholder's equity	$165,500,000	$26,624,729	$(26,624,729)	$165,500,000

        Condensed consolidated statement of income for the six-month period from January 1, 2003 through July 5, 2003 (unaudited):

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$76,428,560	$157,085,700	$(46,051,359)	$187,462,901
Cost of sales	62,486,243	137,812,294	(46,051,359)	154,247,178

Gross profit	13,942,317	19,273,406	—	33,215,723
Selling, general and administrative expenses	11,444,469	2,455,295	—	13,899,764

Operating profit	2,497,848	16,818,111	—	19,315,959

Other income (expense)
Interest expense	(295,877)	(80,896)	—	(376,773)
Interest income	55,616	42,370	—	97,986
Executive/administration expense	501,918	(501,918)	—	—
Other income, net	—	684,171	—	684,171
Equity in earnings of subsidiary guarantors	16,600,595	—	(16,600,595)	—

Total other income (expense)	16,862,252	143,727	(16,600,595)	405,384

Income (loss) before income taxes	19,360,100	16,961,838	(16,600,595)	19,721,343
Income tax expense (benefit)	(93,487)	361,243	—	267,756

Net income (loss)	$19,453,587	$16,600,595	$(16,600,595)	$19,453,587

        Condensed consolidated statement of income for the six-month period from January 1, 2004 through June 30, 2004 (unaudited):

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$35,472,787	$65,266,652	$(19,815,600)	$80,923,839
Cost of sales	28,838,375	58,730,107	(19,815,600)	67,752,882

Gross profit	6,634,412	6,536,545	—	13,170,957
Selling, general and administrative expenses	10,196,549	2,262,051	—	12,458,600

Operating (loss) profit	(3,562,137)	4,274,494	—	712,357

Other income (expense)
Interest expense	(95,403)	(4,388)	—	(99,791)
Interest income	483,029	23,524	—	506,553
Executive/administration expense	483,000	(483,000)	—	—
Other income, net	92,912	276,362	—	369,274
Equity in earnings of subsidiary guarantors	4,086,992	—	(4,086,992)	—

Total other income (expense)	5,050,530	(187,502)	(4,086,992)	776,036

Income (loss) before income taxes	1,488,393	4,086,992	(4,086,992)	1,488,393
Income tax expense	41,052	—	—	41,052

Net income (loss)	$1,447,341	$4,086,992	$(4,086,992)	$1,447,341

        Condensed consolidated statement of cash flows for the six-month period from January 1, 2003 through July 5, 2003 (unaudited):

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$19,453,587	$16,600,595	$(16,600,595)	$19,453,587
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	778,765	240,878	—	1,019,643
Equity in earnings of subsidiary guarantors	(16,600,595)	—	16,600,595	—
Deferred income tax expense	181,500	—	—	181,500
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	2,198,432	—	—	2,198,432
Compensation expense for stock options	5,364,485	—	—	5,364,485
Other stock-based compensation expense	833,269	—	—	833,269
Changes in assets and liabilities
Trade accounts receivable	2,270,427	(12,420,221)	—	(10,149,794)
Interdivisional receivables, net	(2,826,104)	2,826,104	—	—
Inventories	89,022	(3,320,815)	—	(3,231,793)
Prepaid expenses and other current assets	131,712	(645,038)	—	(513,326)
Other noncurrent asset
Trade accounts payable and accrued	—	(19,406)	—	(19,406)
Expenses	(1,663,375)	438,790	—	(1,224,585)
Taxes payable	(6,635)	(266,712)	—	(273,347)

Net cash provided by operating Activities	10,204,490	3,434,175	—	13,638,665

Cash flows from investing activities
Payments received on notes receivable	318,892	—	—	318,892
Proceeds from the sale of investments	1,000,000	2,000,000	—	3,000,000
Capital expenditures	(5,855,174)	(1,608,629)	—	(7,463,803)

Net cash (used in) provided by investing activities	(4,536,282)	391,371	—	(4,144,911)

Cash flows from financing activities
Change in book overdrafts	1,448,224	(160,585)	—	1,287,639
Net decrease in the line of credit	(5,500,000)	(3,900,000)	—	(9,400,000)
Proceeds from issuance of long-term debt	—	61,653	—	61,653
Principal payments on long-term debt	(1,583,065)	(3,737)	—	(1,586,802)

Net cash used in financing activities	(5,634,841)	(4,002,669)	—	(9,637,510)

Net increase (decrease) in cash and cash equivalents	33,367	(177,123)	—	(143,756)
Cash and cash equivalents
Beginning of period	650,522	391,849	—	1,042,371

End of period	$683,889	$214,726	$—	$898,615

        Condensed consolidated statement of cash flows for the six-month period from January 1, 2004 through June 30, 2004 (unaudited):

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$1,447,341	$4,086,992	$(4,086,992)	$1,447,341
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	900,431	486,473	—	1,386,904
Equity in earnings of subsidiary guarantors	(4,086,992)	—	4,086,992	—
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	2,344,292	—	—	2,344,292
Compensation expense for stock options	713,433	—	—	713,433
Other stock-based compensation expense	3,266,814	—	—	3,266,814
Stock compensation plans	(4,270,995)	—	—	(4,270,995)
Changes in assets and liabilities
Trade accounts receivable	(1,294,593)	2,484,055	—	1,189,462
Interdivisional receivables, net	3,768,359	(3,768,359)	—	—
Inventories	(1,351,831)	(3,341,244)	—	(4,693,075)
Prepaid expenses and other current assets	7,032	155,117	—	162,149
Other noncurrent asset	(36,950)	(19,951)	—	(56,901)
Trade accounts payable and accrued Expenses	59,727	(2,020,934)	—	(1,961,207)

Net cash provided by (used in) operating activities	1,466,068	(1,937,851)	—	(471,783)

Cash flows from investing activities
Payments received on notes receivable	610,100	—	—	610,100
Proceeds from the sale of investments	19,988,514	—	—	19,988,514
Purchases of investments	(30,007,514)	—	—	(30,007,514)
Capital expenditures	(1,609,129)	(773,591)	—	(2,382,720)

Net cash used in investing activities	(11,018,029)	(773,591)	—	(11,791,620)

Cash flows from financing activities
Change in book overdrafts	990,692	(747,665)	—	243,027
Net increase in the line of credit	8,700,000	—	—	8,700,000
Principal payments on long-term debt	(618,096)	(11,209)	—	(629,305)

Net cash provided by (used in) financing activities	9,072,596	(758,874)	—	8,313,722

Net decrease in cash and cash Equivalents	(479,365)	(3,470,316)	—	(3,949,681)
Cash and cash equivalents
Beginning of period	1,652,570	3,638,097	—	5,290,667

End of period	$1,173,205	$167,781	$—	$1,340,986

PROSPECTUS

THE WORNICK COMPANY

$125,000,000

OFFER TO EXCHANGE

10 7/8% Senior Secured Notes due 2011
for any and all outstanding
10 7/8% Senior Secured Notes due 2011
of
The Wornick Company

Dealer Prospectus Delivery Obligation

Until January 27, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuers' solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The Wornick Company

Applicable Laws of Delaware

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. In general, indemnification is permissible only if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable to the corporation unless authorized by a court. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Certificate of Incorporation

        Article SEVENTH of the Certificate of Incorporation of The Wornick Company concerns indemnification of the company's directors and provides as follows:

  "To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

Bylaws

        Section 6.1 of the Bylaws of The Wornick Company concerns indemnification of the company's directors and officers and provides as follows:

  "To the fullest extent permitted by applicable law, the Company shall indemnify, and advance Expenses (as hereinafter defined) to, each and every person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the Company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (a "Proceeding"). "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding."

Insurance

        The Wornick Company and its subsidiaries intend to maintain director and officer liability insurance, if available on reasonable terms.

The Wornick Company Right Away Division

Applicable Laws of Delaware

        See the discussion of applicable provisions of Delaware law above under The Wornick Company.

Certificate of Incorporation

        Article SEVENTH of the Certificate of Incorporation of The Wornick Company Right Away Division concerns indemnification of the company's directors and provides as follows:

  "To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

Bylaws

        Section 6.1 of the Bylaws of The Wornick Company concerns indemnification of the company's directors and officers and provides as follows:

  "To the fullest extent permitted by applicable law, the Company shall indemnify, and advance Expenses (as hereinafter defined) to, each and every person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the Company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (a "Proceeding"). "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding."

Right Away Management Corporation

Applicable Laws of Delaware

        See the discussion of applicable provisions of Delaware law above under The Wornick Company.

Certificate of Incorporation

        Article SEVENTH of the Certificate of Incorporation of Right Away Management Corporation concerns indemnification of the company's directors and provides as follows:

  "To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

Bylaws

        Section 6.1 of the Bylaws of Right Away Management Corporation concerns indemnification of the company's directors and officers and provides as follows:

  "To the fullest extent permitted by applicable law, the Company shall indemnify, and advance Expenses (as hereinafter defined) to, each and every person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the Company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (a "Proceeding"). "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding."

The Wornick Company Right Away Division, L.P.

Applicable Laws of Delaware

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that Delaware limited partnerships shall have the power to indemnify and hold harmless any partner or other person from and against all claims and demands, subject to standards and restrictions set forth in the partnership agreement of such limited partnership.

Limited Partnership Agreement

        Agreement of Limited Partnership of The Wornick Company Right Away Division, L.P. does not expressly provide for indemnification of partners.

Item 21.    List of Exhibits and Financial Statement Schedules.

No.	Description
1.1*	Purchase Agreement, dated June 24, 2004, by and among the Issuer, the Guarantors and Initial Purchasers
3.1*	Certificate of Incorporation of the Issuer, filed with the Delaware Secretary of State on November 24, 2003
3.2*	Bylaws of the Issuer
3.3*	Certificate of Incorporation of Right Away Management Corporation, filed with the Delaware Secretary of State on December 18, 2003
3.4*	Bylaws of Right Away Management Corporation
3.5*	Certificate of Incorporation of The Wornick Company Right Away Division, filed with the Delaware Secretary of State on December 18, 2003
3.6*	Bylaws of The Wornick Company Right Away Division
3.7*	Certificate of Limited Partnership of The Wornick Company Right Away Division, L.P., filed with the Delaware Secretary of State on December 22, 2003
3.8*	Agreement of Limited Partnership of The Wornick Company Right Away Division, L.P., entered into as of December 22, 2003
3.9*	Limited Liability Company Operating Agreement of TWC Holding LLC, dated as of June 30, 2004
3.10*	Amendment No. 1 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of August 18, 2004
4.1*	Indenture, dated as of June 30, 2004, by and among the Issuer, the Guarantors and the Trustee
4.2*	Registration Rights Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and Initial Purchasers
4.3*	Form of 10 7/8% Senior Secured Notes due 2011 (included in Exhibit 4.1)
4.4*	Form of Guarantee (included in Exhibit 4.1)
5.1*	Opinion of Winston & Strawn LLP
10.1*	Intercreditor Agreement, dated as of June 30, 2004, among the Trustee and Texas State Bank
10.2*	Security Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and the Trustee, as collateral agent
10.3*	Loan Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and Texas State Bank
10.4*	Revolving Line of Credit Promissory Note, dated June 30, 2004, by the Issuer in favor of Texas State Bank
10.5*	Guaranty (Continuing Debt-Unlimited), dated June 30, 2004, by The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation

10.6*	Security Agreement, dated as of June 30, 2004, by and between the Issuer, the Guarantors and Texas State Bank
10.7*	Pledge Agreement, dated as of June 30, 2004, between TWC Holding LLC and Texas State Bank
10.8*	Pledge Agreement, dated as of June 30, 2004, between the Issuer, The Wornick Company Right Away Division, Right Away Management Corporation and Texas State Bank
10.9*	Assets Purchase and Sale Contract, dated December 3, 2003, by and among the The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, the Issuer, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Issuer
10.10*	Amendment No. 1 to Assets Purchase and Sale Contract, dated May 4, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, the Issuer, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Issuer
10.11*	Amended and Restated Lease Agreement, effective December 30, 1994, between Ronald C. Wornick and Shelf Stable Foods, Inc., as amended and assigned
10.12*	Standard Industrial Lease, dated March 4, 2003, between The Wornick Company Right Away Division, a Nevada corporation, and 270 Sharyland, L.P., as assigned
10.13*	Standard Form Industrial Building Lease (Multi-Tenant), dated March 21, 2003, between The Wornick Company, a Nevada corporation, and First Industrial LP, as assigned
10.14*	Lease Agreement, dated November 29, 1995, between The Wornick Company, a Nevada corporation, and Ronald C. Wornick, as amended and assigned
10.15*	Contract No. SPO300-03-D-Z107 (MRE Contract), effective March 31, 2003, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, a Nevada corporation, as modified and assigned
10.16*	Contract No. SPM300-04-D-Z217 (UGR-A Contract), effective July 19, 2004, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, as modified
10.17	Novation Agreement, entered into as of July 1, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, L.P. and the United States of America
10.18	Amendment of Solicitation/Modification of Contract, signed October 14, 2004, between DCMA San Antonio and The Wornick Company Right Away Division, L.P.
12.1*	Statement re: computation of ratios
21.1*	Subsidiaries of the Issuer
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of The Hanke Group, P.C., Independent Registered Public Accounting Firm
23.3*	Consent of Winston & Strawn LLP (incorporated by reference in Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature pages hereto)
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Clients
99.4*	Form of Letter to Broker-Dealers

*
Previously filed.

Item 22.    Undertakings.

        The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, The Wornick Company has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2004.

THE WORNICK COMPANY
By:	*
	Name:	Larry L. Rose
	Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MCKEON Robert B. McKeon	Chairman of the Board and Director	October 27, 2004
* Larry L. Rose	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2004
* John F. McQuay	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2004
* Thomas J. Campbell	Secretary and Director	October 27, 2004
* General Barry R. McCaffrey (USA Ret.)	Director	October 27, 2004
* Admiral Joseph W. Prueher (USN Ret.)	Director	October 27, 2004
* Admiral Leighton W. Smith (USN Ret.)	Director	October 27, 2004
* Ramzi M. Musallam	Director	October 27, 2004
*By:	/s/ ROBERT B. MCKEON Robert B. McKeon as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, The Wornick Company Right Away Division has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on October 27, 2004.

THE WORNICK COMPANY RIGHT AWAY DIVISION
By:	*
	Name:	Larry L. Rose
	Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MCKEON Robert B. McKeon	Chairman of the Board and Director	October 27, 2004
* Larry L. Rose	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2004
* John F. McQuay	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2004
* Thomas J. Campbell	Secretary and Director	October 27, 2004
* Ramzi M. Musallam	Director	October 27, 2004

*By:	/s/ ROBERT B. MCKEON Robert B. McKeon as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Right Away Management Corporation has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on October 27, 2004.

RIGHT AWAY MANAGEMENT CORPORATION
By:	/s/ HUMBERTO CAVAZOS
	Name:	Humberto Cavazos
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MCKEON Robert B. McKeon	Chairman of the Board and Director	October 27, 2004
/s/ HUMBERTO CAVAZOS Humberto Cavazos	President and Chief Executive Officer (Principal Executive Officer)	October 27, 2004
* John F. McQuay	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2004
* Thomas J. Campbell	Secretary and Director	October 27, 2004
* Larry L. Rose	Director	October 27, 2004
* Ramzi M. Musallam	Director	October 27, 2004
*By:	/s/ ROBERT B. MCKEON Robert B. McKeon as attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, The Wornick Company Right Away Division, L.P. has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McAllen, State of Texas, on October 27, 2004.

THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P.
By:	Right Away Management Corporation, its general partner
By:	/s/ ROBERT B. MCKEON
	Name:	Robert B. McKeon
	Title:	Chairman of the Board and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MCKEON Robert B. McKeon	Chairman of the Board and Director of Right Away Management Corporation, general partner	October 27, 2004
* Thomas J. Campbell	Secretary and Director of Right Away Management Corporation, general partner	October 27, 2004
* Larry L. Rose	Director of Right Away Management Corporation, general partner	October 27, 2004
* Ramzi M. Musallam	Director of Right Away Management Corporation, general partner	October 27, 2004
*By:	/s/ ROBERT B. MCKEON Robert B. McKeon as attorney-in-fact

EXHIBIT INDEX

No.	Description
1.1*	Purchase Agreement, dated June 24, 2004, by and among the Issuer, the Guarantors and Initial Purchasers
3.1*	Certificate of Incorporation of the Issuer, filed with the Delaware Secretary of State on November 24, 2003
3.2*	Bylaws of the Issuer
3.3*	Certificate of Incorporation of Right Away Management Corporation, filed with the Delaware Secretary of State on December 18, 2003
3.4*	Bylaws of Right Away Management Corporation
3.5*	Certificate of Incorporation of The Wornick Company Right Away Division, filed with the Delaware Secretary of State on December 18, 2003
3.6*	Bylaws of The Wornick Company Right Away Division
3.7*	Certificate of Limited Partnership of The Wornick Company Right Away Division, L.P., filed with the Delaware Secretary of State on December 22, 2003
3.8*	Agreement of Limited Partnership of The Wornick Company Right Away Division, L.P., entered into as of December 22, 2003
3.9*	Limited Liability Company Operating Agreement of TWC Holding LLC, dated as of June 30, 2004
3.10*	Amendment No. 1 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of August 18, 2004
4.1*	Indenture, dated as of June 30, 2004, by and among the Issuer, the Guarantors and the Trustee
4.2*	Registration Rights Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and Initial Purchasers
4.3*	Form of 10 7/8% Senior Secured Notes due 2011 (included in Exhibit 4.1)
4.4*	Form of Guarantee (included in Exhibit 4.1)
5.1*	Opinion of Winston & Strawn LLP
10.1*	Intercreditor Agreement, dated as of June 30, 2004, among the Trustee and Texas State Bank
10.2*	Security Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and the Trustee, as collateral agent
10.3*	Loan Agreement, dated as of June 30, 2004, by and among the Issuer, the Guarantors and Texas State Bank
10.4*	Revolving Line of Credit Promissory Note, dated June 30, 2004, by the Issuer in favor of Texas State Bank
10.5*	Guaranty (Continuing Debt-Unlimited), dated June 30, 2004, by The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation
10.6*	Security Agreement, dated as of June 30, 2004, by and between the Issuer, the Guarantors and Texas State Bank
10.7*	Pledge Agreement, dated as of June 30, 2004, between TWC Holding LLC and Texas State Bank
10.8*	Pledge Agreement, dated as of June 30, 2004, between the Issuer, The Wornick Company Right Away Division, Right Away Management Corporation and Texas State Bank
10.9*	Assets Purchase and Sale Contract, dated December 3, 2003, by and among the The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, the Issuer, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Issuer

10.10*	Amendment No. 1 to Assets Purchase and Sale Contract, dated May 4, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, the Issuer, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Issuer
10.11*	Amended and Restated Lease Agreement, effective December 30, 1994, between Ronald C. Wornick and Shelf Stable Foods, Inc., as amended and assigned
10.12*	Standard Industrial Lease, dated March 4, 2003, between The Wornick Company Right Away Division, a Nevada corporation, and 270 Sharyland, L.P., as assigned
10.13*	Standard Form Industrial Building Lease (Multi-Tenant), dated March 21, 2003, between The Wornick Company, a Nevada corporation, and First Industrial LP, as assigned
10.14*	Lease Agreement, dated November 29, 1995, between The Wornick Company, a Nevada corporation, and Ronald C. Wornick, as amended and assigned
10.15*	Contract No. SPO300-03-D-Z107 (MRE Contract), effective March 31, 2003, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, a Nevada corporation, as modified and assigned
10.16*	Contract No. SPM300-04-D-Z217 (UGR-A Contract), effective July 19, 2004, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, as modified
10.17	Novation Agreement, entered into as of July 1, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, L.P. and the United States of America
10.18	Amendment of Solicitation/Modification of Contract, signed October 14, 2004, between DCMA San Antonio and The Wornick Company Right Away Division, L.P.
12.1*	Statement re: computation of ratios
21.1*	Subsidiaries of the Issuer
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of The Hanke Group, P.C., Independent Registered Public Accounting Firm
23.3*	Consent of Winston & Strawn LLP (incorporated by reference in Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature pages hereto)
25.1*	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery
99.3*	Form of Letter to Clients
99.4*	Form of Letter to Broker-Dealers

*
Previously filed.

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TABLE OF CONTENTS
MARKET SHARE, RANKING AND OTHER DATA
TRADEMARKS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE EXCHANGE OFFER
THE EXCHANGE NOTES
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Six-Month Period Ended June 30, 2004
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2003
Notes to Unaudited Pro Forma Consolidated Financial Information
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SECURITY HOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
THE WORNICK COMPANY INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE WORNICK COMPANY CONSOLIDATED BALANCE SHEETS
THE WORNICK COMPANY CONSOLIDATED STATEMENTS OF INCOME
THE WORNICK COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
THE WORNICK COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS
THE WORNICK COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE WORNICK COMPANY CONSOLIDATED BALANCE SHEETS
THE WORNICK COMPANY CONSOLIDATED STATEMENTS OF INCOME
THE WORNICK COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS
THE WORNICK COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Dealer Prospectus Delivery Obligation
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX